                           [BAKER BOTTS LETTERHEAD]


March 29, 2002

00D805.0321

Mr. Michael Pressman
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Pennzoil-Quaker State Company
          Registration Statement on Form S-4
          File No. 333-84640

Mr. Pressman:

     On behalf of Pennzoil-Quaker State Company (the "Company"), we transmit herewith for electronic filing via the EDGAR System under the Securities Act of 1933, as amended (the "Securities Act"), Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") including exhibits, relating to the offer by the Company to exchange (the "Exchange Offer") up to $250,000,000 of registered 10% Senior Notes due 2008 for a like principal amount of currently outstanding 10% Senior Notes due 2008 that were issued in a private placement exempt from registration under the Securities Act.

     Please telephone collect Mr. Darrell W. Taylor (713/229-1313) or the undersigned (713/229-1923) of the firm Baker Botts L.L.P., counsel to the Company, with any questions or comments you may have regarding the enclosed. In addition, please send copies of all correspondence with the Company directly to Mr. Darrell W. Taylor, Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002-4995.

BAKER BOTTS LLP
Securities and Exchange Commission        2                      March 29, 2002



                                              Very truly yours,


                                              BAKER BOTTS L.L.P.



                                              By:   /s/ HELEN KIM
                                                  -----------------
                                                       Helen Kim


Enclosure

cc:  Darrell W. Taylor

  As filed with the Securities and Exchange Commission on March 29, 2002


                                                 Registration No. 333-84640

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                            Amendment No. 1 to


                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                         PENNZOIL-QUAKER STATE COMPANY

            (AND ITS SUBSIDIARIES IDENTIFIED ON THE FOLLOWING PAGE)
             (Exact name of Registrant as specified in its charter)

        Delaware                      5172                 76-0200625
    (State or other       (Primary Standard Industrial  (I.R.S. Employer
      jurisdiction        Classification Code Number) Identification No.)
  of incorporation or
     organization)

                         Pennzoil Place, P.O. Box 2967
                           Houston, Texas 77252-2967
                                 (713) 546-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Linda F. Condit
                     Vice President and Corporate Secretary
                         Pennzoil-Quaker State Company
                         Pennzoil Place, P.O. Box 2967
                           Houston, Texas 77252-2967
                                 (713) 546-4000
           (Name, Address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                               Darrell W. Taylor
                               Baker Botts L.L.P.
                                One Shell Plaza
                           Houston, Texas 77002-4995
                                 (713) 229-1234

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        Table of Additional Registrants

                                                  Primary
           Exact Name of       State or Other     Standard        I.R.S.
           Registrant as       Jurisdiction of   Industrial      Employer
          Specified in its      Incorporation  Classification Identification
              Charter*         or Organization  Code Number       Number
          ----------------     --------------- -------------- --------------
      Blue Coral, Inc.         Delaware        5013           34-1263041

      Jiffy Lube               Delaware        7549           22-2806458
      International, Inc.

      Jiffy Lube International Maryland        7549           52-1462657
      of Maryland, Inc.

      Medo Industries, Inc.    New York        5013           11-2291040

      Pennzoil-Quaker State    Delaware        5172           76-0573245
      Canada Holding Company

      Pennzoil-Quaker State    Delaware        5172           76-0625809
      International
      Corporation

      Q Lube, Inc.             Delaware        7549           52-1422362

--------
* Addresses and telephone numbers of principal executive offices are the same as that of Pennzoil-Quaker State Company.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may change. We may not +
+sell these securities until the registration statement filed with the         +
+Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated March 29, 2002


PRELIMINARY PROSPECTUS

                         PENNZOIL-QUAKER STATE COMPANY

                                  $250,000,000
                                 Offer to Issue

                                   Registered
                           10% Senior Notes Due 2008

                                in Exchange for

                                All Outstanding
                           10% Senior Notes Due 2008

The new notes:
                             The exchange offer:

.. will be freely
  tradeable;

.. are substantially          . expires at 5:00 p.m., New York City time, on
  identical to the old         May 1, 2002, unless extended; and

  notes;

.. will accrue interest at
  the same rate per annum    . is not conditioned upon any minimum aggregate
  as the old notes             principal amount of old notes being tendered.
  payable semi-annually
  in arrears on each May     In addition, you should note that:
  1 and November 1,
  beginning May 1, 2002;     . all old notes that are validly tendered and not
                               validly withdrawn will be exchanged for an
                               equal principal amount of new notes that are
.. will be unsecured and        registered under the Securities Act of 1933;
  will rank equally with
  the old notes that are     . tenders of old notes may be withdrawn any time
  not exchanged and all        before the expiration of the exchange offer;
  other unsecured and          and
  unsubordinated
  indebtedness but will      . the exchange of new notes for old notes in the
  effectively be junior        exchange offer will not be a taxable event for
  to all other secured         U.S. federal income tax purposes.
  indebtedness to the
  extent of the value of
  the assets securing
  that indebtedness; and

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.


.. will not be listed on
  any securities exchange
  or quoted on any
  automated dealer
  quotation system.

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is       , 2002

   In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

   We are offering the notes only in places where offers are permitted.

   You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document.

                               ----------------

                               TABLE OF CONTENTS


                                      Page
                                      ----
Summary.............................    1
Risk Factors........................   15
Use of Proceeds.....................   25
Capitalization......................   26
Selected Historical Consolidated
 Financial Information..............   27
The Exchange Offer..................   29
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   40
Business............................   63
Management..........................   75


                                      Page
                                      ----
Description of Other Debt...........   78
Description of Notes................   82
Book-Entry Settlement and
 Clearance..........................  131
Registration Rights Agreement.......  134
Certain United States Federal Income
 Tax Consequences...................  137
Plan of Distribution................  141
Legal Matters.......................  142
Independent Public Accountants......  142
Where You Can Find More
 Information........................  143


   Pennzoil-Quaker State Company is a Delaware corporation. Our principal executive offices are located at Pennzoil Place, 700 Milam Street, Houston, Texas 77002 and our telephone number at that address is (713) 546-4000. Our website is located at www.pzlqs.com. The information on our website is not part of this prospectus. Our common stock is publicly traded on the New York Stock Exchange under the symbol "PZL."


   In this prospectus, the terms "Pennzoil-Quaker State," "we," "us" and "our" refer to Pennzoil-Quaker State Company and its subsidiaries, and "notes" refers to both the new notes and the old notes.

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                               ----------------

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements which, by definition, involve risks and uncertainties. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

   The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated: general economic, financial and business conditions; energy prices; competition in the motor oil marketing business; base oil prices and supply and demand in the base oil business; the success and costs of advertising and promotional efforts; unanticipated environmental liabilities; changes in and compliance with governmental regulations; changes in tax laws; the costs and effects of legal proceedings; and other risks and uncertainties described under "Risk Factors" or in other documents that we file with the Securities and Exchange Commission, or SEC, and incorporate by reference into this prospectus.

                               ----------------

                            INDUSTRY AND MARKET DATA

   In this prospectus we rely on and refer to information and statistics regarding us and our market share in the sectors in which we compete. We have obtained this information and statistics from various third-party sources, discussions with our customers, and our own internal estimates. We believe that these sources and estimates are reliable, but have not independently verified them and cannot guarantee their accuracy or completeness.

                                    SUMMARY

   This summary highlights information about us and the offering. It does not contain all information that is important to you. We encourage you to read this entire prospectus carefully, including "Risk Factors" beginning on page 15 and the consolidated financial statements and the notes to those statements included in, and incorporated by reference into, this prospectus.

                         PENNZOIL-QUAKER STATE COMPANY

The Exchange Offer and New Credit Facility

   In November 2001, we issued and sold $250 million aggregate principal amount of 10% senior notes due 2008, or old notes. In connection with that sale, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to complete an exchange offer for the old notes. Pursuant to the registration rights agreement, we are offering to issue $250 million aggregate principal amount of our new 10% senior notes due 2008, or new notes, in exchange for a like aggregate principal amount of our old notes. We refer to this offer to issue new notes in exchange for old notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal as the exchange offer. You are entitled to exchange your old notes for new notes. We urge you to read the discussions under the headings "Summary of the Exchange Offer" and "Summary of Terms of the New Notes" in this summary for further information regarding the exchange offer and the new notes.


   In November 2001, we entered into a new $348 million senior secured revolving credit facility. Under this new revolving credit facility, $325 million is available on a revolving basis until November 2, 2004 and $23 million is available on a revolving basis until November 2, 2002. Our obligations under the new revolving credit facility are guaranteed by each of our domestic material subsidiaries. The new revolving credit facility and related guarantees are secured by a perfected first priority security interest in all of our domestic inventories, certain of our domestic receivables, all of our domestic intellectual property, all of the capital stock of each of our direct and indirect domestic material subsidiaries and 66 2/3% of the capital stock of our direct foreign material subsidiaries, with certain exceptions. We urge you to read the discussions under the heading "Description of Other Debt" for further information regarding the new revolving credit facility.


   The proceeds from the old notes and borrowings under the credit agreement were used to repay all of our outstanding borrowings under our previous credit agreement and to pay for fees and expenses related to the sale of the old notes and our entering into the credit agreement.

Recent Developments


   On March 25, 2002, we entered into a definitive agreement with Shell Oil Company, a wholly owned member of the Royal Dutch / Shell Group, under which Shell Oil Company will acquire Pennzoil-Quaker State Company through a cash merger at a price of $22.00 per share. Completion of the transaction is subject to approval by our stockholders and customary reviews by regulatory agencies in the United States and other relevant jurisdictions. It is expected that the transaction will be completed in the second half of 2002. The completion of the transaction will trigger a "change of control" event as defined in the indenture between us and the trustee. Please read the discussion under "Description of Notes--Change of Control" beginning on page 85 for further information.

Company Overview

   We are a leading automotive consumer products and services company in the United States and we market our products worldwide in approximately 90 countries. We manufacture, market and distribute branded lubricants and car care products through traditional retailing channels targeting the do-it-yourself consumer. In addition, we target the do-it-for-me consumer through automotive service centers such as car dealerships, repair shops and fast oil change centers, including our Jiffy Lube(R) fast oil change centers. Our Pennzoil(R) and Quaker State(R) brands hold the #1 and #2 positions, respectively, in the domestic passenger car motor oil market, and our Jiffy Lube(R) brand occupies the #1 position in the fast oil change market. For the year ended December 31, 2001, we generated $2.3 billion of revenues and $200.4 million of EBITDA.

   Our current product, service and brand portfolio includes the following:

                                                                Estimated
                          % of Total    Selected Product or    U.S. Market
   Operating Segment     Revenues (1)    Service Categories    Position (2) Representative Brands
   -----------------     ------------   -------------------    ------------ ---------------------
Lubricants..............     55.0%    Passenger car motor                   Pennzoil(R) and Quaker
                                      oil.....................       1      State(R)
Consumer Products.......     15.2%    Sun shades..............       1      Axius(R)
                                      Organizers..............       1      Axius(R)
                                      Steering wheel covers...       1      Axius(R)
                                      Air fresheners..........       1      Medo(R)
                                      Glass treatments........       1      Rain-X(R)
                                      Tire sealants...........       1      Fix-A-Flat(R)
                                      Tire and wheel care                   Black Magic(R) and
                                      products................       2      Westley's(R)
                                      Seat covers.............       1      Sagaz(R)
                                      Fuel additives..........       2      Gumout(R) and Snap(R)
                                      Appearance products.....       3      Blue Coral(R)
                                      Engine treatments.......       1      Slick 50(R)
Jiffy Lube..............     15.1%    Fast oil change.........       1      Jiffy Lube(R)
International...........     10.5%    Lubricants and consumer
                                      products ...............      NA      Pennzoil(R) and Quaker
                                                                            State(R) motor oil and
                                                                            Pennzoil(R) automotive
                                                                            consumer products
Other...................      4.2%    Supply chain
                                      investments, corporate
                                      and other...............      NA      NA

--------
(1) For the year ended December 31, 2001, net of intercompany eliminations.
(2) Based on management's estimates and data from NPD Group Inc., Information Resources Inc. and major customers.

   Pennzoil-Quaker State Company is the result of the spin-off of the lubricants, consumer products and fast oil change operations of Pennzoil Company and our acquisition of Quaker State Corporation in December 1998.

Competitive Strengths

   Leading U.S. Market Positions. We are a leading manufacturer and marketer of automotive consumer products and provider of automotive services in the United States. Our flagship lubricant brands, Pennzoil(R) and Quaker State(R), are the #1 and #2 selling passenger car motor oils in the United States, with a combined market share of approximately 36% for the year ended December 31, 2001. Pennzoil(R) completed its 15th consecutive year as the nation's #1 selling motor oil. Quaker State(R) has been the nation's #2 selling motor oil in fourteen of the last fifteen years. Our Jiffy Lube business, with 2,157 service centers nationwide at December 31, 2001, is the nation's largest operator and franchiser of fast oil change locations and, together with approximately 790 independently owned Pennzoil "10-Minute Oil Change"(R) centers at December 31, 2001, accounts for approximately half of all domestic chain-operated fast oil change locations. In January 2002, Entrepreneur Magazine reported that Jiffy Lube(R) was the #1 U.S. automotive franchise and the #20 franchise among all U.S. franchises. We are also a market leader in a broad range of automotive consumer car care products, holding the #1 market position in eight of the eleven categories in which we compete.

   Broad Product, Service and Brand Portfolio. We focus on products and services which enhance the comfort and safety of our consumers and the appearance and performance of their automobiles. We offer our customers an extensive selection of products and services, including some of the most recognized brands in the U.S. automotive industry. In October 2000, Pennzoil(R) and Quaker State(R) were ranked as the #1 and #3 automotive brands in 2000 by DSN Retailing Today. In June 2001, Jiffy Lube(R) was designated as the #1 automotive aftercare "SuperBrand" by Brand Week. We devote significant resources to building our already strong brands through advertising, marketing and the development of complementary products and services. Our strong brand portfolio, enhanced through innovation, enables us to position many of our products and services at the premium end of the market. Furthermore, our broad product offerings have enabled us to build a large, loyal customer base, who see us as a single-source supplier.

   Cash Flow Driven by Strong Core Passenger Car Motor Oil Business. For the year ended December 31, 2001, over half of our revenues were derived from our lubricants segment, primarily from the sale of motor oil to the U.S. passenger car market. In 2001, the domestic passenger car motor oil market was estimated to be $3.5 billion. During the last five years, the Pennzoil(R) and Quaker State(R) brands have supplied more than one-third of the total U.S. demand for passenger car motor oils. Our Excel Paralubes partnership provides a low-cost, secure source of feedstock for our lubricants business, while Jiffy Lube serves as a distribution platform for the sale of our motor oil to the fast growing do-it-for-me market. Our significant scale, premium brands and partial vertical integration provide strong fundamentals for generating significant cash flow.

   Multi-Channel Presence. Our broad portfolio of high quality products, premium brands and leading market positions support our strong presence in virtually all of the major domestic distribution channels for automotive consumer products. Our wide product portfolio makes us an attractive supplier to mass merchandisers as well as specialty retailers. Furthermore, we distribute a significant portion of our lubricant products through the do-it-for-me channel, including Jiffy Lube, in which we have a proprietary interest. Our multi-channel presence provides us valuable marketing intelligence and affords us a better opportunity to successfully introduce new products and implement marketing promotions. We also work in partnership with our customers to provide value-added services such as logistics, category management and merchandising solutions, which we believe strengthens our relationships with those customers and provides a solid foundation for growth. For example, in 1999, we received a Vendor of the Year award from O'Reilly Auto Parts and a Vendor of the Year award from Canadian Tire for our Blue Coral(R) products. In 2000, we received a Vendor of the Year award from Wal*Mart for our Axius(R) products, and we received a Vendor of the Year award from Advance Auto Parts and the "Extra Miler Vendor Award" from Autozone for our Blue Coral(R) products. In 2001, we received a Supplier of the Year award from Sam's Club.

   Experienced Management Team with Consumer Products Expertise. We have assembled a management team of seasoned consumer product veterans. Our senior operating professionals have substantial prior experience with such leading consumer products companies as Nabisco, PepsiCo, Anheuser-Busch and Procter & Gamble. On average, members of our operating team have over 20 years of relevant consumer products experience, which, combined with our automotive sector expertise, gives us valuable insight and skill in the execution of our business strategy.

Business Strategy

   Our objective is to be the consumers' first choice for automotive products and services that enhance the car and the driving experience. We expect to achieve this objective by using the following strategies:

   Execute Focused Brand Management. We intend to increase market share by continuing to invest in our key brands. Our marketing plan has been designed to create a strong consumer awareness and "pull," while our strong distribution platform creates a strong "push" for our products. Our marketing plan positions us to grow our product base successfully through product extensions and to improve our results of operations by enhancing our product mix. Many of our brands and products can be extended into complementary uses for the consumer. For example, we recently introduced Rain-X(R) wiper blades and Rain-X(R) Ice-X(TM) de-icer to complement our existing Rain-X(R) glass treatment. We expect that the strong awareness that our brands enjoy in their markets will also enable us to expand our consumer base. We seek to increase household penetration as well as the frequency of use of our products and services, particularly among selected demographic groups, including women and Hispanics. Finally, using existing distribution channels, we seek to sell a broader array of our recognized premium brand names by further penetrating these markets. Together, we expect these efforts to expand the size of our product portfolio while strengthening the positions of our brands and products.

   Develop New Products and Services. New automotive consumer products and services are essential components of our strategy. During the past two years, we have introduced a variety of new products, including Black Magic(R) Total Shine(TM), Rain-X(R) Ice-X(TM) de-icer, Pennzoil(R) Synthetic motor oil with Pennzane(R), Black Magic(R) Tire Tint(TM), Rain-X(R) wiper blades, Quaker State(R) High Mileage Engine(TM) motor oil and Pennzoil(R) Total Care appearance product. In 2001, we received the NorTech "Innovation Award" for Black Magic(R) Total Shine(TM) and received the Popular Mechanics product innovation award for Pennzoil(R) Total Care. We estimate that these and other new products and services introduced during the past two years generated more than 6% of our revenues for the period January to September 2001. Our ongoing goal is to derive at least 10% of our annual revenues from products or services introduced during the immediately preceding two years. To accomplish this goal, we have established an infrastructure, including a funded research and development center and new product development process, that we expect will allow us to more effectively generate new and innovative products. We also believe that we will be able to leverage our relationships with major customers to continue to obtain desirable shelf space and product placement for our new products. In addition to new product development, we intend to expand the range of high-margin ancillary services that we offer at our Jiffy Lube(R) service centers, such as AutoX-ray(TM) computer diagnostics, engine oil analysis and Carfax(TM) automotive history reporting. We believe that our development of innovative new products and services will provide us significant growth.

   Expand Car Care Products Internationally. According to J.D. Power, there are more than 400 million passenger vehicles outside of the United States, which is more than twice the number domestically, and we believe the international market for automotive consumer products is relatively fragmented. To take advantage of opportunities in this market, we have recently restructured and consolidated our international operations to leverage our premium brands, our leading domestic market positions and our strong existing relationships with retail mass merchandisers such as Wal*Mart. We believe that the international packaged consumer products category, including motor oil distributed through traditional retail channels, represents a strong growth opportunity given the relatively low penetration of automotive consumer products in significant markets such as Japan, the United Kingdom, Germany, France and Spain. We expect our expansion efforts to provide increased net sales from our international operations, which were $251.1 million for the year ended December 31, 2001.

   Enhance Customer Relationships. We believe that our customer relations are critical to the success of our business. Our customers rely on our ability to deliver innovative products and service solutions on time and to execute effective merchandising strategies. For larger retail customers, we plan to offer value-added services, such as category management, in-store merchandising programs and vendor managed inventory services similar to those we currently provide to Wal*Mart. For more of our smaller customers, we plan to offer order tracking, direct marketing support and a web-based ordering system, among other services. For example, in 2000 we introduced PQSOpenRoad.com, an on-line business-to-business ordering system targeting small retail and wholesale customers and auto service centers.

   Continue Cost Savings and Strengthen Operations. We have achieved significant cost savings by focusing on merger synergies, general and administrative cost savings initiatives and improved supply-chain management. Since our acquisition of Quaker State at the end of 1998 through the end of 2000, we realized $120 million in cost savings through these initiatives. We have realized additional cost savings in 2001. In 2001, we reduced selling, general, and administrative costs (exclusive of non-recurring charges and advertising) by $52.1 million compared to the same period in 2000. We expect to further refine our cost structure and enhance our operating efficiency by continuing to streamline our national distribution network, making additional improvements in our information systems, seeking improved and more efficient supply chain strategies and further cutting our general and administrative costs.

   Selectively Acquire Complementary Businesses. We intend to continue to evaluate opportunities to acquire businesses with complementary products or services, strong brands, significant market position, international distribution capability or potential cost synergies.

                         Summary of the Exchange Offer

   You should read the discussion under the headings "Summary of Terms of the New Notes" beginning on page 10 and "Description of Notes" beginning on page 82 for further information regarding the new notes.

   We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 29 for further information regarding the exchange offer and resale of the new notes.

Notes Offered...............  $250,000,000 aggregate principal amount of 10%
                              senior notes due 2008. The terms of the new notes and old notes are identical in all material respects, except for transfer restrictions and registration rights relating to the old notes.

The Exchange Offer..........  We are offering the new notes to you in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000. We are issuing the new notes pursuant to the Registration Rights Agreement. See "Registration Rights Agreement."


Expiration Date.............
                              The exchange offer will expire at 5:00 p.m., New York City time, on May 1, 2002, or at a later date and time to which we extend it.


Conditions to the Exchange
 Offer......................
                              We will not be required to accept old notes for exchange if the exchange offer would violate applicable law or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read the section "The Exchange Offer--Conditions to the Exchange Offer" beginning on page 32 for more information regarding the conditions to the exchange offer.

Procedures for Tendering
 Old Notes..................
                              If you wish to participate in the exchange offer, you must complete, sign and date the letter of transmittal and mail or deliver the letter of transmittal, together with your old notes, to the exchange agent. If your old notes are held through The Depository Trust Company, or DTC, you may effect delivery of the old notes by book-entry transfer.

                              In the alternative, if your old notes are held through DTC and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

                              By signing or agreeing to be bound by the letter of transmittal, you will represent to us, among other things, that:

                              . you are not our "affiliate," as defined in Rule 144 of the Securities Act or a broker-dealer tendering old notes acquired directly from us for your own account;

                              .   if you are not a broker-dealer or are a
                                  broker-dealer but will not receive new notes for your own account, you are not engaged in and do not intend to participate in a distribution of the new notes;

                              . you have no arrangement or understanding with any person to participate in the distribution of the new notes or the old notes;

                              . any new notes you receive will be acquired in the ordinary course of your business; and

                              . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, those old notes were acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus, as required by law, in connection with any resale of those new notes.

Procedures for Beneficial
 Owners.....................
                              If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the registered holder and instruct it to tender the old notes on your behalf.

                              If you wish to tender your old notes on your own behalf, you must either arrange to have your old notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your old notes. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
 Procedures.................
                              If you wish to tender your old notes and cannot comply with the requirement to deliver the letter of transmittal and notes or use the applicable procedures under the automated tender offer program of DTC before the expiration date, you must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed Delivery Procedures" on page 36.

Withdrawal Rights...........  Tenders may be withdrawn at any time before 5:00
                              p.m., New York City time, on May 1, 2002.


U.S. Federal Income Tax
 Considerations.............  The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Income Tax Consequences" beginning on page 137.

Use of Proceeds.............  There will be no proceeds from the issuance of the new notes.

Resale of New Notes.........  Based on SEC staff interpretations in no action letters, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

                              .   you are not our "affiliate" within the
                                  meaning of Rule 144 under the Securities Act;

                              . the new note is acquired in the ordinary course of your business; and

                              .   you do not intend to participate in the
                                  distribution of new notes.

                              If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

                              . you cannot rely on these interpretations by the SEC staff; and

                              . you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

                              Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. Please read "The Exchange Offer" on page 29 for more information.


Plan of Distribution........  All broker-dealers who receive new notes in the exchange offer have a prospectus delivery obligation.

                              Based on SEC no-action letters, broker-dealers who acquired the old notes as a result of market-making or other trading activities may use this exchange offer prospectus, as supplemented or amended, in connection with the resale of the new notes.

                              Broker-dealers who acquired the old notes from us may not rely on SEC staff interpretations in no-action letters. Broker-dealers who acquired the old notes from us must comply with the registration and prospectus delivery requirements of the Securities Act including being named as selling noteholders in order to resell the old notes or the new notes.

                               The Exchange Agent

   We have appointed JPMorgan Chase Bank (formerly known as The Chase Manhattan
Bank) as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:


              For Delivery by Mail, Overnight Delivery or by Hand:

                              JPMorgan Chase Bank
                  (formerly known as The Chase Manhattan Bank)
                          2001 Bryan Street, 9th Floor
                              Dallas, Texas 75201

          By Facsimile Transmission (for eligible institutions only):

                                 (214) 468-6494

                              To Confirm Receipt:

                                  214-468-6464

                       Summary of Terms of the New Notes

   The new notes will be freely tradeable and otherwise substantially identical to the old notes. The new notes will not have registration rights. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture.

Issuer......................  Pennzoil-Quaker State Company.

Maturity Date...............  November 1, 2008.

Interest Payment Dates......  May 1 and November 1 of each year, commencing on
                              May 1, 2002.

Optional Redemption.........  The new notes will be redeemable at our option, in whole or in part, at any time on or after November 1, 2005 at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

                              At any time prior to November 1, 2004, we may redeem up to 35% of the original principal amount of the new notes with the proceeds of one or more equity offerings of our common or preferred stock at a redemption price of 110% of the principal amount of the new notes, together with accrued and unpaid interest, if any, to the date of redemption.

Ranking.....................  The new notes will:

                              .   be unsecured;

                              .   be effectively junior to our secured debt;

                              . rank equally with all of our existing and future unsecured unsubordinated debt; and

                              .  be senior to any future subordinated debt.

                              As of December 31, 2001, we had approximately $1,197.9 million of total indebtedness, including capital lease obligations, approximately $931.8 million of which was secured debt.

Guarantees..................  The new notes will be guaranteed by our existing and future subsidiaries that guarantee our new revolving credit facility. The guarantees will be unsecured senior indebtedness of our subsidiary guarantors and will have the same ranking with respect to indebtedness of our subsidiary guarantors as the new notes will have with respect to our indebtedness.

                              Our non-guarantor subsidiaries represented approximately 19% of our revenues, approximately 16% of our operating income and approximately 22% of our

                              EBITDA for the year ended December 31, 2000, and approximately 13% of our revenues, approximately 22% of our operating income and approximately 26% of our EBITDA for the year ended December 31, 2001.

Covenants...................  We will issue the new notes under an indenture with JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

                              .   borrow money;

                              .   incur liens;

                              . increase dividends on our stock, redeem stock or redeem subordinated debt;

                              .   make investments;

                              .   sell assets or sell capital stock of
                                  restricted subsidiaries;

                              .   enter into sale and leaseback transactions;

                              .   guarantee indebtedness;

                              .   merge or consolidate; and

                              .   enter into affiliate transactions.

                              If the new notes are assigned an investment grade rating from Standard & Poor's (at least BBB-) and Moody's Investors Service, Inc. (at least Baa3), our obligation to comply with some of these covenants will "fall-away," even if the new notes are subsequently downgraded. The "fall away," however, will not affect our obligation to comply with the covenants relating to liens, sale and leaseback transactions, and mergers and consolidations.

Mandatory Offers to           Upon the occurrence of a change of control, you
 Purchase...................  will have the right to require us to purchase all or a portion of your new notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

                              In connection with certain asset dispositions, we may be required to use the proceeds from those asset dispositions to make an offer to purchase the new notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 360 days to purchase senior secured indebtedness, to repay indebtedness under our new revolving credit facility (with a corresponding reduction in commitment) or to invest in assets related to our business.

Form of New Notes...........  The new notes will be represented by one or more permanent global securities deposited with DTC. You will not receive certificates for your new notes unless one of the events described under the heading "Book-Entry Settlement and Clearance--Certificated Notes" on page 133 occurs. Instead, beneficial ownership interests in the new notes will be shown on, and transfers of beneficial ownership will be effected only through, book-entry records maintained by DTC.

                                  RISK FACTORS

   Before deciding to participate in the exchange offer, you should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors" beginning on page 15.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are certain of our consolidated financial and operating data. The statement of operations data for the years ended December 31, 1999, 2000, and 2001 and the balance sheet data as of the end of such periods have been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants.

   This information should be read in conjunction with our consolidated financial statements and related notes thereto and the report of our independent public accountants included in our consolidated financial statements incorporated by reference into this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.


                                                       Year Ended
                                                      December 31,
                                            ----------------------------------
                                                  Restated
                                            ----------------------
                                               1999        2000        2001
                                            ----------  ----------  ----------
                                                 (dollars in thousands)
Statement of Operations Data:
REVENUES
Net sales.................................  $2,310,056  $2,381,220  $2,276,154
Other income, net(1)......................      17,229      46,151      38,570
                                            ----------  ----------  ----------
   Total Revenues.........................   2,327,285   2,427,371   2,314,724

COSTS AND EXPENSES
Cost of sales(2)..........................   1,544,032   1,618,501   1,606,329
Selling, general and administrative(3)....     503,787     538,593     489,221
Depreciation and amortization(4)..........     100,462      96,070     110,343
Acquisition related expenses(5)...........      75,077      34,400          --
Charges related to asset disposals(6).....      13,910       9,952          --
Taxes other than income...................      12,897      14,081      18,788
Interest charges..........................      80,588      94,895      92,079
                                            ----------  ----------  ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS
 BEFORE INCOME TAX........................      (3,468)     20,879      (2,036)
Income tax provision......................       7,790      16,595       8,505
                                            ----------  ----------  ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS..     (11,258)      4,284     (10,541)
DISCONTINUED OPERATIONS:
 Loss from operations, net of tax.........    (300,459)    (51,665)         --
 Estimated loss on disposal, net of tax...          --     (40,431)    (22,467)
                                            ----------  ----------  ----------
LOSS BEFORE EXTRAORDINARY ITEM............    (311,717)    (87,812)    (33,008)
Extraordinary item, net of tax............          --          --        (937)
                                            ----------  ----------  ----------
NET LOSS..................................  $ (311,717) $  (87,812) $  (33,945)
                                            ==========  ==========  ==========

                                                       Year Ended
                                                      December 31,
                                            ----------------------------------
                                                  Restated
                                            ----------------------
                                             1999(1)       2000        2001
                                            ----------  ----------  ----------
                                                 (dollars in thousands)
Other Financial Data:
EBITDA(7).................................  $  177,582  $  211,844  $  200,386
Capital expenditures......................      70,604      78,491      51,866
Ratio of earnings to fixed charges(8).....          --        1.18x         --


                                                      As of December 31,
                                               --------------------------------
                                                     Restated
                                               ---------------------
                                                  1999       2000       2001
                                               ---------- ---------- ----------
                                                    (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents..................... $   20,155 $   38,263 $   86,412
Working capital...............................    281,010    275,175    169,082
Total assets..................................  2,738,287  2,801,067  2,696,317
Total debt and capital lease obligations......  1,110,046  1,275,773  1,197,915
Total shareholders' equity....................    961,431    820,979    764,551

--------
(1) Includes pretax charges in 2001 of: (a) $2.8 million associated with the 2001 cost reduction plan and (b) $4.7 million as a result of the currency devaluation in Argentina.
(2) Includes pretax charges of: (a) $4.0 million in 1999 associated with a sales tax audit in the Jiffy Lube segment, $1.0 million for a contract settlement and $0.4 million for a loss on sale of assets and (b) $25.3 million in 2001 associated with the 2001 cost reduction plan and $3.4 million related to the impairment of Jiffy Lube's total investments in CarClub.com and Q-lube Marine.
(3) Includes pretax charges of: (a) $1.4 million in 1999 of restructuring charges; (b) $29.0 million in 2000 associated with the 2000 cost reduction plan and $0.2 million for other matters; and (c) $39.5 million in 2001 associated with the 2001 cost reduction plan, $16.0 million to reflect an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart, $1.2 million to reflect an increase in the allowance for doubtful accounts resulting from the impact of economic uncertainty on certain customers in Argentina and $0.3 million for other matters.
(4) Includes pretax charges of $9.3 million in 2001 associated with the 2001 cost reduction plan.
(5) Includes Quaker State acquisition- and integration-related charges of $75.1 million in 1999 and $34.4 million in 2000. There were no such charges in 2001.
(6) Includes pretax charges of: (a) $13.9 million in 1999 associated with the closure of the Rouseville, Pennsylvania blending and packaging plant and
      (b) $10.0 million in 2000 related to the sales of our Carson, California and San Antonio, Texas blending and packaging plants.
(7) EBITDA is income from continuing operations plus interest charges (net of interest income), income taxes and depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either net income as an indicator of our operating performance or cash flows as an indicator of our profitability or liquidity. EBITDA has been calculated for the periods presented as follows:

                                                              Year Ended
                                                             December 31,
                                                          --------------------
                                                            Restated
                                                          -------------
                                                           1999   2000   2001
                                                          ------  ----- ------
                                                              (dollars in
                                                               millions)
Income (loss) from continuing operations................. $(11.3) $ 4.3 $(10.5)
Plus:
 Interest charges........................................   80.6   94.9   92.1
 Income tax provision....................................    7.8   16.6    8.5
 Depreciation and amortization...........................  100.5   96.1  110.3
                                                          ------  ----- ------
  EBITDA.................................................  177.6  211.9  200.4

  --------
(8) The ratio of earnings to fixed charges has been computed by dividing (a) earnings before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest and undistributed equity earnings (losses) of joint venture by (b) fixed charges, which consist of interest charges (including capitalized interest) plus the portion of rental expense that includes an interest factor. No ratio is shown for 1999 and 2001 because earnings were insufficient to cover fixed charges by $2.0 million in 1999 and $1.2 million in 2001.

                                  RISK FACTORS

   You should carefully consider the risks below before deciding to participate in the exchange offer.

Risks relating to the exchange offer

 If you fail to exchange your old notes, the existing transfer restrictions will remain in effect and the market value of your old notes may be adversely affected because of a smaller float and reduced liquidity.

   If you do not exchange your old notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. Old notes not tendered will remain outstanding and continue to accrue interest but will not retain any rights under the registration rights agreement. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes.


   The tender of old notes under the exchange offer will reduce the principal amount of the old notes. This may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold due to a reduction in liquidity.

Risks relating to our business

 Sudden or sharp raw materials price increases that cannot be passed on to customers may adversely affect our profit margins.

   The raw materials for motor oil and lubricants consist primarily of base oil and additives. Our profitability is sensitive to changes in the costs of these commodity-like raw materials caused by changes in supply or other market conditions, over which we have little or no control. When there are sudden or sharp increases in the cost of base oil or additives, we may not be able to pass on these increases in whole or in part to our customers through retail or wholesale lubricant price increases, or we may be significantly delayed in our ability to do so. Recently, we experienced delays of approximately two months from the date we announced lubricant price increases to the time we began to generate revenues from such price increases. In addition, any rapid or unexpected increase in the price of crude oil directly or indirectly resulting from war, armed hostilities, terrorist acts or other incidents could cause a sudden or sharp increase in the cost of base oil. We cannot assure you that we will be able to pass on to our customers any future increased base oil or additive costs in the form of price increases for our lubricants. Any inability to pass on these costs as price increases to our customers will reduce the profit margin in our lubricants segment. Because our lubricants segment has historically generated over half of our operating income, our profitability on a company-wide basis would be adversely affected.

 A downturn in the economy may delay or reduce consumer purchases of our products, which could adversely affect our revenues.

   Many factors affect the level of consumer spending in the automotive lubricants and consumer products industries, including, among others, general business conditions, interest rates, gasoline prices, the availability of consumer credit and consumer confidence in future economic conditions. Consumer purchases of lubricants, automotive engine treatments and fuel additives and automotive appearance products generally are reduced during recessionary periods when disposable income is lower. Moreover, consumer purchases of discretionary items, such as our Axius(R) and Medo(R) consumer products, could decline even more rapidly for many consumers during recessionary periods. A downturn in the economies in which we sell our products could adversely affect our revenues.

 A reduction in the number of miles driven by automobile owners or an extension in the interval between regular oil changes will adversely affect the demand for our lubricants products and our Jiffy Lube oil change services.

   A reduction in the frequency of oil changes could adversely affect the revenues of our lubricants and Jiffy Lube segments. When the retail cost of gasoline increases, the number of miles driven by automobile owners typically decreases, which results in fewer oil changes. In addition, some automotive manufacturers are increasing the recommended mileage interval between oil changes for newer cars, which could lead to changes in consumer maintenance patterns. A change in consumer maintenance patterns could result in oil changes becoming less frequent.

 If we fail to continue to maintain and develop our brand names, our future revenues could be adversely affected.

   We believe that maintaining and developing our brand names, including Pennzoil(R), Quaker State(R) and Jiffy Lube(R), are critical to our success and that the importance of brand recognition may increase as competitors offer products similar to our products. We incur substantial marketing expenditures to create and maintain brand loyalty as well as increase awareness of our brands. If our brand-building strategy is unsuccessful, these expenses may never be recovered, and we may be unable to increase our future revenues or implement our business strategy.

 An inability to respond to changes in consumer demands in a timely manner could adversely affect our revenues, and a failure to make continuous and successful new product introductions could result in declines in financial performance.

   Our success in general, and in our consumer products segment in particular, depends on our ability to identify, originate and define automotive consumer product trends as well as to anticipate, gauge and react to changing consumer demands in a timely manner. Our automotive consumer products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We cannot assure you that we will be able to continue to develop appealing automotive products or meet changing consumer demands in the future. If we misjudge the market for our products, we may be faced with significant excess inventories for some automotive products and missed opportunities for other products.

   In categories in which we compete, there are frequent introductions of new products and line extensions. If we were not able to identify emerging consumer and technological trends and to maintain and improve the competitiveness of our products, we would lose our market position and there will be an adverse effect on our financial performance. We cannot be sure that we will successfully achieve those goals. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

 Competition in the markets in which we compete is intense and our competitors may develop products more popular with consumers.

   We face intense competition in the product lines and markets in which we compete. Our lubricants and consumer products compete with other brands within their product category and with private label products sold by retailers. We compete with numerous manufacturers, importers and distributors of competing products for the limited space available for the display of these products to the consumer. Moreover, the general availability of contract manufacturing allows new entrants easy access to the consumer products markets in which we compete, which may increase the number of our competitors and adversely affect our competitive position and our business. Many of our competitors' financial, distribution, marketing and other resources are substantially greater than those that we possess.

   The fast oil change business is highly competitive, particularly with respect to price and service. In any given location, Jiffy Lube(R) service centers may encounter competition from national, regional and local companies, many of which have greater financial resources than that of Jiffy Lube.

 We depend on a few customers for a large percentage of our sales.

   Some customers are material to our business and operations. Our five largest customers represented approximately 29% of net sales for the year ended December 31, 2001. Wal*Mart is the largest customer of our lubricants segment (23% of its net sales for the year ended December 31, 2001) and our consumer products segment (32% of its net sales for the year ended December 31, 2001). We do not have long-term purchase agreements or other contractual assurance as to future sales to any major customer. A loss of Wal*Mart or another material customer would adversely affect our revenues and our profitability. In addition, continued consolidation within the retail industry has resulted in an increasingly concentrated retail base. To the extent such consolidation continues to occur, our net sales and profitability may be increasingly sensitive to a deterioration in the financial condition of, or other adverse developments involving our relationship with, one or more customers. As a result of consolidation in the retail industry generally, and the leading market positions of mass merchandisers such as Wal*Mart, our customers are able to exert increasing pressure on us with respect to pricing, product quality and new product introductions. In addition, some customers may outsource various management and marketing functions, which could result in additional distribution costs to us.

 Operations outside the United States expose us to uncertain conditions in overseas markets.

   We believe that our sales outside of the United States, which were 9% of net sales for the year ended December 31, 2001, are likely to increase as a percentage of our total sales. As a result, we will increasingly face the risks created by having foreign operations, including:

  .   economic or political instability in our overseas markets; and

  . fluctuations in foreign currency exchange rates that may make our products more expensive in our foreign markets or negatively impact our sales or earnings.

   These risks could have a significant impact on our ability to sell our products on a timely and competitive basis in foreign markets and may have a material adverse effect on our results of operations or financial position. We may seek to limit foreign currency exchange risks through the use of foreign currency borrowings and foreign currency forward contracts when practical, but cannot be sure that this strategy, if implemented, will be successful. In addition, our operations outside the United States are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, and potentially adverse tax consequences. In addition, our ability to identify, originate and define automotive consumer product trends, as well as gauge and react to changing consumer demands, may be more difficult in foreign markets.

 Our Jiffy Lube business is partly dependent on the ability of our franchisees to deliver high quality services.

   Our Jiffy Lube franchisees are independent contractors and are not our employees. We provide training and support to our franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, not all our franchisees may successfully operate stores in a manner consistent with our standards and requirements or hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and system-wide sales and profitability could decline.

 Our Jiffy Lube business is dependent on our franchisees to open new stores on schedule and build them on suitable sites.

   The growth of our Jiffy Lube segment is partially dependent upon our franchisees' ability to develop new franchised stores. Our existing and potential future franchisees may not have access to the financial resources that they need to open the stores required by their development schedules, or be able to find suitable sites on which to develop new stores. They may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and approvals or meet construction schedules. Any of these problems could slow our growth, impair our strategy and reduce our franchise revenues and profitability.

 We are subject to franchise laws and regulations that govern our status as a franchisor and regulate some aspects of our franchisee relationships. Our ability to develop new franchised stores and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause our franchise revenues to decline and adversely affect our growth strategy.

   Jiffy Lube, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, our Jiffy Lube growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow the Jiffy Lube business through franchising, any impairment of our ability to develop new franchised stores will negatively affect us and our Jiffy Lube growth strategy more than if we planned to develop additional company-owned stores.

 Environmental compliance costs and liabilities could have a material adverse effect on our financial condition.

   Our operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Such laws and regulations can impose fines and criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and decrease the likelihood of accidental hazardous substance releases. We incur, and expect to continue to incur, significant capital and operating costs to comply with environmental laws and regulations.

   We use and generate hazardous substances and wastes in some of our manufacturing operations. In addition, some of our current and former properties are or have been used for industrial purposes. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter interpretation of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations.

 We have recently discontinued some of our operations and announced a cost reduction plan, which could result in charges that reduce the availability of cash for our operations, including payments on the notes.

   As a result of our decision in 2000 to withdraw from the refining business and our subsequent disposal of our refineries and related assets, we have recorded charges related to asset impairments and liabilities incurred, including environmental, contract buyouts, severance and other costs. At December 31, 2001, the remaining accrual for these charges was $46.8 million. Of this amount, we expect $17.8 million to be paid in 2002, $8.0 million to be paid in 2003 and $21.0 million to be paid thereafter.

   In June 2001, we announced our 2001 cost reduction plan. We have incurred $46.3 million in after-tax charges ($77.1 million pretax) through December 31, 2001 in implementing the plan. At December 31, 2001, the remaining accrual for severance expense under the 2000 general and administrative cost reduction plan was $2.3 million, all of which we expect to pay in 2002. At December 31, 2001, the remaining accrual for severance expense under the 2001 cost reduction plan was $19.9 million. Of this amount, we expect $17.1 million to be paid in 2002 and $2.8 million to be paid in 2003.

   Any further or future cash charges in continuing or discontinued operations would reduce the availability of cash to be used for payments on the notes.

 Failure to protect our intellectual property could reduce our competitiveness.

   We rely on trademark, trade secret, patent and copyright law to protect our intellectual property, including our brand names. We cannot be sure that these intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. In addition, laws of some of the foreign countries in which our products are or may be sold do not protect our intellectual property rights to the same extent as the laws of the United States. Our failure to protect our proprietary information, and any successful intellectual property challenges or infringement proceedings against us, could make us less competitive and could have a material adverse effect on our business, operating results and financial condition.

 We depend on key personnel.

   We are dependent on the continuing services of our key management personnel, including James J. Postl, our Chief Executive Officer. The loss of the services of Mr. Postl or other key personnel could have a material adverse affect on our business.

Risks relating to the new notes and our indebtedness

   The risks described below that apply to the new notes also apply to any old notes not tendered for new notes in the exchange offer.

 We have a significant amount of debt, which could adversely affect our ability to operate our business.

   We have a significant amount of debt. As of December 31, 2001, we had approximately $1,197.9 million of total indebtedness, including capital lease obligations, approximately $931.8 million of which was secured debt. We also had a cash balance of $86.4 million intended to fund a significant portion of the repayment of principal of our $104.5 million of 9.40% notes that mature in December 2002. For more information on these obligations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   In addition, as of December 31, 2001, we had $348.0 million available for borrowings and letters of credit under our new revolving credit facility, subject to customary conditions. Subject to the restrictions in our new revolving credit facility and the indenture for the new notes, we may incur additional indebtedness from time to time. The level of our indebtedness could have important consequences, including:

  . limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  . limiting our ability to obtain additional debt financing on satisfactory terms in the future for working capital, capital expenditures, research and development efforts, acquisitions and other general corporate obligations;

  . limiting our flexibility in planning for, or reacting to, competitive and other changes in our industry and economic conditions generally;

  . creating a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

  . exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

  . increasing our vulnerability to general economic downturns and adverse competitive and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged.

   Our ability to make payments on and to refinance our indebtedness, including the new notes, and our ability to fund working capital and planned capital expenditures, will depend on our ability to generate cash in the future. We cannot assure you:

  . that our business will generate sufficient cash flow from operations for these purposes;

  . that future borrowings will be available under our current or future revolving credit facilities in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

  . that we will be able to sell assets or refinance any of our indebtedness on commercially reasonable terms, if at all.

   We cannot assure you that our business will generate sufficient cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations. In addition, factors beyond our control may affect our ability to make these payments and refinancings. These factors include those discussed elsewhere in these risk factors and those listed in the "Forward-Looking Statements" section of this prospectus.

 Restrictive covenants in our indenture and new revolving credit facility may adversely affect us.

   The indenture governing the new notes will contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our ability to:

  . incur additional debt or issue redeemable preferred stock or subsidiary preferred stock;

  .   incur liens;

  .   increase dividends on our common stock;

  .   redeem or repurchase capital stock or subordinated debt;

  . engage in transactions with affiliates, except on an arm's-length basis;

  .   engage in sale and leaseback transactions;

  .   engage in businesses unrelated to our current businesses;

  .   make some types of investments or sell assets; and

  . consolidate or merge with or into, or sell substantially all of our assets to, another person.

   In addition, our new revolving credit facility contains restrictive covenants and also requires us to maintain specified financial ratios and satisfy other financial condition tests. See "Description of Other Debt--New Revolving Credit Facility." Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our new revolving credit facility and/or the new notes. In addition, a default under some of our other debt agreements could also result in a default under our new revolving credit facility and/or the new notes. Upon the occurrence of an event of default under our new revolving credit facility, the lenders could elect to declare all amounts outstanding under our new revolving credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the new revolving credit facility could proceed against the collateral granted to them to secure that indebtedness. We pledged a significant portion of our assets as security under our new revolving credit facility. If the lenders under our new revolving credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our new revolving credit facility and our other indebtedness, including the new notes. A default under our new revolving credit agreement and/or the indenture could cause a default under some of our other debt agreements.

 Although the new notes are referred to as "senior notes," and the subsidiary guarantees are senior obligations of our subsidiaries, each will be effectively subordinated to our secured debt and any secured liabilities of our guaranteeing subsidiaries.

   The new notes will not be secured by any of our assets. As a result, the new notes will effectively rank junior to our secured indebtedness or the secured indebtedness of our guaranteeing subsidiaries to the extent of the assets securing such indebtedness, including all indebtedness under our $348 million new revolving credit facility and our 9.40% notes due 2002, 6.625% notes due 2005, 6.75% notes due 2009, 7.375% debentures due 2029, and some of our international debt. As of December 31, 2001, we had approximately $931.8 million of secured debt and $348 million available for borrowing under our new revolving credit facility, excluding letters of credit. In addition, the indenture governing the new notes will, subject to specified limitations, permit us to incur additional secured indebtedness and your new notes will be effectively junior to any such additional secured indebtedness we may incur. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the new notes only after all such secured indebtedness has been repaid in full from such assets. Likewise, if payment under our secured indebtedness, including the senior revolving credit facility or any of our series of secured notes, were accelerated, then only those lenders and holders of those notes would be entitled to exercise the remedies available to a secured lender under applicable law, and those lenders and holders of those notes will have a claim on our assets before a holder of these new notes. Holders of these new notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the new notes, and potentially with all of our other general creditors. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The guarantees of the new notes will have a similar ranking with respect to secured and unsecured senior indebtedness of the subsidiaries as the new notes do with respect to our secured and unsecured senior indebtedness, as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

 The new notes will be structurally junior to all indebtedness of our subsidiaries that are not guarantors of the new notes.

   You will not have any claim as a creditor against our subsidiaries that are not guarantors of the new notes, and indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims against those subsidiaries. Our non-guarantor subsidiaries represented approximately 19% of our revenues, approximately 16% of our operating income and approximately 22% of our EBITDA for the year ended December 31, 2000, and approximately 13% of our revenues, approximately 22% of our operating income and approximately 26% of our EBITDA for the year ended December 31, 2001. As of December 31, 2001, these subsidiaries had approximately $265 million of outstanding liabilities, including trade payables, but excluding intercompany obligations. In addition, the indenture, subject to certain limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

 We may incur additional indebtedness ranking equal to the new notes.

   If we incur any additional indebtedness that ranks equally with the new notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

 If we attain investment grade status, we will no longer be subject to most of the covenants in our indenture governing the new notes.

   If at any time the new notes receive an "investment grade" rating from Standard & Poor's and Moody's, subject to certain additional conditions, we will no longer be subject to most of the covenants set forth in the indenture. If most of the covenants have ceased to apply to us as a result of achieving such ratings, such covenants will not be restored, even if the new notes were later rated below investment grade by either or both of the rating agencies.

 A subsidiary guarantee could be voided or subordinated because of federal bankruptcy law or comparable foreign and state law provisions.

   Our obligations under the new notes are guaranteed by some of our subsidiaries. Under the federal bankruptcy law and comparable provisions of foreign and state fraudulent transfer laws, one or more of the subsidiary guarantees could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  .   was insolvent or rendered insolvent by reason of such incurrence; or

  . was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

   The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

  . the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .   it could not pay its debts as they become due.

   We cannot be sure as to the standards that a court would use to determine whether or not the guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the new notes would not be voided or the guarantee of the new notes would not be subordinated to that guarantor's other debt.

   If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

   A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor's other debt or take other action detrimental to holders of the new notes.

 We may be unable to purchase the new notes upon a change of control.

   Upon the occurrence of specified change of control events, as described in "Description of Notes," you may require us to repurchase all of your new notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Any purchase of new notes would be funded by available cash or cash generated from other sources. The new revolving credit facility also provides that a change of control will be a default that will permit the lenders to accelerate the maturity of all borrowings thereunder. Any of our future debt agreements may contain similar provisions. Accordingly, we may not be able to satisfy our obligations to purchase your new notes unless we are able to refinance or obtain waivers under the new revolving credit facility and other indebtedness with similar provisions. In addition, even if we were able to refinance that indebtedness, the refinancing may not be on terms favorable to us. We cannot assure you that we will have the financial resources to repurchase your new notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness.

 You cannot be sure that an active trading market will develop for these new notes.

   We have been informed by the initial purchasers of the old notes that they intend to make a market in the new notes if the exchange offer is completed. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for such type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act, and may be limited for the new notes during the exchange offer and the pendency of any shelf registration statement. As a result, you cannot be sure that an active trading market will develop for the new notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the new notes, regardless of our prospects and financial performance.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated by this prospectus, we will receive in exchange old notes in like principal amount. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except as otherwise described herein under "Description of Notes." The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

   We received net proceeds from the sale of the old notes of approximately $237 million after deducting fees and expenses, including fees and expenses related to the new revolving credit facility. We used the net proceeds from the sale of the old notes to repay all of our outstanding borrowings under our old revolving credit facility, which totaled $215 million at November 2, 2001. The average interest rate applicable to these borrowings was 5.7% during 2001. Concurrently with the completion of the sale of the old notes, we replaced our old revolving credit facility with the new revolving credit facility. For information about our new revolving credit facility, see "Description of Other Debt--New Revolving Credit Facility."

                                 CAPITALIZATION

   The following table sets forth information as of December 31, 2001 with respect to our consolidated capitalization after giving effect to the sale of the old notes, the application of the net proceeds from the sale of the old notes and the execution of our new $348 million secured revolving credit facility.

   You should read the information below in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included in, and incorporated by reference into, this prospectus.

                                                               December 31, 2001
                                                               -----------------
                                                                  (dollars in
                                                                   millions)
Cash and cash equivalents ....................................     $   86.4
                                                                   ========
Debt (including current portion)
  New revolving credit facility (1)...........................     $     --
  International debt facilities (2)...........................         24.2
  10.0% notes due 2008, net of discount.......................        248.5
  9.40% senior notes 2002 (3).................................        108.3
  6.625% senior notes 2005....................................         99.8
  6.75% senior notes 2009.....................................        199.2
  Pollution control bonds 2012-2028...........................         50.6
  7.375% debentures due 2029..................................        398.2
  Capital lease obligations...................................         61.6
  Other debt..................................................          7.5
                                                                   --------
  Total debt and capital lease obligations....................      1,197.9
Shareholders' equity..........................................        764.6
                                                                   --------
Total book capitalization.....................................     $1,962.5
                                                                   ========

--------
(1) As of December 31, 2001, we had $348 million available to be drawn under our new revolving credit facility, including up to $175 million for letters of credit. As of December 31, 2001, we had approximately $113 million of outstanding letters of credit.
(2) Consists of borrowings under credit facilities and credit lines for operations in the United Kingdom ($6.7 million), Canada ($7.5 million), Spain ($4.6 million), India ($3.0 million), Peru ($1.8 million), Bolivia ($0.3 million) and other ($0.3 million).
(3) Includes $3.8 million that would have been due to us from a counterparty to an interest rate swap. As a result of a ratings downgrade by Moody's and Standard & Poor's, the coupon on our 8.65% senior notes increased 0.75% to 9.40%. Because our senior unsecured debt has been rated below investment grade by Moody's and Standard & Poor's, each holder of a 9.40% note has the option, at any time, to require us to purchase the note at 100% of the principal amount thereof plus accrued and unpaid interest. We maintain adequate cash balances and/or revolving credit facility capacity for this purpose.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   Set forth below are certain consolidated financial and operating data of Pennzoil-Quaker State Company. The statement of operations data for the five years ended December 31, 2001 and the balance sheet data as of the end of such periods have been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants.

   This information should be read in conjunction with our consolidated financial statements and related notes thereto and the report of our independent public accountants included in our consolidated financial statements incorporated by reference into this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                         Year Ended December 31,
                          ----------------------------------------------------------
                                                        Restated
                                                  ----------------------
                             1997        1998      1999(1)       2000        2001
                          ----------  ----------  ----------  ----------  ----------
                                          (dollars in thousands)
Statement of Operations
 Data:
REVENUES
Net sales...............  $1,252,070  $1,272,365  $2,310,056  $2,381,220  $2,276,154
Other income, net(2)....       9,524      22,794      17,229      46,151      38,570
                          ----------  ----------  ----------  ----------  ----------
 Total Revenues.........   1,261,594   1,295,159   2,327,285   2,427,371   2,314,724

COSTS AND EXPENSES
Cost of sales(3)........     835,019     876,706   1,544,032   1,618,501   1,606,329
Selling, general and
 administrative(4)......     328,196     328,146     503,787     538,593     489,221
Depreciation and
 amortization(5)........      42,873      52,577     100,462      96,070     110,343
Acquisition related
 expenses(6)............          --      10,645      75,077      34,400          --
Asset impairment(7).....          --      29,613          --          --          --
Charges related to asset
 disposals(8)...........          --          --      13,910       9,952          --
Taxes other than
 income.................       7,104       8,330      12,897      14,081      18,788
Affiliated interest.....      56,374      56,372          --          --          --
Interest charges........       5,406      13,571      80,588      94,895      92,079
                          ----------  ----------  ----------  ----------  ----------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS
 BEFORE INCOME TAX......     (13,378)    (80,801)     (3,468)     20,879      (2,036)
 Income tax provision
 (benefit)..............      (1,274)    (36,994)      7,790      16,595       8,505
                          ----------  ----------  ----------  ----------  ----------
INCOME (LOSS) FROM
 CONTINUING OPERATIONS..     (12,104)    (43,807)    (11,258)      4,284     (10,541)
DISCONTINUED OPERATIONS:
Loss from operations,
 net of tax.............     (10,378)    (20,704)   (300,459)    (51,665)         --
Estimated loss on
 disposal, net of tax...          --          --          --     (40,431)    (22,467)
                          ----------  ----------  ----------  ----------  ----------
LOSS BEFORE
 EXTRAORDINARY ITEM.....     (22,482)    (64,511)   (311,717)    (87,812)    (33,008)
Extraordinary item, net
 of tax.................          --          --          --          --        (937)
                          ----------  ----------  ----------  ----------  ----------
NET LOSS................  $  (22,482) $  (64,511) $ (311,717) $  (87,812) $  (33,945)
                          ==========  ==========  ==========  ==========  ==========

                                                Year Ended
                                               December 31,
                          ----------------------------------------------------------
                                                        Restated
                                                  ----------------------
                             1997        1998      1999(1)       2000        2001
                          ----------  ----------  ----------  ----------  ----------
                                          (dollars in thousands)
Other Financial Data:
EBITDA(9)...............  $   91,275  $   41,719  $  177,582  $  211,844  $  200,386
Net cash provided by
 (used in) operating
 activities(10).........          NA    (235,506)     26,039     108,328      89,323
Net cash provided by
 (used in) investing
 activities(10).........          NA     (31,124)     25,259     (95,800)    (25,043)
Net cash provided by
 (used in) financing
 activities(10).........          NA     149,121     (70,988)    101,439    (112,365)
Capital expenditures....      58,146      69,988      70,604      78,491      51,866
Ratio of earnings to
 fixed charges(11)......          --          --          --        1.18x         --

                                          As of December 31,
                         ------------------------------------------------------
                                                      Restated
                                                ---------------------
                            1997        1998       1999       2000      2001
                         ----------  ---------- ---------- ---------- ---------
                                        (dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $    9,132  $   14,899 $   20,155 $   38,263 $  86,412
Working capital.........   (465,847)    256,785    281,010    275,175   169,082
Total assets............  1,600,922   3,111,875  2,738,287  2,801,067 2,696,317
Total debt and capital
 lease obligations......    458,567   1,105,617  1,110,046  1,275,773 1,197,915
Total shareholders'
 equity.................    277,374   1,352,556    961,431    820,979   764,551

--------
(1) On December 30, 1998, we acquired Quaker State Corporation. The increases in net sales, cost of sales, selling, general and administrative expenses, depreciation and amortization and interest charges for 1999 were primarily the result of the Quaker State acquisition.
(2) Includes pretax charges of: (a) $4.7 million in 1998 in international operations, $6.4 million for a write-down of corporate assets and $1.7 million relating to a Jiffy Lube sales tax audit and (b) $2.8 million in 2001 associated with the 2001 cost reduction plan and $4.7 million as a result of the currency devaluation in Argentina.
(3) Includes pretax charges of: (a) $25.0 million in 1998 associated with the voluntary withdrawal and reformulation of Fix-A-Flat(R) tire inflator products and $5.5 million associated with a loss on sale of inventory; (b) $4.0 million in 1999 associated with a sales tax audit in the Jiffy Lube segment, $1.0 million for a contract settlement and $0.4 million for a loss on sale of assets; and (c) $25.3 million in 2001 associated with the 2001 cost reduction plan and $3.4 million related to the impairment of Jiffy Lube's total investments in CarClub.com and Q-Lube Marine.
(4) Includes pretax charges of: (a) $6.2 million in 1998 associated with litigation settlements, $1.1 million associated with international operations and $2.7 million in acquisition-related expenses; (b) $1.4 million in 1999 of restructuring charges; (c) $29.0 million in 2000 associated with the 2000 cost reduction plan and $0.2 million for other matters; and (d) $39.5 million in 2001 associated with the 2001 cost reduction plan, $16.0 million to reflect an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart, $1.2 million to reflect an increase in the allowance for doubtful accounts resulting from the impact of economic uncertainty on certain customers in Argentina and $0.3 million for other matters.
(5) Includes pretax charges of $9.3 million in 2001 associated with the 2001 cost reduction plan.
(6) Includes Quaker State acquisition-and integration-related charges of $10.6 million in 1998, $75.1 million in 1999 and $34.4 million in 2000. There were no such charges in 2001.
(7) Included in depreciation and amortization in our consolidated financial statements. Includes pretax charges of $29.6 million in 1998 associated with the impairment of Jiffy Lube assets required under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of".
(8) Includes pretax charges of: (a) $13.9 million in 1999 associated with the closure of the Rouseville, Pennsylvania blending and packaging plant and
    (b) $10.0 million in 2000 related to the sales of our Carson and San Antonio blending and packaging plants.
(9) EBITDA is income from continuing operations plus interest charges (net of interest income), income taxes and depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to either net income as an indicator of our operating performance or cash flows as an indicator of our profitability or liquidity. EBITDA has been calculated for the periods presented as follows:

                                                    Year Ended
                                                   December 31,
                                         ------------------------------------
                                                           Restated
                                                         -------------
                                          1997    1998    1999   2000   2001
                                         ------  ------  ------  ----- ------
                                               (dollars in millions)
Income (loss) from continuing
 operations............................. $(12.1) $(43.8) $(11.3) $ 4.3 $(10.5)
Plus:
 Interest charges.......................   61.8    69.9    80.6   94.9   92.1
 Income tax provision...................   (1.3)  (37.0)    7.8   16.6    8.5
 Depreciation and amortization..........   42.9    52.6   100.5   96.1  110.3
                                         ------  ------  ------  ----- ------
  EBITDA................................   91.3    41.7   177.6  211.9  200.4

(10) Not available for 1997, a period during which our predecessor operations were conducted through subsidiaries of Pennzoil Company.
(11) The ratio of earnings to fixed charges has been computed by dividing (a) earnings before income taxes, plus fixed charges (excluding capitalized interest), amortization of capitalized interest and undistributed equity earnings (losses) of joint venture by (b) fixed charges, which consist of interest charges (including capitalized interest) plus the portion of rental expense that includes an interest factor. No ratio is shown for 1997, 1998, 1999 and 2001 because earnings were insufficient to cover fixed charges by $15.7 million in 1997, $79.2 million in 1998, $2.0 million in 1999 and $1.2 million in 2001.

                               THE EXCHANGE OFFER

   We are offering to issue new 10% senior notes due 2008 in exchange for a like principal amount of our old 10% senior notes due 2008. We may extend, delay or terminate the exchange offer, and holders of old notes will need to complete the exchange offer documentation related to the exchange.

Purpose and Effect of the Exchange Offer

   We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to file a registration statement relating to an offer to issue the new notes in exchange for old notes as soon as practicable after the closing of the offering and to use our best efforts to have it declared effective within 180 days after issuing the old notes. We are offering the new notes under this prospectus to satisfy those obligations under the registration rights agreement.

   If the exchange offer as contemplated by the registration rights agreement:

  .   is not permitted by applicable law or SEC policy; or

  .   the exchange offer is not, for any reason, completed by May 2, 2002; or

  . the exchange offer has been completed and in the opinion of counsel for the initial purchasers a registration statement must be filed and a prospectus delivered by the initial purchasers in connection with any offering or sale of the old notes;

we will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of old notes. See "Registration Rights Agreement--Shelf Registration Statement."

   To receive transferable new notes in exchange for your old notes in the exchange offer, you, as the holder of that old note, will be required to make the following representations:

  . you are not one of our "affiliates," as defined in Rule 144 of the Securities Act, or a broker-dealer tendering old notes acquired directly from us for your own account;

  . if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for old notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

  . you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes within the meaning of the Securities Act;

  . you are acquiring the new notes in the ordinary course of your business; and

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

Resale of New Notes

   Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each new note issued under the exchange offer may be offered for resale, resold and otherwise transferred by you, the holder of that new note, without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . you are not our "affiliate" within the meaning of Rule 144 under the Securities Act;

  .   the new note is acquired in the ordinary course of your business; and

  .   you do not intend to participate in the distribution of new notes.

   However, the SEC has not considered the legality of our exchange offer in the context of a "no action letter," and there can be no assurance that the SEC staff would make a similar determination with respect to our exchange offer as in other circumstances.

   If you tender old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes:

  .   you cannot rely on these interpretations by the SEC staff; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

   Unless an exemption from registration is otherwise available, any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used by you to offer for resale, resell or otherwise transfer new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. Only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new notes.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

   As of the date of this prospectus, $250 million aggregate principal amount of old notes are outstanding. This prospectus and the letter of transmittal included with this prospectus are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer according to the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the notes.

   We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes.

   Holders tendering old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes, We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important for holders to read the section labeled "--Fees and Expenses" for more details regarding fees and expenses incurred in the exchange offer.

   We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Expiration Date

   The exchange offer will expire at 5:00 p.m., New York City time, on May 1, 2002 unless, in our sole discretion, we extend the exchange offer.


Extensions, Delay in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. During any extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

   To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will also make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion:

  .   to delay accepting for exchange any old notes;

  .   to extend the exchange offer; or

  .   to terminate the exchange offer;

in each case by giving oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

   Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the old notes. If we amend an exchange offer in a manner we determine to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during that period.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

Conditions to the Exchange Offer

   Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC:

  . we will not be required to accept for exchange, or exchange any new notes for, any old notes; and

  . we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made the following:

  . the representations described under "--Purpose and Effect of the Exchange Offer," "--Procedures for Tendering" and "Plan of
      Distribution"; and

  . other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the old notes as promptly as practicable. These conditions are for our sole benefit, and we may assert them or waive them, in whole or in part, at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. In addition, we will not accept for exchange any old notes tendered and will not issue new notes in exchange for any old notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

 How to Tender Generally

   Only a holder of old notes may tender their old notes in the exchange offer. To tender in the exchange offer, you must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under "--Tendering Through DTC's Automated Tender Offer Program."

   To complete a manual tender, you must:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

  . mail or deliver the letter of transmittal or a facsimile of the letter of transmittal to the exchange agent before the expiration date; and

  . deliver and the exchange agent must receive, before the expiration date:

    .   the old notes along with the letter of transmittal; or

    . a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below under "--Book-Entry Transfer."

   If you wish to tender your old notes and cannot comply with the requirement to deliver the letter of transmittal and your old notes or use the automated tender offer program of DTC before the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary--The Exchange Agent" before the expiration date. The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions on your behalf.

 Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC according to DTC's procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

 Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender its old notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent according to its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, stating that:

  . DTC has received an express acknowledgment from a participant in its automated tender offer program that the participant is tendering old notes that are the subject of book-entry confirmation;

  . the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  .   the agreement may be enforced against the participant.

 How to Tender if You Are a Beneficial Owner

   If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either:

  . make appropriate arrangements to register ownership of the old notes in your name; or

  . obtain a properly completed bond power from the registered holder of old notes.

   The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

Signatures and Signature Guarantees

   Except as described below, you must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by:

  .   a member firm of a registered national securities exchange;

  .   a member of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States; or

  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

   The above must be a member of one of the recognized signature guarantee programs identified in the letter of transmittal. No signature guarantee is required if the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new notes are being issued directly to the registered holder of the old notes tendered in the exchange for those new notes; or

  . for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution.

When Endorsements or Bond Powers are Needed

   If the letter of transmittal is signed by a person other than the registered holder of any old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the old notes and a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution must guarantee the signature on the bond power.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. They should also submit evidence of their authority to deliver the letter of transmittal satisfactory to us unless we waive this requirement.

Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we shall determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, and none of the aforementioned will incur liability for failure to give notification. Tenders of old notes will not be deemed made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue New Notes

   In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  . old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at DTC; and

  . a properly completed and duly executed letter of transmittal and all other required documents or properly transmitted agent's message.

Return of Old Notes Not Accepted or Exchanged

   If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the nonexchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Your Representations to Us

   By signing or agreeing to be bound by the letter of transmittal, you will represent that, among other things:

  . you are not our "affiliate" as defined in Rule 144 of the Securities Act or a broker-dealer tendering old notes acquired directly from the Company for your own account;

  . if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for old notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

  . you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes within the meaning of the Securities Act;

  . you are acquiring the new notes in the ordinary course of your business; and

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

Guaranteed Delivery Procedures

   If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if:

  . the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution;

  . before the expiration date, the exchange agent receives from the member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

    . stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered;

    .   stating that the tender is being made; and

    . guaranteeing that, within three business days after the expiration date, the letter of transmittal or facsimile thereof, together with the old notes or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  . the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three business days after the expiration date.

   Upon request to the exchange agent, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your old notes using the guaranteed delivery procedures described above.

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date unless previously accepted for exchange. For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary--The Exchange Agent"; or

  . the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program system.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn (the "Depositor");

  . identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of the old notes;

  . be signed by the Depositor in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee for the old notes to register the transfer into the name of the Depositor withdrawing the tender; and

  . specify the name in which the old notes are to be registered, if different from that of the Depositor.

   If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

   Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Holders may retender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or before the expiration date.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.
   We will pay the cash expenses to be incurred in connection with the exchange offer, including:

  .   SEC registration fees;

  .   fees and expenses of the exchange agent and trustee;

  .   accounting and legal fees and printing costs; and

  .   related fees and expenses.

Transfer Taxes

   We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

  . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a note holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

   If you do not exchange your old notes for new notes in the exchange offer, your notes will remain subject to the existing restrictions on transfer. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  . you are not our "affiliate" within the meaning of Rule 144 under the Securities Act;

  .   you acquired the new notes in the ordinary course of your business; and

  . you have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer.

If you tender in the exchange offer for the purpose of participating in a distribution of the new notes:

  .   you cannot rely on the applicable interpretations of the SEC; and

  . you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

   We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize expenses of the exchange offer over the term of the new notes under accounting principles generally accepted in the United States of America.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

   We may, in the future, seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion is not a complete description of our business affairs. You should read it in conjunction with our financial statements and the notes to those statements, which are included in, and incorporated by reference into, this prospectus.

General

   Pennzoil-Quaker State Company is the result of the spin-off of the lubricants, consumer products and fast oil change operations of Pennzoil Company and our acquisition of Quaker State Corporation in December 1998.

   During 1999, we undertook a strategic review of some of our manufacturing assets and commodity businesses, including our refining assets, non-branded and non-consumer businesses and specialty industrial products businesses. During the review, we evaluated the advantages and disadvantages of these assets and businesses and their strategic importance to our objective. Based on the results of our review, we decided to sell our refining assets and to exit our non-branded and non-consumer businesses and specialty industrial products businesses. Accordingly, our consolidated financial statements have been restated to present the net assets and results of operations of these assets and businesses as discontinued operations. For more information, see "--Non-recurring Charges" and "--Discontinued Operations."

   In the first quarter of 2001, we announced an organizational restructuring of our segments. As a result of the restructuring, our businesses are organized, managed and internally reported under five segments instead of the previously reported three segments, namely lubricants and consumer products, Jiffy Lube, and supply chain investments. We have organized our business by products and services and will report going forward on the following basis:

  .   Lubricants;

  .   Consumer products;

  .   International;

  .   Jiffy Lube; and

  .   Supply chain investments.

   Transactions between our reportable segments are recorded at market. Intersegment sales are primarily from the supply chain investments segment to the lubricants segment, from the lubricants segment to the Jiffy Lube segment and from the consumer products segment to the international and lubricants segments. We exclude interest expense and income tax expense or benefit from segment profit or loss.

   We are equal partners with Conoco Inc. in Excel Paralubes, which operates a base oil processing facility located adjacent to Conoco's refinery in Lake Charles, Louisiana. Conoco operates the plant with support positions staffed primarily by Conoco.

   Our revenues consist of net sales and other income, net. Net sales consist primarily of sales of automotive consumer products, which include motor oils and car care products, to retail and installed customers worldwide. Net sales also include sales from company-owned Jiffy Lube(R) service centers and royalties received from franchisee-operated Jiffy Lube(R) service centers. Other income, net, consists primarily of equity earnings from our Excel Paralubes joint venture, gains and losses from asset sales, revenues from an insurance subsidiary, results of our trade receivables sales program and other miscellaneous items.

   Our largest raw material expenditures are base oils and additives for the lubricants segment. Approximately 50% of our base oil requirements are obtained internally from our Excel Paralubes joint venture. Our remaining requirements are purchased at prices no higher than prevailing market prices. Additives are readily available from a number of specialty chemical companies and, historically, we have obtained additives from a range of suppliers. We manufacture approximately 30% of our automotive consumer products and outsource our remaining manufacturing needs to third-party contractors.

   Under a co-products sale and purchase agreement between Conoco and Excel Paralubes, certain co-products produced at an adjacent Conoco facility are allocated to Excel Paralubes and Conoco based upon Excel Paralubes' feed stream flow rates and compositions. Excel Paralubes recently determined that the measurements of the allocation of co-products between Excel Paralubes and Conoco had been in error since the commencement of Excel's Paralubes operations in 1997. As a result of this error, previously reported pretax income of Excel Paralubes for the year ended December 31, 2000 was overstated by $5.4 million and for the year ended December 31, 1999 was overstated by $1.8 million. Consequently, we have restated previously issued financial statements to reduce our net income for the year ended December 31, 2000 by $1.6 million ($0.02 per share) and for the year ended December 31, 1999 by $0.6 million ($0.00 per share). There was no impact on reported cash flow or cash flows from operations. Under the co-products sale and purchase agreement, no adjustment is required for periods prior to 1999. Our share of results from Excel Paralubes' operations are included in the results of operations of the supply chain investments segment.

Non-recurring Charges

   The following table sets forth the pretax charges we recorded during 1999, 2000 and 2001. A description of each type of material charge follows the table.

                                                                Year Ended
                                                               December 31,
                                                            ------------------
                                                            1999  2000   2001
                                                            ----- ----- ------
                                                               (dollars in
                                                                millions)
Charges related to:
..   Acquisition and integration of Quaker State, and
    strategic review of assets including sale and closure
    of non-strategic assets................................ $89.0 $44.4 $   --
..   2000 general and administrative cost reduction plan....    --  29.0     --
..   2001 cost reduction plan in lubricants, consumer
    products, international segments (including
    depreciation and amortization) and other...............    --    --   77.1
..   Jiffy Lube asset impairment............................    --    --    3.4
..   Write-off of K-Mart receivables........................    --    --   16.0
..   Argentina currency devaluation.........................    --    --    5.9
..   Litigation, loss on sale of assets and other...........   6.8   0.2    0.3
                                                            ----- ----- ------
Total...................................................... $95.8 $73.6 $102.7
                                                            ===== ===== ======

 Acquisition-Related Charges; Strategic Review of Assets

   In connection with the Quaker State acquisition, we incurred acquisition-related costs of $75.1 million in 1999 and $34.4 million in 2000. These charges were primarily the result of the consolidation and closure of various facilities and the resolution of certain geographic overlap conflicts between Jiffy Lube(R) and Q Lube(R) service centers acquired in the Quaker State transaction.

   During 1999, we completed a strategic review of the combined blending, packaging and distribution assets of Pennzoil and Quaker State, including some of our blending and packaging plants. In 2000, the lubricants segment recorded a charge of $10.0 million related to the sale of two of our blending and packaging plants. In 1999, the lubricants segment recorded a charge of $13.9 million related to the closure of the Rouseville blending and packaging plant. See Note 2 of Notes to Consolidated Financial Statements for additional information.

 2000 General and Administrative Cost Reduction Plan Charges

   In 2000, we implemented a general and administrative cost reduction plan. As part of our plan, we decided to reduce the number of our employees and consolidate office space in order to reduce general and administrative expenses. In 2000, we recorded a pretax charge of $29.0 million associated with the plan. The charge was allocated as follows: lubricants-- $8.1 million; consumer products--$2.6 million; international--$0.3 million; Jiffy Lube--$1.0 million; and corporate and other--$17.0 million. Of these charges, $24.6 million relate to severance for approximately 400 administrative and operational employees and the accrual of future lease obligations and consolidation costs of office space in Houston. Also included in the charges was the write-off of obsolete information technology assets. We expect to complete our cost reduction efforts under this plan by the end of 2001.

   Severance payments for the former employees are expected to be paid out over a minimum period of two months and a maximum period of two years. For the year ended December 31, 2000, approximately 400 employees had been terminated under the 2000 cost reduction plan. The accrued liability at December 31, 2000 totaled $13.8 million. The accrued liability at the end of 2000 was reduced by $11.5 million during 2001 and the remaining accrual at December 31, 2001 totaled $2.3 million.

 2001 Cost Reduction Plan Charges

   In 2001, we recorded a $77.1 million charge to accrue costs associated with a restructuring program to reduce costs and streamline operations. As part of the 2001 cost reduction plan, our lubricants segment took steps to reduce manufacturing and selling expense. The consumer products segment consolidated the management and administration of its two marketing groups into one organization in Houston at the end of 2001. The international segment exited low margin operations, facilities and distribution channels. The 2001 charges related to the four operating segments are as follows: lubricants--$16.7 million; consumer products--$22.2 million; international--$34.1 million; and other--$4.1 million. These charges primarily included severance for approximately 670 administrative and operational employees. All of the employees were terminated or were notified of a termination date by December 31, 2001. The severance payments for the former employees are expected to be paid out over a minimum period of two months with a maximum period of up to two years. As a result of these charges, we recorded a liability of $28.1 million to reflect obligations for severance. The remaining total severance accrual at December 31, 2001 was $17.1 million recorded in other current liabilities and $2.8 million recorded in other liabilities. Included in the $34.1 million of charges for the international segment were charges of $6.5 million associated with the impairment of goodwill. These charges are recorded in cost of sales; selling, general and administrative expenses and depreciation and amortization expense in the statement of operations.

 Write-off of K-Mart receivables; Argentina Currency Devaluation

   In 2001, we provided a $16.0 million charge to reflect an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart. We are currently shipping products to K-Mart.

   In 2001, we also provided a $5.9 million charge associated with our operations in Argentina as a direct result of the year-end economic conditions in that country and the subsequent currency devaluation. We have an office and direct operations in Argentina that purchase products primarily from the United States in U.S. dollars and sell locally to customers. Of the $5.9 million in charges, $4.7 million was due to a foreign currency devaluation and $1.2 million was the result of an increase in the allowance for doubtful accounts as a result of the impact of economic uncertainty on certain customers. We are currently considering other changes in the Argentina operations. Options being reviewed include the establishment of local sourcing of products, reduction in size of current operations and change in sales mix between direct and distributor sales. As of January 2002, our current investment in Argentina was approximately $7 million.

Segment Information


                                               Year Ended December 31,
                                           ----------------------------------
                                                 Restated
                                           ----------------------
                                              1999        2000        2001
                                           ----------  ----------  ----------
                                               (Expressed in thousands)
Net Sales
Lubricants(1)............................. $1,379,699  $1,426,604  $1,265,337
Consumer Products.........................    309,044     337,524     351,270
International.............................    214,139     250,587     251,108
Jiffy Lube(2).............................    423,413     331,899     340,823
Supply Chain Investments(3)...............    164,334     277,492     300,569
Other.....................................        296         312         272
Intersegment Sales(4).....................   (180,869)   (243,198)   (233,225)
                                           ----------  ----------  ----------
                                           $2,310,056  $2,381,220  $2,276,154
                                           ==========  ==========  ==========
Operating Income (Loss)(5)
Lubricants................................ $  127,647  $  139,985  $  116,199
Consumer Products.........................     32,167      29,875      (9,291)
International.............................     11,877      11,237     (27,775)
Jiffy Lube(2).............................    (16,435)     23,591      24,180
Supply Chain Investments(3)...............     14,216      28,888      53,080
Charges Related to Asset Disposals and
 Other....................................    (10,544)     (9,472)     (4,087)
                                           ----------  ----------  ----------
                                              158,928     224,104     152,306
Corporate Administrative Expense..........     81,808     108,330      62,263
Interest Expense..........................     80,588      94,895      92,079
Income Tax Provision......................      7,790      16,595       8,505
                                           ----------  ----------  ----------
  Income (Loss) from Continuing
   Operations.............................    (11,258)      4,284     (10,541)
Discontinued Operations:
  Loss from Operations, Net of Taxes......   (300,459)    (51,665)         --
  Estimated Loss on Disposal, Net of
   Taxes..................................         --     (40,431)    (22,467)
                                           ----------  ----------  ----------
    Loss before Extraordinary Item........   (311,717)    (87,812)    (33,008)
  Extraordinary Item(6)...................         --          --        (937)
                                           ----------  ----------  ----------
    Net Loss.............................. $ (311,717) $  (87,812) $  (33,945)
                                           ==========  ==========  ==========
Identifiable Assets(7)
Lubricants................................ $  953,370  $  907,325  $  851,106
Consumer Products.........................    530,500     587,136     598,609
International.............................    170,334     226,308     187,197
Jiffy Lube................................    428,954     385,076     362,877
Supply Chain Investments..................     30,560      27,306      38,211
Net Assets of Discontinued Operations.....     98,134      97,260          --
Other(8)..................................    526,435     570,656     658,317
                                           ----------  ----------  ----------
                                           $2,738,287  $2,801,067  $2,696,317
                                           ==========  ==========  ==========

                                                       Year Ended December 31,
                                                      -------------------------
                                                          Restated
                                                      ----------------
                                                        1999    2000     2001
                                                      -------- ------- --------
                                                      (Expressed in thousands)
Depreciation and Amortization
Lubricants........................................... $ 39,943 $40,095 $ 42,659
Consumer Products....................................   13,289  13,506   15,989
International(9).....................................    5,600   5,954   12,825
Jiffy Lube...........................................   33,060  24,879   25,365
Other................................................    8,570  11,636   13,505
                                                      -------- ------- --------
                                                      $100,462 $96,070 $110,343
                                                      ======== ======= ========
Capital Expenditures
Lubricants........................................... $ 16,600 $30,083 $ 22,802
Consumer Products....................................    2,023   9,342    4,116
International........................................    5,162   4,378    4,036
Jiffy Lube...........................................   18,481  23,033   14,556
Other(10)............................................   28,338  11,655    6,356
                                                      -------- ------- --------
                                                      $ 70,604 $78,491 $ 51,866
                                                      ======== ======= ========

--------
 (1) The decrease in net sales for the lubricants segment in 2001 was primarily due to the sale of non-strategic businesses in 2000 and a decrease in volumes sold.
 (2) The decrease in net sales for the Jiffy Lube segment in 2000 was primarily due to the sale of company-operated centers to franchisees. The operating loss for the Jiffy Lube segment in 1999 is the result of $28.5 million of acquisition expenses and $5.4 million of other charges.
 (3) The increase in net sales for the supply chain investments segment in 2001 and 2000 is primarily due to an increase in base oil prices and an increase in sales to outside parties. The increase in operating income is the result of an increase in earnings from our equity interest in Excel Paralubes.
 (4) The increase in intersegment sales in 2000 compared to 1999 is due to an increase of sales from the supply chain investments segment to the lubricants segment primarily because of higher base oil prices.
 (5) Included in 2001 operating income are charges of $77.1 million related to the our restructuring program, $16.0 million to reflect an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart, $4.7 million as the result of the currency devaluation in Argentina, $1.2 million to reflect an increase in the allowance for doubtful accounts resulting from the impact of economic uncertainty on certain customers in Argentina and $3.7 million related to other matters. 2000 operating income includes $34.4 million in charges related to the acquisition of Quaker State and $29.0 million in charges associated with a general administrative cost reduction effort recorded in corporate administrative expense. 1999 operating income includes $75.1 million in charges related to the acquisition of Quaker State and $6.8 million in charges for restructuring costs and other matters.
 (6) During the year ended December 31, 2001, we chose to purchase and retire $45.4 million face amount of indebtedness which resulted in an after-tax extraordinary charge of $0.9 million ($1.5 million pretax), or $0.01 per share. See Note 5 of Notes to Consolidated Financial Statements for additional information.
 (7) Identifiable assets include equity method investments other than Excel Paralubes of $5.6 million at December 31, 2001, $5.1 million at December 31, 2000 and $4.5 million at December 31, 1999. Our net investment in Excel Paralubes is carried as a credit balance in other liabilities in the consolidated balance sheet. See Note 3 of Notes to Consolidated Financial Statements for more information.
 (8) The increase in other identifiable assets in 2001 compared to 2000 is primarily due to an increase in cash and accounts receivable. Other identifiable assets include consolidated deferred tax assets.
 (9) Included in 2001 depreciation and amortization expense was $6.5 million associated with the impairment of goodwill.
(10) Other capital expenditures primarily consist of building leasehold upgrades.

Results of Operations

 2001 Compared with 2000

   Our net sales in 2001 decreased by $105.1 million, or approximately 4.4%, compared to 2000. The decrease in net sales was primarily a result of the disposition of non-strategic operating assets.

   Loss from continuing operations was $10.5 million, or 13 cents per basic share, in 2001, compared to income from continuing operations of $4.3 million, or 5 cents per basic share in 2000. Results from continuing operations in 2001 included charges of $102.7 million primarily associated with a comprehensive restructuring program in our lubricants, consumer products, and international segments.

   Results from continuing operations in 2000 included charges of $73.6 million. Included in these charges were $10.0 million in charges associated with the sale of our Carson and San Antonio blending and packaging plants, $34.4 million of costs associated with our acquisition of Quaker State, $29.0 million in charges associated with a general and administrative cost reduction plan and $0.2 million for other matters.

   In 2001, we recorded a $77.1 million charge to accrue costs associated with a restructuring program to reduce costs and streamline operations. As part of the 2001 cost reduction plan, our lubricants segment took steps to reduce manufacturing and selling expense. The consumer products segment consolidated the management and administration of its two marketing groups into one organization in Houston at the end of 2001. The international segment exited low margin operations, facilities and distribution channels. The 2001 charges related to the four operating segments are as follows: lubricants--$16.7 million; consumer products--$22.2 million; international--$34.1 million; and other--$4.1 million. These charges primarily included severance for approximately 670 administrative and operational employees. All of the employees were terminated or were notified of a termination date by December 31, 2001. The severance payments for the former employees are expected to be paid out over a minimum period of two months with a maximum period of up to two years. As a result of these charges, we recorded a liability of $28.1 million to reflect obligations for severance. The remaining total severance accrual at December 31, 2001 was $17.1 million recorded in other current liabilities and $2.8 million recorded in other liabilities. Included in the $34.1 million of charges for the international segment were charges of $6.5 million associated with the impairment of goodwill. These charges are recorded in cost of sales; selling, general and administrative expenses and depreciation and amortization expense in the statement of operations.

   In 2000, we implemented a general and administrative cost reduction plan. As part of our plan, approximately 400 employees were terminated and office space was consolidated. In 2000, we recorded a charge of $29.0 million associated with the plan. The accrued liability at December 31, 2000 totaled $13.8 million. The accrued liability at the end of 2000 was reduced by $11.5 million during 2001 and the remaining accrual at December 31, 2001 totaled $2.3 million.

   During 2001, we chose to purchase and retire $45.4 million face amount of our notes due in 2002, and, as a result, recorded an extraordinary charge of $0.9 million ($1.5 million pretax), or $0.01 per share. Reference is made to "--Capital Resources and Liquidity" for additional information.

   Lubricants. Net sales for the lubricants segment were $1,265.3 million in 2001 compared to $1,426.6 million in 2000. The 11.3% decrease in net sales was primarily due to the sale of non-strategic operating assets in 2000 and 2001 and lower sales from remaining assets as a result of continued softness in the passenger car motor oil market. Operating income for the lubricants segment was $116.2 million in 2001 compared to $140.0 million in 2000. Operating income in 2001 included charges of $21.1 million related to the restructuring program and an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart. Operating income in 2000 included charges of $16.2 million related to the Quaker State acquisition. The decrease in operating income is primarily due to lower sales volumes as a result of continued softness in the passenger car motor oil market.

   Consumer Products. Net sales for the consumer products segment were $351.3 million in 2001 compared to $337.5 million in 2000. The 4.1% increase in net sales was primarily due to increased automotive seat cover revenues as a result of the acquisition of Sagaz Industries in early March 2000, partially offset by lower revenues from car wash and car cleaner products. Operating loss for this segment in 2001 was $9.3 million compared to $29.9 million in operating income in 2000. The operating loss for 2001 included charges of $33.8 million related to the restructuring program and an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart. Operating income decreased as a result of lower margins negatively impacted by increased costs, a less profitable product mix and increased promotional activities.

   International. Net sales for the international segment were $251.1 million in 2001 compared to $250.6 million in 2000. Higher lubricant product sales prices and higher consumer car care products volumes due to acquisitions completed in 2000 were partially offset by lower lubricant product sales volumes. Operating loss in the international segment in 2001 of $27.8 million, compared to operating income of $11.2 million in 2000, was primarily the result of restructuring charges, the economic crisis in Argentina and lower product margins partially offset by extensive reductions in selling, general and administrative expenses.

   During 2001, the international segment extensively reviewed and restructured its global operations. This restructuring included the termination of employees, the closure and consolidation of warehouses and customer rationalization. Included in the 2001 results were charges of $34.1 million resulting from the restructuring.

   Also included in the 2001 results were charges of $5.9 million associated with our operations in Argentina as a direct result of the year-end economic conditions in that country and the subsequent currency devaluation. We have an office and direct operations in Argentina that purchase products primarily from the United States in U.S. dollars and sells locally to customers. Of the $5.9 million in charges, $4.7 million was due to a foreign currency devaluation and $1.2 million was the result of an increase in the allowance for doubtful accounts as a result of the impact of economic uncertainty on certain customers. We are currently considering other changes in the Argentina operations. Options being reviewed include the establishment of local sourcing of product, reduction in size of current operations and change in sales mix between direct and distributor sales. As of January 2002, our current investment in Argentina was approximately $7 million.

   Jiffy Lube. Net sales for the Jiffy Lube segment were $340.8 million in 2001 compared to net sales of $331.9 million in 2000. The 2.7% increase in net sales is primarily due to higher comparable store sales resulting from higher average ticket prices attributable to increased sales of additional products and services. System-wide sales increased $81.4 million to $1,267.1 million in 2001 compared to $1,185.7 million in 2000 as a result of an increased number of service centers open and an increase in the average ticket price. System-wide average ticket prices increased to $43.41 in 2001, compared with $40.23 in 2000, also as a result of increased sales of additional products and services. There were 2,157 service centers (including 465 company-operated service centers) open in the United States as of December 31, 2001. Operating income for the Jiffy Lube segment was $24.2 million in 2001 compared to $23.6 million in 2000.

   During 2001, the Jiffy Lube segment acquired 18 centers for $2.3 million in cash and $0.6 million in receivables compared to six centers for $4.3 million in cash in 2000. During 2001, one real estate site was acquired for $0.5 million in cash compared to five real estate sites for $1.4 million in cash and a note payable of $0.1 million in 2000. During 2001, the Jiffy Lube segment sold 21 centers for $2.0 million in cash and notes compared to the sale of 36 centers for $4.7 million in cash and notes in 2000. During 2001, 26 real estate sites were sold for $10.4 million in cash and notes compared to 19 real estate sites for $6.3 million in cash and notes in 2000. In addition, 13 centers were closed in 2001 compared to 38 centers in 2000.

   Supply Chain Investments. Net sales for the supply chain investments segment, primarily intercompany sales to the lubricants segment, were $300.6 million in 2001 compared to net sales of $277.5 million in 2000. The 8.3% increase in net sales in 2001 compared to 2000 was primarily due to higher base oil prices and sales volumes. Other income for the supply chain investments segment for 2001 was $36.5 million compared to $16.2 million for 2000. Other income primarily represents the earnings from our Excel Paralubes partnership with Conoco. Our partnership earnings are recorded using the equity method of accounting. The increase in equity income reflects Excel Paralubes' increased base oil prices and sales volumes. Operating income for this segment was $53.1 million for 2001 compared to $28.9 million for 2000. The increase in income was due to higher equity earnings from Excel Paralubes in 2001 as a result of higher base oil margins and higher volumes in 2001 compared to 2000. Volumes were lower in 2000 as a result of scheduled maintenance downtime at Excel Paralubes in the fourth quarter of 2000.

   Other. Other operating loss for 2001 was $4.0 million compared to operating income of $0.5 million for 2000. The operating loss in 2001 is primarily the result of charges taken for losses related to the sale of receivables and losses incurred in our captive insurance subsidiary that reinsures our workers' compensation, automobile and general liability programs. The decrease in operating income for 2001 compared to 2000 was primarily due to gains on sale of assets in 2000.

   Corporate Administrative Expense. Corporate administrative expenses for 2001 were $62.3 million compared to $108.3 million for 2000. Corporate administrative expenses for 2000 included $38.8 million charges related to a general and administrative cost reduction effort and acquisition related expenses.

2000 Compared with 1999

   Our net sales in 2000 increased by $71.2 million, or 3.1%, to $2,381.2 million, compared to 1999. Net sales increased by 3% in the lubricants segment, 9% in the consumer products segment, 17% in the international segment and 69% in the supply chain investments segment. Net sales in the Jiffy Lube segment decreased 22%, reflecting fewer company-operated service centers in operation during 2000.

   Net income from continuing operations was $4.3 million in 2000 compared to a net loss of $11.2 million in 1999. Results from continuing operations for 2000 included charges of $73.6 million. Included in these charges were $10.0 million related to the sales of our Carson and San Antonio blending and packaging plants, $34.4 million of costs associated with our acquisition of

Quaker State, $29.0 million in charges associated with the 2000 general and administrative cost reduction plan and $0.2 million for other matters. Results from continuing operations for 1999 included charges of $95.8 million. Included in these charges were $75.1 million due to costs associated with the acquisition of Quaker State, $13.9 million due to costs associated with the closure of the Rouseville blending and packaging plant and $6.8 million in restructuring costs and other matters.

   Lubricants. Net sales for the lubricants segment in 2000 increased by $46.9 million, or 3%, to $1,426.6 million, compared to $1,379.7 million in 1999. The increase in nets sales in 2000 compared to 1999 was primarily due to higher average lubricant product prices. Operating income from this segment was $140.0 million for 2000 compared to $127.6 million for 1999. Operating income from this segment in 2000 included $16.2 million of expenses associated with the acquisition of Quaker State. Operating income from this segment in 1999 included $20.5 million of charges associated with the acquisition of Quaker State.

   Consumer Products. Net sales for the consumer products segment in 2000 increased by $28.5 million, or 9%, to $337.5 million, compared to $309.0 million in 1999. The increase in net sales for 2000 compared to 1999 was primarily due to higher product sales volumes. Operating income from this segment was $29.9 million for 2000 compared to $32.2 million for 1999. Operating income in 2000 was reduced by $4.3 million of expenses associated with the acquisition of Quaker State compared to $3.0 million of such expenses in 1999.

   International. Net sales for the international segment were $250.6 million in 2000 compared to net sales of $214.1 million in 1999. The increase in net sales in 2000 compared to 1999 is primarily due to acquisitions completed toward the end of the first quarter of 2000 and higher lubricating product prices. Operating income for this segment was $11.2 million in 2000 compared to $11.9 million in 1999. The decrease in operating income was primarily due to lower margins resulting from higher lubricant costs.

   Jiffy Lube. Net sales recorded by the Jiffy Lube segment decreased 22% in 2000 compared to 1999. The decrease in net sales was primarily due to the sale of company-operated centers to franchisees. Net sales reported by the Jiffy Lube segment consist of sales revenues from company-operated service centers, franchise fees, royalty revenues and rental income. System-wide sales increased $85.2 million to $1,185.7 million in 2000 compared to $1,100.5 million in 1999 as a result of an increased number of service centers open and an increase in the average ticket price. System-wide average ticket prices increased to $40.23 in 2000 compared with $37.49 in 1999 as a result of increased sales of additional products and services. There were 2,143 service centers (including 480 company-operated service centers) open in the United States as of December 31, 2000. Jiffy Lube reported operating income of $23.6 million in 2000 compared to an operating loss of $16.4 million in 1999. Included in 2000 results are charges of $4.3 million for acquisition expenses and in 1999 results are charges of $33.9 million for acquisition, legal and other expenses. The increase in operating income in 2000 is primarily due to higher rent and royalty income and lower selling, general and administrative costs.

   In 2000, the Jiffy Lube segment acquired six centers for $4.3 million in cash compared to 32 centers for $26.2 million in cash in 1999. In 2000, five real estate sites were acquired for $1.4 million in cash and a note payable of $0.1 million compared to none in 1999. In 2000, the Jiffy Lube segment sold 36 centers for $4.7 million in cash and notes compared to the sale of 423 centers for $82.1 million in cash and notes in 1999. In 2000, 19 real estate sites were sold for $6.3 million in cash and notes compared to the sale of four real estate sites for $1.4 million in cash and notes in 1999. In addition, 38 centers were closed in 2000, compared to 120 centers closed in 1999.

   Supply Chain Investments. Net sales for the supply chain investments segment, primarily intercompany sales to the lubricants segment, were $277.5 million in 2000, compared to net sales of $164.3 million in 1999. The 69% increase in net sales in 2000 compared to 1999 was primarily due to higher base oil prices. Other income for the supply chain investment segment in 2000 was $16.2 million compared to $6.4 million in 1999. Other income is primarily the earnings from the Excel Paralubes partnership with Conoco, which is recorded using the equity method of accounting. The increase in equity income also reflects increased margins due to higher base oil prices relative to supply costs. Operating income from this segment was $28.9 million in 2000 compared to $14.2 million in 1999. The increase in operating income was primarily due to higher base oil margins.

   Other. Other operating income in 2000 was $0.5 million, compared to $3.4 million in 1999. The decrease in 2000 compared to 1999 was primarily due to lower income from our captive insurance subsidiary.

   Corporate Administrative Expense. Corporate administrative expenses in 2000 were $108.3 million compared to $81.8 million in 1999. The increase in 2000 compared to 1999 is primarily due to charges associated with a general and administrative cost reduction effort, partially offset by lower merger related expenses.

Discontinued Operations

   Our after-tax loss from discontinued operations was $51.7 million ($85.4 million pretax) for the year ended December 31, 2000 and $300.5 million ($496.6 million pretax) for the year ended December 31, 1999. Our estimated after-tax loss on disposal of discontinued operations was $22.5 million ($37.1 million pretax) in 2001 and $40.4 million ($66.8 million pretax) in 2000.

   During 2000, we completed a strategic review of our manufacturing assets, including our refining assets and speciality business. During the review, we evaluated the strategic and financial advantages and disadvantages we derive from the vertical integration of our manufacturing and marketing capabilities. Based on the results of this review, we began to withdraw from the refining business and to dispose of our refineries and related assets. In 2001 and 2000, we ceased processing crude oil at our Rouseville refinery, and sold the wax processing facilities and related assets at the Rouseville refinery and our interest in the Bareco wax marketing partnership, our share of Penreco, a specialty industrial products partnership with Conoco and our Shreveport refinery to Calumet, thus completing our exit from the refining business. Accordingly, the net assets and results of operations of our refining assets and specialty industrial products businesses have been combined and reported as discontinued operations in the accompanying financial statements.

   The following table presents financial information for discontinued operations. Following the table, we describe some of the actions we have taken as a result of our strategic review.

                                                               Year Ended
                                                              December 31,
                                                          ----------------------
                                                           1999     2000    2001
                                                          -------  -------  ----
                                                              (dollars in
                                                               millions)
Pretax charges related to discontinued operations........ $(490.7) $(150.5)  --

   In January 2002, we entered into an agreement to pay $20.3 million to terminate a contract that had required us to continue to supply feedstocks to operations that had been discontinued and sold. This charge, which represented an increase in the cost originally estimated to terminate this arrangement, was recorded as a 2001 adjustment to the estimated loss on the disposition of discontinued operations. We also increased our estimate of other accruals related to discontinued operations by $10.2 million ($16.8 million pretax) in 2001 and recorded the adjustment as additional estimated loss on disposition. During 2000, as a result of the Shreveport refinery disposition, we recorded a pretax charge of $131.3 million related to
(a) $9.3 million in fixed asset impairments, (b) $34.6 million in environmental costs, (c) $59.1 million for working capital writedowns, (d) $26.7 million in contract buyouts, and (e) $1.6 million in other disposal costs.

   Included in discontinued operations for 1999 is a pretax charge of $445.9 million under SFAS No. 121 to reflect the write-down of our Rouseville and Shreveport refineries. In addition, we also accrued (a) $7.3 million in severance costs (b) $12.0 million in environmental costs for cleanup and removal of tanks and equipment and (c) $14.8 million in other disposal costs.

   We estimate the remaining cash used by these businesses to be $17.8 million in 2002, $8.0 million in 2003 and $21.0 million thereafter.

Disclosures about Market Risk

   We are exposed to market risk, including adverse changes in interest rates, commodity prices and foreign currency exchange rates.

   Interest. At December 31, 2001, the fair value of the our long-term debt was estimated to be $1,037.6 million using quoted market prices or, where such prices were not available, discounted future cash flows based on estimated year-end interest rates of debt with the same remaining average maturities and credit quality. The carrying amount of the long-term debt at December 31, 2001 exceeded its fair value by $98.7 million. A hypothetical 10 percent adverse change in market interest rates relative to the aforementioned securities would not have had a material effect on our results of operations for the fiscal year ended December 31, 2001.

   At December 31, 2001, the fair value of our notes receivable was estimated to be $61.3 million using discounted future cash flows based on estimated year-end interest rates at which similar loans have been made to borrowers with similar credit ratings for the same remaining maturities. The carrying amount of the notes receivable at December 31, 2001 exceeded its fair value by $8.5 million. A hypothetical 10 percent adverse change in market interest rates relative to the aforementioned securities would not have had a material effect on our results of operations for the fiscal year ending December 31, 2001.

   Hedging Activities. We enter into forward exchange contracts to reduce the impact of foreign currency fluctuations on certain monetary liabilities and commitments denominated in foreign currencies. The purpose of entering into these contracts is to minimize the impact of foreign currency fluctuations on the results of operations. The unrealized gains and losses on these contracts are deferred and recognized in the results of operations in the period in which the hedged transaction is consummated. During the year ended December 31, 2001, our Canadian and French subsidiaries entered into Canadian dollar and French franc foreign currency forward contracts to reduce the cash flow variability of U.S. dollar purchases of inventory. We designated these forward contracts as cash flow hedges. Under Statement of Financial Accounting Standards ("SFAS") No. 133, gains and losses on the forward contracts are recorded in other comprehensive income and then reclassified to earnings as the inventory is sold. As of December 31, 2001, we had unrealized gains of $0.1 million associated with outstanding forward currency contracts. As of December 31, 2001, we had $6.3 million of foreign currency forward contracts utilized to minimize foreign currency fluctuations.

   In connection with the issuance of $150.0 million of two-year fixed rate notes in December 2000, we entered into a fixed to floating interest rate swap to maintain our mix of variable rate and fixed rate debt. We designated the swap as a fair value hedge and changes in the fair value are recognized currently in earnings. At December 31, 2001, $104.5 million of the swap remained outstanding and if terminated at that date, we would have received $3.8 million from the swap counterparty.

   In January 2002, we entered into interest rate swaps relating to the $100.0 million of our 6.625% notes due 2005 to adjust the mix of variable rate and fixed rate debt. The swaps were designated as fair value hedges and changes in the fair value will be recognized in earnings.

   Exchange and Commodity Risks. We may seek to limit foreign currency exchange risks through the use of foreign currency borrowings and foreign currency forward contracts when practical. We may seek to limit commodity risks through the use of commodity forward contracts and options when practical. We cannot be sure that these strategies, if implemented, will be successful.

Purchases from Excel Paralubes

   We have a long-term agreement with Excel Paralubes to purchase 50% of its base oil production volume from Excel Paralubes, or approximately 58% of our requirements, at contract rates based on prevailing market prices. If we fail to purchase our contracted minimum volumes from Excel Paralubes, we are obligated to pay to Excel Paralubes the profits that we would have earned had we made such purchases. Base oil purchases from Excel Paralubes, net of rebates, were $163.0 million for 2001, $149.8 million for 2000 and $106.9 million for 1999.

Interest Charges, Net

   Consolidated interest expense of $92.1 million in 2001 decreased $2.8 million, or 3%, compared to 2000, primarily as a result of lower average debt balances and lower interest rates.

   Consolidated interest expense of $94.9 million in 2000 increased $14.3 million, or 18%, compared to 1999. The increase was primarily due to an increase in average long-term debt balances and interest rates.

Capital Resources and Liquidity

   Liquidity. Our ability to satisfy our debt obligations and to pay principal and interest on our debt, fund working capital and make capital expenditures will depend upon our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. Based on current and anticipated levels of operations and conditions in the automotive consumer products markets, we believe that cash flow from operations will be adequate for the foreseeable future to make required payments of interest on debt and fund working capital and capital expenditure requirements. In addition, we have sufficient availability under our credit facilities to fund principal maturities, working capital needs and capital expenditures if necessary. In the event of cash flow constraints, capital expenditures could be postponed to fund other obligations if required. Beginning in the third quarter of 2001, we reduced our dividend to the equivalent of $0.10 per share annually.

   Cash Flow. For purposes of the consolidated statement of cash flows, all highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. The effect of changes in foreign exchange rates on cash balances has been immaterial. We had cash and cash equivalents of $86.4 million at December 31, 2001, $38.3 million at December 31, 2000 and $20.2 million at December 31, 1999. Cash flow generated from operating activities before changes in operating assets and liabilities was $134.4 million for the year ended December 31, 2001, $144.7 million for the year ended December 31, 2000 and $133.8 million for the year ended December 31, 1999. Our cash flow from operations for the year ended December 31, 2001 decreased $19.0 million compared to the same period in 2000, and cash flow from operations for the year ended December 31, 2000 increased $82.3 million compared to the same period in 1999. The decrease in cash provided by operating activities during 2001 is due to an increase in working capital as a result of higher inventories and payments associated with severance and discontinued operations.


   Capital Expenditures. Capital expenditures were $51.9 million in 2001, $78.5 million in 2000 and $70.6 million in 1999. Our 2002 capital budget is estimated to be approximately $80.0 million.

   Net Operating Loss Carryforward. As of December 31, 2001, we had a United States net operating loss carryforward of approximately $471.4 million, which is available to reduce future federal income taxes payable. Additionally, for the purposes of determining alternative minimum tax, an approximate $535.7 million net operating loss is available to offset future alternative minimum taxable income. If not used, these carryovers will expire in years 2009 and 2018 to 2021. In addition, we also have a separate return limitation loss of $4.0 million and an approximate $2.6 million net operating loss which is available to offset alternative minimum taxable income. Utilization of the separate return net operating losses, to the extent generated in separate return years, is limited based on the separate taxable income of the subsidiary, or our successor, generating the loss. If not used, these carryovers will expire in the years 2004 to 2007. A valuation allowance of approximately $1.4 million has been established to offset the portion of the deferred tax asset related to the separate return limitation losses expected to expire before their utilization. In addition, we have approximately $17.0 million of alternative minimum tax credits indefinitely available to reduce regular tax liability to the extent we exceed the related alternative minimum tax otherwise due. All net operating loss and credit carryover amounts are subject to examination by tax authorities. We also have state net operating loss carryforwards, the tax effect of which was approximately $60.8 million as of December 31, 2001. A valuation allowance of approximately $14.6 million has been established to offset the portion of this deferred tax asset related to state tax loss carryforwards expected to expire before their utilization. We have a net deferred tax asset of $302.3 million as of December 31, 2001 and we believes that we will generate sufficient future taxable income to realize this asset.

   Accounts Receivable. Current receivables include trade accounts and notes receivable and are net of allowances for doubtful accounts of $37.0 million at December 31, 2001 and $23.9 million at December 31, 2000. Long-term receivables consist of notes receivable and are net of allowances for doubtful accounts of $0.9 million at December 31, 2001 and $1.8 million at December 31, 2000. In 2001, we provided a $16.0 million charge to reflect an increase in the allowance for doubtful accounts resulting from the Chapter 11 bankruptcy filing of K-Mart and $1.2 million to reflect an increase in the allowance for doubtful accounts resulting from the impact of economic uncertainty on certain customers in Argentina. We are currently shipping products to K-Mart.

   We sell, through our wholly owned subsidiary, Pennzoil Receivables Company ("PRC"), certain of our accounts receivable to a third party. PRC is a limited purpose corporation and its assets are available solely to satisfy the claims of its own creditors and not those of our creditors or our affiliates. The receivables sales facility was renewed in November 2001 and provides for ongoing sales of up to $110.0 million of accounts receivable until April 15, 2002 and $85.0 million thereafter until the facility expires on October 14, 2002. Our net accounts receivable sold under this facility totaled $110.0 million at December 31, 2001 and $149.1 million at December 31, 2000.

   Current receivables included notes receivable of $20.7 million at December 31, 2001 and $15.2 million at December 31, 2000. Other assets included long-term notes receivable of $49.1 million at December 31, 2001 and $36.3 million at December 31, 2000. The long-term receivables are loans that are made to customers to enhance their operations, including updating and replacing signage and acquiring point-of-sale equipment. Each loan requires a promissory note between the customer and us, and most require payment of principal and interest. Similar to other incentive programs, product sales agreements normally accompany the loans. The average interest rate applicable to long-term notes receivable was 5.6% during 2001 and 2000.

   We maintain a lube center receivable purchase and sale agreement, which provides for the sale of certain notes receivable up to $275.0 million to third parties through a wholly owned subsidiary, Pennzoil Lube Center Acceptance Corporation ("PLCAC"). The program is used to assist purchasers of our lubricants products in obtaining favorable long-term financing. The lubricant customers are the primary obligors on the long-term loans. The cumulative sales amount limit was increased in June 2000 from $220.0 million to $275.0 million. The assets of PLCAC are available solely to satisfy the claims of its own creditors and not those of our creditors or our affiliates. The agreement terminates on March 13, 2004 or on the date on which the aggregate purchase price reaches $275.0 million. Through December 31, 2001, we sold a total of $233.3 million of notes receivable under this agreement, of which $145.5 million were outstanding to the third party purchaser at December 31, 2001. Through December 31, 2000, we sold a total of $220.2 million of notes receivable under this agreement, of which $159.0 million were outstanding to the third party purchaser at December 31, 2000.

   Inventory. We had inventory of $199.6 million at December 31, 2001 and $187.0 million at December 31, 2000. The increase in inventory is primarily due to the fourth quarter 2000 scheduled maintenance downtime at Excel Paralubes which forced a drawdown in volumes as usage exceeded production and higher inventory in the consumer products segment in 2001 compared to 2000.

   During 2000, 30% of the domestic lubricants inventory was liquidated as a result of an initiative to reduce overall lubricant and motor oil inventory levels. We began consolidating distribution centers in 2000 and utilizing new forecasting methods in order to decrease the amount of inventory on hand needed to meet customer needs.

   The disposition of our remaining refining assets and specialty industrial products businesses in 2001 resulted in a significant change in the components of our inventory. We no longer purchase crude oil for refining and do not carry crude oil or fuels in inventory. In 2000, the crude oil and fuels inventories were included in discontinued operations. The remaining inventories are primarily base oils, lubricants and consumer products.

   Credit Facilities and Other Obligations. In November 2001, we entered into a $348 million senior secured revolving credit facility. Under the facility, $325 million is available on a revolving basis until November 2, 2004 and $23 million is available on a revolving basis until November 1, 2002. The credit facility also provides for letters of credit and borrowings in currencies other than U.S. Dollars.

   Borrowings under the credit facility bear interest at a rate equal to the sum of the base rate or a Eurodollar rate plus an applicable percentage which is based on our consolidated total leverage ratio, as defined in the credit facility. We had no outstanding borrowings under this new facility at December 31, 2001.

   The credit facility is secured by certain of our receivables, intellectual property (including trademarks, tradenames, copyrights and patents), inventory, and a pledge of our common stock ownership of certain of our major subsidiaries. The credit facility is also unconditionally guaranteed by certain of our subsidiaries. The security and guarantees are shared on an equal basis with certain other debt totalling $931.8 million at December 31, 2001.

   The covenant provisions of the credit facility require us to maintain certain specified financial ratios and consolidated net worth and contain other customary covenants, including covenants which limit our and our subsidiaries' ability to (i) incur additional debt or issue subsidiary preferred stock, (ii) increase aggregate dividends on our capital stock above a certain amount, (iii) redeem or repurchase capital stock, (iv) engage in transactions with affiliates, except on an arms-length basis, (v) create liens or engage in sale and leaseback transactions, (vi) make some types of investments and sell assets, and (vii) consolidate or merge with, or sell substantially all of our assets to, another person. Our ability to meet the financial ratios and tests can be affected by events beyond our control. The breach of these covenants could permit the lenders to declare the loans immediately payable and to terminate future lending commitments. If we were unable to repay those amounts, the lenders under our credit facility could proceed against the collateral granted to them to secure that indebtedness. We were in compliance with all covenant provisions at December 31, 2001.

   In November 2001, we issued $250 million of 10% Senior notes due 2008. Net proceeds of $237 million, after deducting fees and expenses, including fees and expenses related to the new revolving credit facility, were used to pay down all $215 million outstanding under our previous revolving credit facility and increase cash on hand.

   The indenture under which the 10% notes were issued contains covenants that, subject to exceptions, restrict our ability and that of our subsidiaries to (i) incur additional debt or issue subsidiary preferred stock, (ii) increase aggregate dividends on our capital stock above a certain amount, (iii) redeem or repurchase capital stock, (iv) engage in transactions with affiliates, except on an arms-length basis, (v) create liens or engage in sale and leaseback transactions, (vi) make some types of investments and sell assets, and (vii) consolidate or merge with, or sell substantially all of its assets to, another person. Some of the covenants will no longer apply if the notes achieve specified credit ratings. The notes are unconditionally guaranteed by certain of our subsidiaries that also guarantee the credit facility. There are no significant restrictions on the ability of our subsidiaries to make distributions to us. The breach of these covenants could permit the holders to declare the notes immediately payable. We were in compliance with all covenant provisions at December 31, 2001.

   Prior to November 2001, we had a revolving credit facility with a group of banks that provided for up to $450.0 million of committed unsecured revolving credit borrowings through December 13, 2001, with any outstanding borrowings on such date being converted into a term credit facility terminating on December 13, 2002. The revolving credit facility contained a covenant relating to net worth, and we were in compliance as of December 31, 2000. There were borrowings of $195.0 million outstanding under this revolving credit facility at December 31, 2000. The average interest rate applicable to borrowings under the revolving credit facility was 5.7% in 2001 and 7.5% during 2000. The net proceeds of the $250.0 million 10% senior notes due 2008 were used to repay borrowings outstanding under the revolving credit facility and the revolving credit facility was terminated upon completion of that offering.

   Prior to December 2000, we primarily used our commercial paper program to manage our cash flow needs. During December 2000, we began using our revolving credit agreement in place of the commercial paper program. Borrowings under commercial paper facilities totaled $57.7 million at December 31, 2000. The average interest rate applicable to outstanding commercial paper was 6.8% during 2000.

   In December 2000, we issued $150.0 million of 8.65% notes due 2002. Net proceeds of $149.1 million were used to reduce our commercial paper borrowings. The terms of the notes provide that, in the event a rating on our senior unsecured debt falls and remains below investment grade, the coupon on the notes increases 0.75% to 9.40% and each noteholder has the option, at any time on or after June 1, 2001, to require us to purchase its note at 100% of the principal amount thereof plus accrued and unpaid interest. During the year ended December 31, 2001, Standard and Poor's, Moody's and Fitch lowered the senior unsecured debt rating for our debt below investment grade. The notes, which are carried at fair market value due to the interest rate swaps discussed below, are currently trading above 100% face value plus accrued interest. During 2001, we chose to purchase and retire $45.4 million face amount of the 9.40% notes due in 2002 and, as a result, recorded an extraordinary charge of $0.9 million ($1.5 million pretax), or $0.01 per share. As of December 31, 2001, the $108.3 million carrying amount of indebtedness under our 9.40% notes due 2002 (formerly 8.65% notes due 2002) has been classified as short-term. We intend to use cash on hand and cash from operations to retire the notes upon maturity in December 2002.

   In connection with the issuance of $150.0 million of two-year fixed rate notes in 2000, we entered into a fixed to floating interest rate swap to maintain our mix of variable rate and fixed rate debt. We designated the swap as a fair value hedge and changes in the fair value are currently recognized in earnings. If the swap had been terminated at December 31, 2001, we would have received $3.8 million from the swap counterparty. Under SFAS No. 133, the swap is designated as a hedge of the changes in the fair value of the fixed-rate debt attributable to changes in the market interest rates. Beginning January 1, 2001, the swap was recognized at its fair value as an asset in our balance sheet and was marked to fair value through earnings. The interest-related changes in the debt's fair value are also recognized in earnings.

   In connection with the acquisition of Quaker State Corporation in December 1998, we assumed the obligation for $100 million of Quaker State's 6.625% notes due 2005. In January 2002, we entered into interest rate swaps relating to its 6.625% notes due 2005 to adjust the mix of variable rate and fixed rate debt. The swaps were designated as fair value hedges and changes in the fair value will be recognized in earnings.

   Our Canadian subsidiary has a revolving credit facility with two Canadian banks that provides for borrowings of up to US$8.9 million through October 2002. Outstanding borrowings under the credit facility totaled US$7.5 million at December 31, 2001. Previously, the credit facility provided for borrowings of up to US$18.0 million and US$13.3 million was outstanding at December 31, 2000. The average interest rates applicable to amounts outstanding under the credit facility were 5.3% during 2001 and 6.2% during 2000. Principal and interest are payable in Canadian dollars.

   During 2000, our U.K. subsidiary entered into a revolving credit facility with a bank that provides for borrowings of up to US$20.4 million through July 26, 2002. Outstanding borrowings under the credit facility totaled US$6.7 million at December 31, 2001 and US$17.4 million at December 31, 2000. The average interest rate applicable to amounts outstanding under the facility was 6.3% during 2001 and 6.7% during 2000. Principal and interest are payable in pounds sterling.

   Borrowings under the Canadian and U.K. revolving credit facilities are classified as short-term debt.

   We had a total of $50.6 million, net of discount, in pollution control bonds issued by three authorities. Issuances by the Industrial Development Board of the Parish of Caddo, Inc. include $24.6 million issued December 23, 1996, $8.5 million issued December 19, 1997 and $11.8 million, net of discount, issued December 22, 1998. The three issuances are scheduled for retirement on December 1, 2026, December 1, 2027 and December 1, 2028, respectively. Proceeds from the bonds were used to help fund pollution control facilities in Louisiana. The interest rates for the bonds issued in 1996 and 1997 are currently reset weekly and interest is paid monthly. The interest rate is fixed at 5.6% for the bonds issued in 1998 and interest is paid semi-annually. Issuances by the Venango Industrial Development Authority and the Butler County Industrial Development Authority of $3.4 million and $2.3 million, respectively, were issued on December 21, 1982 and are scheduled for retirement on December 1, 2012. The interest rate on both bond issuances is currently reset weekly and interest is paid monthly. Proceeds from the issuances were used to help fund pollution control facilities in Pennsylvania. The average interest rate applicable to our pollution control bonds was 2.9% in 2001 and 4.3% in 2000.

   We have additional credit facilities and credit lines in Australia, Spain, India, Peru, Bolivia and other countries with outstanding borrowings of $10.0 million as of December 31, 2001 and $21.1 million as of December 31, 2000.

   At December 31, 2001, aggregated maturities of long-term debt were $133.7 million for 2002, $0.5 million for 2003, $0.5 million for 2004, $100.5 million for 2005 and $0.3 million for 2006.

   We lease various assets and office space with lease periods of one to 20 years. Additionally, we lease sites and equipment which are subleased to franchisees or used in the operation of our fast oil change service centers. Certain operating and capital lease payments are contingent upon such factors as the consumer price index or the prime interest rate with any future changes reflected in income as accruable. The effects of these changes are not considered material. The typical lease period for the service centers is 20 years.

   Future minimum commitments under noncancellable leasing arrangements as of December 31, 2001 are as follows:

                                                                Amounts Payable
                                                                   as Lessee
                                                               -----------------
                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
                                                                 (Expressed in
                                                                  thousands)
   Year Ending December 31:
     2002..................................................... $12,846 $ 78,682
     2003.....................................................  12,853   70,494
     2004.....................................................  12,574   66,825
     2005.....................................................  11,859   61,525
     2006.....................................................  10,763   56,240
     Thereafter...............................................  30,815  273,716
                                                               ------- --------
       Net minimum future lease payments...................... $91,710 $607,482
                                                               ======= ========

   Off-Balance Sheet Items. We are a party to various financial instruments with off-balance-sheet risk as part of our normal course of business, including financial guarantees and contractual commitments to extend financial guarantees, credit and other assistance to customers, franchisees and other third parties. These financial instruments involve, to varying degrees, elements of credit risk which are not recognized in our consolidated balance sheet.

   Contractual commitments to extend credit and other assistance are in effect as long as certain conditions established in the respective contracts are met. Contractual commitments to extend financial guarantees are conditioned on the occurrence of specified events. Our exposure to credit losses in the event of nonperformance by the other parties to these financial instruments is represented by the contractual or notional amounts. Decisions to extend financial guarantees and commitments and the amount of remuneration and collateral required are based on management's credit evaluation of the counterparties on a case-by-case basis. The collateral held varies but may include accounts receivable, inventory, equipment, real property, securities and personal assets. Since these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

   Together with Conoco, we also maintain a separate agreement with Excel Paralubes to provide support to Excel Paralubes in the event of a liquidity cash flow deficit. Under this agreement, we could be obligated to provide up to $30 million in support. In addition, we have agreed with Conoco, in the event Excel Paralubes has not maintained adequate reserves to make payments in respect of major maintenance expenses, to pay to Excel Paralubes an amount equal to one-half of the maintenance reserve shortfall, which amount will not exceed the amount of the distributions from Excel Paralubes to us measured from the date of the failure to maintain reserves. We provide under our existing corporate insurance program protection for its interest in Excel Paralubes. We maintain both property and liability insurance with reputable and financially viable third-party insurers. We are subject to a retention of $5 million per occurrence for property losses and $10 million per occurrence for liability losses. We would be required to make capital contributions to Excel Paralubes to cover the loss retentions.

   Following are the amounts related to our financial guarantees and contractual commitments to extend financial guarantees, credit and other assistance as of December 31, 2001.

                                                     Amount of Commitment
                                       Contract      Expiration Per Period
                                          or    -------------------------------
                                       Nominal  Less than  1-3    4-5   Over 5
                                       Amounts   1 Year   Years  Years   Years
                                       -------- --------- ------ ------ -------
   Financial guarantees--Excel
    Paralubes........................  $22,462   $   --   $   -- $   -- $22,462
   Financial guarantees--Jiffy Lube..    6,819       --       --     --   6,819
   Financial guarantees--surety
    bonds............................   14,366    1,482    1,942     --  10,942
   Financial guarantees--other.......    4,661      925    1,850  1,850      36
   Commitments to extend financial
    guarantees
     Guarantees of letters of
      credit.........................   34,540       --       --     --  34,540
     Guarantees--Red River...........    6,511      636    1,126    950   3,799
                                       -------   ------   ------ ------ -------
       Total.........................  $89,359   $3,043   $4,918 $2,800 $78,598
                                       =======   ======   ====== ====== =======

   Financial guarantees--Excel Paralubes. Our investment in Excel Paralubes is recorded using the equity method. Accordingly, the assets and liabilities, including debt, are not consolidated in our balance sheet. Excel Paralubes' debt outstanding on December 31, 2001 totalled $597.3 million. This debt is non-recourse to us except for a debt service reserve of $22.5 million as of December 31, 2001, which could increase to as much as $28 million over the next seven years.


   Financial guarantees--Jiffy Lube. The financial guarantees include guarantees made on behalf of Jiffy Lube franchisees primarily with respect to real estate lease payment guarantees.

   Financial guarantees--Surety Bonds. In the normal course of business, we have certain performance obligations that are supported by surety bonds. The surety bonds guarantee that we or our subsidiaries will carry out contract obligations that we have agreed to perform, or will compensate other parties to the contract for losses resulting from our failure to perform. As of December 31, 2001, we maintained surety bonds in the aggregate amount of approximately $14.4 million for performance obligations that have not otherwise been recorded on our balance sheet.

   Guarantees of letters of credit. Substantially all the financial guarantees relating to letters of credit are associated with a lube center receivable purchase and sale facility ($33.0 million at December 31, 2001) that we maintain through PLCAC. We issue letters of credit to the financial institution holding the lubricants customers' notes receivable guaranteeing 15% of the total receivables sold to the financial institution.


   Asset Sales. We received net proceeds from asset sales of $112.6 million during 2001, of which $95.2 million was related to discontinued operations. We received net proceeds from asset sales of $77.0 million in 2000, of which $28.0 million was related to discontinued operations. The proceeds from all of these asset sales have been used principally to reduce indebtedness.

   Environmental. We are subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as CERCLA, the Resource Conservation and Recovery Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. We have not used discounting in determining its accrued liabilities for environmental remediation, and no claims for possible recovery from third-party insurers or other parties related to environmental costs have been recognized in our consolidated financial statements. We adjust the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

   We and certain of our subsidiaries are alleged to be potentially responsible parties ("PRPs") in matters arising under CERCLA or similar state legislation with respect to various waste disposal areas owned or operated by third parties. In addition, we and certain of our subsidiaries are involved in other environmental remediation activities, including the removal, inspection and replacement, as necessary, of underground storage tanks. We do not currently believe there is a reasonable possibility of incurring additional material costs in excess of the current accruals recognized for such environmental remediation activities. With respect to the sites in which we or our subsidiaries are PRPs, our conclusion is based in large part on (i) the availability of defenses to liability, including the availability of the "petroleum exclusion" under CERCLA and similar state laws, and/or (ii) our current belief that our share of wastes at a particular site is or will be viewed by the EPA or other PRPs as being de minimis. As a result, our monetary exposure is not expected to be material beyond the amounts reserved.

   Liabilities for environmental expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.


   Litigation. We and our subsidiaries are involved in various claims, lawsuits and other proceedings relating to a wide variety of matters incident to the ordinary course of business. We currently believe that the outcome of all pending legal proceedings in the aggregate should not have a material adverse effect on our financial position or results of operations. It is possible, however, that charges could be required that would be significant to the operating results of a particular period.

Discussion of Critical Accounting Policies

   In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management's most difficult, subjective and complex judgements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

   Revenue Recognition. Sales are recognized when revenue is realized or realizable and has been earned, generally at the time that product title passes to the customer. Net sales reflect units shipped at selling list prices reduced by discounts and allowances. We have various sales incentive-based arrangements with customers including performance rebates, cooperative advertising programs and other incentive programs. For "off-invoice" programs such as volume, cash, freight or any other discount that are taken directly off the customer's invoice, both revenues and receivables are reduced. For certain other programs, such as cooperative advertising programs, we estimate a reduction in revenues and record a liability based on historical participation factors. Sales discounts and allowances included in other current liabilities at December 31, 2001 was $31.3 million and at December 31, 2000 was $32.9 million.

   Inventories. Inventories are stated at the lower of cost or market value. Cost is principally determined by the average cost method. The physical condition (e.g., age and quality) of the inventories is considered in establishing its valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations.

   Property, Plant and Equipment and Intangible Assets. Property, plant and equipment is initially recorded at cost and depreciation is computed using either straight-line or accelerated methods over the estimated useful lives of such assets. Through December 31, 2001, goodwill and tradenames were amortized on a straight-line basis over periods ranging from 20 to 40 years. Changes in circumstances such as technological advances, changes to our business model or changes in our capital strategy can result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property, plant and equipment, goodwill or tradenames should be shortened, we would depreciate the net book value in excess of the salvage value over its revised remaining useful life thereby increasing depreciation expense. Factors such as changes in the planned use of fixtures or software or closing of facilities could result in shortened useful lives.

   Long-lived assets, including fixed assets, goodwill and other intangibles, are reviewed by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable through estimated future cash flows from that asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to its business model or changes in its operating performance. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.

   In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, which requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS No. 142 requires that we identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidelines in SFAS No. 142. SFAS No. 142 was adopted on January 1, 2002 and applied to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. It also requires that we complete a transitional goodwill impairment test within six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS No. 142. We expect that beginning in 2002 approximately $36.7 million in annual goodwill amortization will no longer be required to be expensed. We expect no material effect on our financial statements relating to the impairment provisions of SFAS No. 142.

   Pension Benefits. We sponsor pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and the rate of future compensation increases that we determine within certain guidelines. In addition, our actuarial consultants also use subjective factors such as withdrawal and mortality rates to estimate these factors. The actuarial assumptions we use may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. These differences may result in a significant impact to the amount of pension expense we record. Due to decreases in interest rates and declines in the income of assets in the plans, it is expected that the pension expense for 2002 will be significantly higher than in recent years. Due to increases in the health care costs trend rates, it is expected that postretirement costs for 2002 will be higher than in recent years.

Other Matters

   We do not currently consider the impact of inflation to be significant in the businesses in which we operate.

                                    BUSINESS

Company Overview

   We are a leading automotive consumer products and services company in the United States and we market our products worldwide in approximately 90 countries. We manufacture, market and distribute branded lubricants and car care products through traditional retailing channels targeting the do-it-yourself consumer. In addition, we target the do-it-for-me consumer through automotive service centers such as car dealerships, repair shops and fast oil change centers, including our Jiffy Lube(R) fast oil change centers. Our Pennzoil(R) and Quaker State(R) brands hold the #1 and #2 positions, respectively, in the domestic passenger car motor oil market, and our Jiffy Lube(R) brand occupies the #1 position in the fast oil change market. For the year ended December 31, 2001, we generated $2.3 billion of revenues and $200.4 million of EBITDA.

   Our current product, service and brand portfolio includes the following:

                                                                Estimated
                          % of Total    Selected Product or    U.S. Market
   Operating Segment     Revenues (1)    Service Categories    Position (2)    Representative Brands
   -----------------     ------------   -------------------    ------------    ---------------------
Lubricants..............     55.0%    Passenger car motor                   Pennzoil(R) and Quaker
                                      oil.....................       1      State(R)
Consumer Products.......     15.2%    Sun shades..............       1      Axius(R)
                                      Organizers..............       1      Axius(R)
                                      Steering wheel covers...       1      Axius(R)
                                      Air fresheners..........       1      Medo(R)
                                      Glass treatments........       1      Rain-X(R)
                                      Tire sealants...........       1      Fix-A-Flat(R)
                                      Tire and wheel care                   Black Magic(R) and
                                      products................       2      Westley's(R)
                                      Seat covers.............       1      Sagaz(R)
                                      Fuel additives..........       2      Gumout(R) and Snap(R)
                                      Appearance products.....       3      Blue Coral(R)
                                      Engine treatments.......       1      Slick 50(R)
Jiffy Lube..............     15.1%    Fast oil change.........       1      Jiffy Lube(R)
International...........     10.5%    Lubricants and consumer
                                      products................      NA      Pennzoil(R) and Quaker
                                                                            State(R) motor oil and
                                                                            Pennzoil(R) automotive
                                                                            consumer products
Other...................      4.2%    Supply chain
                                      investments, corporate
                                      and other...............      NA      NA

--------
(1) For the year ended December 31, 2001, net of intercompany eliminations.
(2) Based on management's estimates and data from NPD Group Inc., Information Resources Inc. and major customers.

   Pennzoil Quaker State Company is the result of the spin-off of the lubricants, consumer products and fast oil change operations of Pennzoil Company and our acquisition of Quaker State Corporation in December 1998.

Competitive Strengths

   Leading U.S. Market Positions. We are a leading manufacturer and marketer of automotive consumer products and provider of automotive services in the United States. Our flagship lubricant brands, Pennzoil(R) and Quaker State(R), are the #1 and #2 selling passenger car motor oils in the United States, with a combined market share of approximately 36% for the year ended December 31, 2001. Pennzoil(R) completed its 15th consecutive year as the nation's #1 selling motor oil. Quaker State(R) has been the nation's #2 selling motor oil in fourteen of the last fifteen years. Our Jiffy Lube business, with 2,157 service centers nationwide at December 31, 2001, is the nation's largest operator and franchiser of fast oil change locations and, together with approximately 790 independently owned Pennzoil "10-Minute Oil Change(R)" centers at December 31, 2001, accounts for approximately half of all domestic chain-operated fast oil change locations. In January 2002, Entrepreneur Magazine reported that Jiffy Lube(R) was the #1 U.S. automotive franchise and the #20 franchise among all U.S. franchises. We are also a market leader in a broad range of automotive consumer car care products, holding the #1 market position in eight of the eleven categories in which we compete.

   Broad Product, Service and Brand Portfolio. We focus on products and services which enhance the comfort and safety of our consumers and the appearance and performance of their automobiles. We offer our customers an extensive selection of products and services, including some of the most recognized brands in the U.S. automotive industry. In October 2000, Pennzoil(R) and Quaker State(R) were ranked as the #1 and #3 automotive brands in 2000 by DSN Retailing Today. In June 2001, Jiffy Lube(R) was designated as the #1 automotive aftercare "SuperBrand" by Brand Week. We devote significant resources to building our already strong brands through advertising, marketing and the development of complementary products and services. Our strong brand portfolio, enhanced through innovation, enables us to position many of our products and services at the premium end of the market. Furthermore, our broad product offerings have enabled us to build a large, loyal customer base, who see us as a single-source supplier.

   Cash Flow Driven by Strong Core Passenger Car Motor Oil Business. For the year ended December 31, 2001 over half of our revenues were derived from our lubricants segment, primarily from the sale of motor oil to the U.S. passenger car market. In 2001, the domestic passenger car motor oil market was estimated to be $3.5 billion. During the last five years, the Pennzoil(R) and Quaker State(R) brands have supplied more than one-third of the total U.S. demand for passenger car motor oils. Our Excel Paralubes partnership provides a low-cost, secure source of feedstock for our lubricants business, while Jiffy Lube serves as a distribution platform for the sale of our motor oil to the fast growing do-it-for-me market. Our significant scale, premium brands and partial vertical integration provide strong fundamentals for generating significant cash flow.

   Multi-Channel Presence. Our broad portfolio of high quality products, premium brands and leading market positions support our strong presence in virtually all major domestic distribution channels for automotive consumer products. Our wide product portfolio makes us an attractive supplier to mass merchandisers as well as specialty retailers. Furthermore, we distribute a significant portion of our lubricant products through the do-it-for-me channel, including Jiffy Lube, in which we have a proprietary interest. Our multi-channel presence provides us valuable marketing intelligence and affords us a better opportunity to successfully introduce new products and implement marketing promotions. We also work in partnership with our customers to provide value-added services such as logistics, category management and merchandising solutions, which we believe strengthens our relationships with those customers and provides a solid foundation for growth. For example, in 1999, we received a Vendor of the Year award from O'Reilly Auto Parts and a Vendor of the Year award from Canadian Tire for our Blue Coral(R) products. In 2000, we received a Vendor of the Year award from Wal*Mart for our Axius(R) products, and we received a Vendor of the Year award from Advance Auto Parts and the "Extra Miler Vendor Award" from Autozone for our Blue Coral(R) products. In 2001, we received a Supplier of the Year award from Sam's Club.

   Experienced Management Team with Consumer Products Expertise. We have assembled a management team of seasoned consumer product veterans. Our senior operating professionals have substantial prior experience with such leading consumer products companies as Nabisco, PepsiCo, Anheuser-Busch and Procter & Gamble. On average, members of our operating team have over 20 years of relevant consumer products experience, which, combined with our automotive sector expertise, gives us valuable insight and skill in the execution of our business strategy.

Business Strategy

   Our objective is to be the consumers' first choice for automotive products and services that enhance the car and the driving experience. We expect to achieve this objective by using the following strategies:

   Execute Focused Brand Management. We intend to increase market share by continuing to invest in our key brands. Our marketing plan has been designed to create a strong consumer awareness and "pull," while our strong distribution platform creates a strong "push" for our products. Our marketing plan positions us to grow our product base successfully through product extensions and to improve our results of operations by enhancing our product mix. Many of our brands and products can be extended into complementary uses for the consumer. For example, we recently introduced Rain-X(R) wiper blades and Rain-X(R) Ice-X(TM) de-icer to complement our existing Rain-X(R) glass treatment. We expect that the strong awareness that our brands enjoy in their markets will also enable us to expand our consumer base. We seek to increase household penetration as well as the frequency of use of our products and services, particularly among selected demographic groups, including women and Hispanics. Finally, using existing distribution channels, we seek to sell a broader array of our recognized premium brand names by further penetrating these markets. Together, we expect these efforts to expand the size of our product portfolio while strengthening the positions of our brands and products.

   Develop New Products and Services. New automotive consumer products and services are essential components of our strategy. During the past two years, we have introduced a variety of new products, including Black Magic(R) Total Shine(TM), Rain-X(R) Ice-X(TM) de-icer, Pennzoil(R) Synthetic motor oil with Pennzane(R), Black Magic(R) Tire Tint(TM), Rain-X(R) wiper blades, and Quaker State(R) High Mileage Engine(TM) motor oil and Pennzoil(R) Total Care appearance product. In 2001, we received the NorTech "Innovation Award" for our new product Black Magic(R) Total Shine(TM) and received the Popular Mechanics product innovation award for Pennzoil(R) Total Care. We estimate that these and other new products and services introduced during the past two years generated more than 6% of our revenues for the period January to September 2001. Our ongoing goal is to derive at least 10% of our annual revenues from products or services introduced during the immediately preceding two years. To accomplish this goal, we have established an infrastructure, including a funded research and development center and new product development process, that we expect will allow us to more effectively generate new and innovative products. We also believe that we will be able to leverage our relationships with major customers to continue to obtain desirable shelf space and product placement for our new products. In addition to new product development, we intend to expand the range of high-margin ancillary services that we offer at our Jiffy Lube(R) service centers, such as AutoX-ray computer diagnostics, engine oil analysis and Carfax(TM) automotive history reporting. We believe that our development of innovative new products and services will provide us significant growth.

   Expand Car Care Products Internationally. According to J.D. Power, there are more than 400 million passenger vehicles outside of the United States, which is more than twice the number domestically, and we believe the international market for automotive consumer products is relatively fragmented. To take advantage of opportunities in this market, we have recently restructured and consolidated our international operations to leverage our premium brands, our leading domestic market positions and our strong existing relationships with retail mass merchandisers such as Wal*Mart. We believe that the international packaged consumer products category, including motor oil distributed through traditional retail channels, represents a strong growth opportunity given the relatively low penetration of automotive consumer products in significant markets such as Japan, the United Kingdom, Germany, France and Spain.

We expect our expansion efforts to provide increased net sales from our international operations, which were $251.1 million for the year ended December 31, 2001.

   Enhance Customer Relationships. We believe that our customer relations are critical to the success of our business. Our customers rely on our ability to deliver innovative products and service solutions on time and to execute effective merchandising strategies. For larger retail customers, we plan to offer value-added services, such as category management, in-store merchandising programs and vendor managed inventory services similar to those we currently provide to Wal*Mart. For more of our smaller customers, we plan to offer order tracking, direct marketing support and a web-based ordering system, among other services. For example, in 2000 we introduced PQSOpenRoad.com, an on-line business-to-business ordering system targeting small retail and wholesale customers and auto service centers.

   Continue Cost Savings and Strengthen Operations. We have achieved significant cost savings by focusing on merger synergies, general and administrative cost savings initiatives and improved supply-chain management. Since our acquisition of Quaker State at the end of 1998 through the end of 2000, we realized $120 million in cost savings through these initiatives. We have realized additional cost savings in 2001. In 2001, we reduced selling, general, and administrative costs (exclusive of non-recurring charges and advertising) by $52.1 million compared to the same period in 2000. We expect to further refine our cost structure and enhance our operating efficiency by continuing to streamline our national distribution network, making additional improvements in our information systems, seeking improved and more efficient supply chain strategies and further cutting our general and administrative costs.

   Selectively Acquire Complementary Businesses. We intend to continue to evaluate opportunities to acquire businesses with complementary products or services, strong brands, significant market position, international distribution capability or potential cost synergies.

Lubricants

   We manufacture and market conventional and synthetic motors oils under the Pennzoil(R), Quaker State(R) and Wolf's Head(R) brands, which accounted for approximately 36% of the domestic passenger car motor oil market for the year ended December 31, 2001. We also manufacture and market other branded and non-branded motor oils, transmission fluids, gear lubricants and greases, as well as specialty lubricants designed for sports utility vehicles, marine craft, motorcycles and snowmobiles. These other lubricants are sold under the Pennzoil(R) and Quaker State(R) brand names and various private label and proprietary brand names. We also market other automobile consumer products in the lubricants segment such as oil and air filters, transmission fluid and antifreeze produced by third parties.

   We market Pennzoil(R) and Quaker State(R) lubricants throughout the United States. At the end of 2001, our lubricants were distributed domestically through 44 owned and operated distribution facilities in 22 states. Our products are also distributed domestically through independent distributors and directly from third-party suppliers.

   In marketing our lubricants domestically, we utilize a brand management structure. Under this approach, we centralize all brand-related activity under a single manager for each brand, allowing coordination of all strategic and tactical decisions for advertising and promotions, product packaging and positioning, formulation strategy and pricing. The brand manager is responsible for developing the annual marketing plan that is designed to enhance brand equity. We market our branded motor oils in packages ranging in size from four ounces to 55 gallons and sell a significant amount in bulk to the do-it-for-me market. Packaged motor oil in the retail channel is primarily sold in one quart plastic bottles.

   The primary and secondary distribution channels for our lubricants are as follows:

                Primary                              Secondary
      ----------------------------  -------------------------------------------
      . mass merchandisers;         . convenience stores;
      . auto parts stores;          . drug stores;
      . fast oil change centers;
        and                         . grocery stores;
      . automobile dealerships.     . tire stores; and
                                    . independent automotive repair facilities.

   Consumer marketing for our lubricants focuses primarily on the driving conditions experienced by vehicle owners and the technical benefits that lubricants can provide under those conditions. Key components of our lubricants marketing include:

  . targeted media, including national and local television, radio and print advertising designed to reach specific populations of consumers based upon their usage;

  . motorsports participation, including team sponsorships in NASCAR(R), Indy
    Racing League(R), NHRA(R) and the sponsorship of the Pennzoil World of Outlaws(R), a grass roots sprint car racing series, and several national and local racing events;

  . public relations; and

  . consumer promotions.

   We produce motor oils and lubricants by blending additives and lubricant base oils in ten domestic blending and packaging plants located in Oregon, California, Louisiana, Pennsylvania, Missouri, Illinois, West Virginia and Mississippi. Substantially all additives are purchased from outside suppliers. Base oils processed by our blending and packaging plants are purchased at prevailing market prices and supplied primarily by Excel Paralubes and outside suppliers.

Consumer Products

   We manufacture and market automotive polishes, car wash products, automotive air fresheners and seat covers and market automobile engine and fuel treatments, automotive window shades, automotive glass treatments, tire inflators and other automotive accessories.

   Marketing. Our products are marketed under national brand names such as Rain-X(R), Blue Coral(R), Black Magic(R), Westley's(R), Medo(R), Axius(R), Gumout(R), Snap(R), Fix-A-Flat(R), The Outlaw(R), Sagaz(R), Pennzoil(R), Slick 50(R) and other proprietary brand names primarily through retail mass merchandisers and auto parts stores, and through the installed market, which includes fast oil change centers, service stations and automobile dealerships.

   As part of our 2001 cost reduction plan, the consumer products segment consolidated the management, sales and administration of its two marketing groups described below into one centralized organization in Houston at the end of 2001.

   Chemicals and Appearance Group. The chemicals and appearance group markets Rain-X(R), the leading brand of rain repellant for automobile windows and other appearance products, Black Magic(R) non-waterbased tire protectant and dressing products and Westley's(R) car washes and cleaners. The majority of the Rain-X(R), Black Magic(R) and Westley's(R) branded products are manufactured and distributed by third-party contract manufacturers. The group purchases chemicals, waxes and cleaners from a variety of suppliers and blends and packages finished products at our leased facility in Cleveland, Ohio. The group also markets Slick 50(R) automotive engine treatments and related automotive chemical products and manufactures and markets Blue Coral(R) automobile appearance products. Slick 50(R) branded products are produced by third-party contract manufacturers and distributed directly to customers or shipped to company locations for distribution to customers.

   Our chemicals and appearance group also manufactures and markets Fix-A-Flat(R) tire inflators, Gumout(R) fuel additives and cleaners, The Outlaw(R) fuel additives, Snap(R) fuel additives, cleaners and performance fluids and other private and house brand automotive chemicals. Fix-A-Flat(R) is the #1 selling tire inflator in the United States, and Gumout(R) is the best selling carburetor spray cleaner in the United States. Fix-A-Flat(R), Gumout(R), The Outlaw(R) and Snap(R) products are manufactured through arrangements with third-party contract manufacturers.

   Accessories Group. The accessories group designs and markets automotive window sun protection products, steering wheel covers, organizers and other automotive accessories. The group purchases its automotive window sun protection and other accessory products from a variety of suppliers and distributes sunshades and other automotive accessories from a leased Moorpark, California facility. Outside the United States, the accessories group's products are manufactured by third parties in Australia, Canada, France, the United Kingdom, Malaysia, China and Taiwan. In March 2000, we completed the acquisition of various assets of Sagaz Industries, a manufacturer and marketer of automobile seat covers, floor mats and cushions in North America. Sagaz was combined into the our accessories group.

   The accessories group also designs, manufactures and markets Medo(R) air fresheners primarily for use in automobiles. The group purchases paperboard, containers and fragrance from a variety of suppliers, and manufactures and distributes finished air fresheners from a leased Baltimore, Maryland facility.

Jiffy Lube

   We provide fast automotive preventive maintenance services in the United States and Canada under the Jiffy Lube(R) name. As of December 31, 2001, 2,157 Jiffy Lube(R) service centers were open in metropolitan areas throughout the United States with a heavy concentration of centers in the northeastern and eastern part of the United States. We have 216 franchisees which operate 1,692 of these service centers. Our other 465 service centers are owned and operated by Jiffy Lube. An additional 38 Jiffy Lube(R) service centers in Canada are operated by franchisees. Our largest franchisee operates 214 service centers, and our second largest franchisee operates 138 service centers.

   Jiffy Lube's primary service is the Jiffy Lube(R) Signature Service(TM), which can generally be performed in 10 minutes or less and includes:

  .   an oil change and oil filter replacement;

  .   chassis lubrication;

  . checking and topping off windshield washer, transmission, differential and power steering fluid levels;

  .   vacuuming the interior and cleaning all exterior windows;

  .   inflating all tires to proper levels;

  .   checking the battery fluid and engine coolant levels; and

  .   inspecting the air filter and windshield wiper blades.

   Pennzoil(R) and Quaker State(R) motor oils are the featured motor oils in company-operated service centers and in most franchisee-operated centers, although franchisees are not generally required to use any specific brand of motor oil.

   A number of additional authorized services and products, including our products, are also available at Jiffy Lube(R) service centers. Additional authorized services include coolant replenishments, air filter replacement, transmission services, light bulb replacement, tire rotation and wiper blade replacement. We are also working to expand the range of services to be offered through Jiffy Lube(R) service centers. These new services include AutoX-ray(TM) computer diagnostics, engine oil analysis and Carfax(TM) automotive history reporting. Pennzoil(R) and Quaker State(R) brands constituted approximately 88% of the lubricants used by Jiffy Lube in 2000.

   Jiffy Lube was ranked 20th in the United States among all franchises in the 23rd Annual Franchise 500 (Entrepreneur Magazine, January 2002). Jiffy Lube also maintained its #1 ranking in the automotive category in the Franchise 500.

International

   We market lubricants and consumer car care products in approximately 90 countries outside the United States. During 2001, our five largest international markets (by total lubricant sales volume including licensees) were Canada (21%), Mexico (35%), Thailand (8%), India (4%) and Indonesia (8%). Our motor oil and other lubricants are blended and packaged by our wholly owned subsidiaries in Australia, Bolivia and Spain, by a majority owned subsidiary in India, by joint ventures in Malaysia and Peru and by licensees in Indonesia, Mexico, the Philippines, Switzerland and Thailand.

   We are focused on increasing international recognition of our core branded products, including our flagship motor oil and our consumer car care products. By using these brands and capitalizing on our extensive portfolio of consumer car care products, we believe that there are attractive opportunities for growth in international markets, particularly in significant markets such as Japan, the United Kingdom, Germany, France and Spain.

   Internationally, our products are distributed primarily through subsidiaries, joint ventures, licensees, distributors and jobbers. We intend to use these distribution channels and our existing relationships with mass merchandisers to further expand our international presence and to develop new relationships in international markets.

Supply Chain Investments

   Our supply chain investments business includes our equity investment in Excel Paralubes and base oil trading operations. We are equal partners with Conoco in Excel Paralubes, which operates a technologically advanced base oil processing facility located adjacent to Conoco's refinery near Lake Charles, Louisiana. The facility is capable of producing approximately 21,000 barrels per day of base oils, which is the primary ingredient in motor oil. Excel Paralubes is an integral part of our supply chain, providing a significant portion of high quality base oils needed to produce our finished motor oils and other lubricant products. Operations of this segment include sales of base oils purchased from Excel Paralubes and earnings from Excel Paralubes, accounted for using the equity method of accounting. Conoco operates the plant with support positions staffed primarily by Conoco. We purchase 50% of base oil production volume of Excel Paralubes, or approximately 58% of our requirements, at contract rates based on prevailing market prices.

   In May 2000, we entered into a ten-year base oil supply agreement with ExxonMobil, which became effective on August 1, 2000. Under the terms of the agreement, we purchase over 40% of our base oil requirements from ExxonMobil. The price of base oil we purchase under the agreement is equal to the lesser of a fixed spread over a published industry index (not tied to ExxonMobil's posted base oil price) and a formula price contained in a separate agreement between the parties. Our remaining requirements of base oil are purchased from various parties at prevailing market prices.

Competition

   The lubricants business is highly competitive. Our major competitors and their principal brands of motor oil in the United States are Ashland Inc. (Valvoline(R)), ChevronTexaco Corporation (Havoline(R)), BP p.l.c. (Castrol(R)) and Exxon Mobil Corporation (Mobil(R)). We also compete with a number of independent blending and packaging companies. Outside of the United States, we also compete with major fuels marketers and state-owned petroleum companies. The principal methods of competition in the motor oil business are breadth of product portfolio, product quality, price, distribution capability, advertising and sales promotion. Many of our competitors, particularly the major integrated oil companies, have substantially greater financial resources than we have.

   The car care consumer products business is highly competitive and very fragmented. The car care industry is composed of several categories, such as maintenance chemicals, appearance chemicals and accessories. Major competitors include The Clorox Company (STP(R) in maintenance chemicals and Armor All(R) in appearance chemicals) and Turtle Wax, Inc. (Turtle Wax(R) in appearance chemicals). Many other national brands exist in each of the various categories, although, in general, they have small market shares. Private label brands also compete with the national brands with respect to some car care products. The principal methods of competition in car care products are specific product benefits, distribution capability and advertising and sales promotion. The consumer car care products business also competes for the limited space available for the display of these products to the consumer. Moreover, the general availability of contract manufacturing allows new entrants easy access to the consumer products markets, which may increase the number of competitors and adversely affect our competitive position and business. Many competitors in the car care consumer products business have substantially greater financial, distribution, marketing and other resources than we have.

   The fast oil change business is highly competitive. Major competitors include Ashland Inc., through its Valvoline Instant Oil Change(R) centers, and a large number of independent regional and local fast oil change chains. In addition to competing with other fast oil change centers, Jiffy Lube(R) service centers compete with mass merchandisers who offer oil change services, automobile dealers, service stations and garages. The principal methods of competition are quality of service, speed, location, warranty, price, convenience, reliability and sales promotion. In any given location, Jiffy Lube(R) service centers may encounter competition from national, regional or local companies that have greater financial resources than we have.

Patents and Trademarks

   Our trademark portfolio exceeds 2,900 domestic and foreign trademark registrations and applications, with most of our primary brand names being protected by registered trademarks. We recognize the importance of our strong brand names to our business, and we actively monitor the use of our trademarks throughout the world where our products are sold. We take vigorous action against apparent infringements of our trademarks.

   As of December 31, 2001, we had approximately 83 patents and over 92 pending patent applications. The subject matter of these patents and patent applications include lubricants, synthetic lubricants, lubricant additives, automotive chemicals, various hydrocarbon technologies, and automotive accessories.

Research and Development

   Our research and development efforts are focused on consumer products technology as a major area of our growth. Lubricants and base oil technology, packaging technology and quality development are also emphasized. Long-term basic research in automotive trends continues to provide the foundation for future innovations. As a result of the business-focused deployment of our research and development, we launched more than 40 new products in 2001. One of these products, Pennzoil(R) Total Care appearance product, was selected by the editors of Popular Mechanics to receive their product innovation award for 2001. We spent approximately $15.0 million in 2001, $16.0 million in 2000 and $16.5 million in 1999 on research activities and quality enhancement in 2001. Our research and development activities are carried out in a 65,700 square foot facility located in The Woodlands, Texas.

Employees

   As of December 31, 2001, we had approximately 7,467 employees, of whom approximately 5,150 were full-time employees and approximately 2,317 were temporary and part-time employees. Approximately 4.5% of our employees are represented by various labor unions. Collective bargaining agreements are in force with most of the unions. We consider our relations with our employees and the unions that represent our employees to be good.

   We are subject to various federal and state laws and regulations governing employment practices and working conditions, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Drug Free Workplace Act of 1989, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Vietnam Era Veterans' Readjustment Assistance Act of 1974, the Occupational Safety and Health Act of 1970, the Fair Labor Standards Act of 1938, the National Labor Relations Act of 1935, Executive Order 11246, the Uniformed Services Employment and Reemployment Rights Act of 1994, and the Veterans Employment Opportunity Act of 1998.

Governmental Regulation

   Our operations are affected from time to time in varying degrees by political developments and federal, state and local laws and regulations.

Environmental Matters

   Our operations in the United States are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment and human health and safety.

   We are subject to a variety of state and federal Clean Air Act rules requiring air emission limitations for our operating units and products. The U.S. Environmental Protection Agency (the "EPA") has adopted more stringent national ambient air quality standards for ozone and particulate matter, which would designate many more areas of the country as high pollution areas subject to additional regulatory controls. However, litigation over the new standards has rendered their implementation uncertain. The precise effect of these actions on us and other industrial companies is uncertain because most of the requirements will be implemented through EPA regulations to be issued over a period of years. However, current estimates indicate that expenditures associated with such regulations would not have a material effect on our results of operations.

   We are also subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as CERCLA, the Resource Conservation and Recovery Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. We adjust the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

   Our assessment of the potential impact of these environmental laws is subject to uncertainty due to the difficult process of estimating remediation costs that are subject to ongoing and evolving change. Initial estimates of remediation costs reflect a broad-based analysis of site conditions and potential environmental and human health impacts derived from preliminary site investigations (including soil and water analysis, migration pathways and potential risk). Later changes in these initial estimates may be based on additional site investigations, completion of feasibility studies (comparing and selecting from among various remediation methods and technologies) and risk assessments (determining the degree of current and future risk to the environment and human health, based on current scientific and regulatory criteria) and the actual implementation of the remediation plan. This process occurs over relatively long periods of time and is influenced by regulatory and community approval processes and is subject to the ongoing development of remediation technologies. Our assessment analysis takes into account the condition of each site at the time of estimation, the degree of uncertainty surrounding the estimates for each phase of remediation and other site-specific factors.

   From January 1999 through December 2001, we have made capital outlays of approximately $0.6 million with respect to environmental protection. Approximately $1.1 million in capital expenditures for environmental control facilities are currently expected in 2002.

Franchise Matters

   Jiffy Lube is subject to, and devotes substantial efforts to compliance with, a variety of federal and state laws governing franchise sales and marketing and franchise trade practices. Although the regulatory environment differs by state, applicable laws and regulations generally require disclosure of business information in connection with the sale of franchises. Failure to obtain or maintain approvals to sell franchises would cause Jiffy Lube to lose franchise revenues. Because Jiffy Lube plans to grow its business through franchising, any impairment of the ability to develop new franchised stores will negatively affect Jiffy Lube.

   Some state regulations also affect the ability of the franchisor to revoke or refuse to renew a franchise and may limit Jiffy Lube's ability to terminate, or otherwise resolve conflicts with, franchisees. Jiffy Lube seeks to comply with applicable regulatory requirements. However, given the scope of the Jiffy Lube business and the nature of franchise regulations, compliance problems can be encountered from time to time.

Legal Proceedings

 IQ Products

   A lawsuit filed in June 1998 by IQ Products Company in the United States District Court for the Southern District of Texas, Houston Division, claimed Snap Products, Inc. and Pennzoil-Quaker State, which purchased certain Snap Products, Inc. assets in 1997, violated the Lanham Act in connection with the manufacture and sale of a prior formulation of Fix-A-Flat(R) tire sealant and inflator. The plaintiff claimed that Snap Products and Pennzoil-Quaker State
(i) should have labeled the product as "flammable," as allegedly required by the Federal Hazardous Substances Act, and (ii) incorrectly advertised and labeled the product as containing a "non-explosive formula." Plaintiff's complaint sought unspecified damages. In July 2001, the court granted defendants' motion for summary judgment, dismissing all of plaintiff's claims. Plaintiff is appealing the court's dismissal.

   A similar suit has also been filed in the same United States District Court by Radiator Specialty Company, in which the plaintiff alleges lost market share and wrongful interference with prospective business relations. The plaintiff seeks unspecified monetary damages equal to defendants' alleged unjust enrichment and actual and future damages from alleged false advertising and tortious competition. We are contesting this action vigorously.

   In January 2001, the plaintiff in the IQ Products litigation filed a second lawsuit against Pennzoil-Quaker State in the United States District Court for the Southern District of Texas, Houston Division, claiming that we violated federal and Texas antitrust law in marketing our tire inflation and sealer products. The plaintiff seeks unspecified actual and trebled damages, attorneys' fees and interest. We are contesting this action vigorously.

 California Scents

   In January 2000, a lawsuit styled California Scents, Inc. v. Medo Industries, Inc. was filed in the United States District Court for the Central District of California. The plaintiff alleges that it is engaged in the manufacture and sale of automotive air freshener products in the United States and that the defendant, Medo Industries, Inc., one of our subsidiaries, has monopolized and attempted to monopolize that business in violation of federal antitrust laws. The plaintiff also alleges that the defendant has, in violation of California state law, tortiously interfered with the plaintiff's prospective business relationships and engaged in unfair business practices. The plaintiff claims that the defendant's alleged actions have caused the plaintiff to suffer actual damages of $16.0 million, plus $4.0 million per year for an unspecified number of years into the future. The plaintiff seeks trebled damages, punitive damages, restitution with respect to its claim of unfair business practices and injunctive relief. We are contesting this action vigorously.

 Marquez v. Pennzoil-Quaker State Company

   A putative class action suit is pending in the 381st Judicial District Court of Starr County, Texas against us, alleging that we breached alleged warranties with respect to advertised product, breached alleged contractual obligations with purchasers of advertised product and breached the Texas Deceptive Trade Practices Act due to certain of our advertisements during calendar year 2000. No class has been certified. We are contesting this action vigorously.

 Environmental Protection Agency Matters

   As a result of informal negotiations with the EPA and the Department of Justice, we have reached an agreement to resolve disputed issues arising under the Clean Air Act, the Clean

Water Act, and the Resource Conservation and Recovery Act in connection with our former operation of a refinery in Shreveport, Louisiana by paying a civil penalty. No formal proceedings have been initiated against us with respect to the disputed issues. We believe that the amount of the civil penalty will not have a material effect on our financial condition or results of operations.

   Separately, the EPA has initiated an administrative proceeding alleging that certain activities of a used oil collection and processing business formerly operated by us and our predecessors in Shreveport, Louisiana violated regulatory requirements under the Resource Conservation and Recovery Act. We are currently evaluating our position with respect to these alleged violations. Although we dispute the issues raised by the EPA, we anticipate that this matter will be settled by agreement of the parties, including payment by us of a civil penalty, the amount of which would not have a material adverse effect on our financial condition or results of operations.

   We are engaged in informal settlement discussions with local, state, and federal authorities regarding allegations of violations of environmental laws at a fast oil change service center in Alexandria, Virginia owned and operated by our Jiffy Lube subsidiary. No formal proceedings have been initiated regarding these allegations, and we anticipate that this matter will be settled by agreement of the parties, including payment of a civil penalty, the amount of which would not have a material adverse effect on our financial condition or results of operations.

 Other

   We are involved as a premise-owner defendant in numerous asbestos lawsuits, pending primarily in Louisiana and West Virginia. The plaintiffs generally allege exposure to asbestos and asbestos-containing products while working on the premises of the premise-owner defendants, and strict liability and negligence actions against the premise-owner defendants, including us. The plaintiffs do not allege that we manufactured any products containing asbestos. The plaintiffs generally allege that asbestos-containing products sold, distributed and supplied by other defendants that manufactured and distributed products containing asbestos were defective and unreasonably dangerous and that those other defendants were thus negligent in failing to warn the plaintiffs of these dangers. We are contesting these actions vigorously.

                                   MANAGEMENT

   The following table sets forth the name, age as of March 4, 2002 and position of each of our directors, executive officers and other senior corporate officers.

                          Age Title
          Name            --- -----
James L. Pate............  66 Chairman of the Board
James J. Postl...........  56 Director, President and Chief Executive Officer
Ahmed Alim...............  54 Senior Vice President and Chief Technology Officer
Douglas S. Boyle.........  44 Group Vice President--Automotive Products
Linda F. Condit..........  54 Vice President and Corporate Secretary
Mark S. Esselman.........  45 Senior Vice President--Human Resources
Robert A. Falivene.......  42 Group Vice President--Global Supply Chain
Marc C. Graham...........  49 Group Vice President--Jiffy Lube
Thomas P. Kellagher......  45 Group Vice President and Chief Financial Officer
Michael J. Maratea.......  57 Vice President and Controller
R. Britton Mayo..........  50 Chief Information Officer
Michael P. Schieffer.....  50 Vice President--Administration
Raymond A. Scippa........  44 Vice President--Public Relations
Paul B. Siegel...........  56 Senior Vice President and General Counsel
Laurie K. Stewart........  42 Vice President and Treasurer
H. John Greeniaus........  57 Director
Forrest R. Haselton......  63 Director
Berdon Lawrence..........  59 Director
Terry L. Savage..........  57 Director
Brent Scowcroft..........  77 Director
Gerald B. Smith..........  51 Director
Lorne R. Waxlax..........  68 Director

   James L. Pate has served as our Chairman of the Board since December 1998, and is Chairman of the Executive Committee and a member of the Nominating and Governance Committee of the Board. He was our Chief Executive Officer from December 1998 to June 2000 and retired as an employee in December 2000. Mr. Pate served as Chairman of the Board of Pennzoil Company (renamed PennzEnergy Company) from 1994 to 1999, was Chief Executive Officer from 1990 to 1998 and was President from 1990 until 1997. Mr. Pate also served as Chief Executive Officer of Pennzoil Products Company from October 1998 to December 1998 and as President of Pennzoil Products Company from March 1998 to October 1998. Mr. Pate is also a director of Bowater Incorporated and Crown Cork & Seal Company, Inc. His current term as one of our directors expires in 2003.

   James J. Postl has served as one of our directors since December 1998 and is a member of the Executive Committee of the Board. He was named our Chief Executive Officer in June 2000 and has been our President since December 1998. He was Chief Operating Officer from December 1998 to June 2000. He was President of Pennzoil Products Company from October 1998 to December 1998 and President of Nabisco Biscuit Company prior thereto. Mr. Postl is also a director of PanAmerican Beverages, Inc. His current term as one of our directors expires in 2004.

   Ahmed Alim has been our Senior Vice President and Chief Technology Officer since August 2000. Prior to his current position, Mr. Alim was our Senior Vice President--Research and Development from May 1999. He served as Vice President-- Quality and Technology of Pizza Hut, Inc./Tricon Global Restaurants, Inc. prior thereto.

   Douglas S. Boyle was appointed as our Group Vice President--Automotive Products in December 2001 and has been our President--Automotive Products division since November 2001. He was our Group Vice President--Lubricants from March 2001 to December 2001 and was our President--Lubricants division from February 2001 to November 2001. Mr. Boyle served as Vice President--Innovation and Technology of Pepsi-Cola North America from November 1998 to February 2001 and Vice President--Marketing & Business Development--Fountain Division of Pepsi-Cola North America prior thereto.

   Linda F. Condit was named as our Vice President and Corporate Secretary in December 1998. From December 1995 to December 1998, she served as Vice President of Pennzoil Company, and from March 1990 to December 1998, she was Corporate Secretary of Pennzoil Company. Ms. Condit was Vice President and Secretary of Pennzoil Products Company from March 1998 to December 1998.

   Mark S. Esselman has been our Senior Vice President--Human Resources since August 1999. From August 1997 to July 1999, he was Vice President--Human Resources and Communications of Great Lakes Chemical Corporation and was Vice President--Human Resources in the Network Systems Division of USRobotics prior thereto.

   Robert A. Falivene has been our Group Vice President--Global Supply Chain since December 2001 and was our Senior Vice President--Supply Chain Development from May 2000 to December 2001. Previously, Mr. Falivene was Chief Procurement Officer--Equiva Services, LLC from February 1998 to May 2000. He was Vice President--Supply Chain Management of PepsiCo Restaurants, Inc. prior thereto.

   Marc C. Graham has been our Group Vice President--Jiffy Lube since March 2001 and President--Jiffy Lube International, Inc. since July 1999. From July 1999 until March 2001, he was our Group Vice President--Fast Lube Operations. Prior thereto, he was President of Paccar Automotive Inc.

   Thomas P. Kellagher has been our Group Vice President and Chief Financial Officer since February 2000. He was our Senior Vice President--Business Development from January 1999 to February 2000. Prior to joining Pennzoil-Quaker State, Mr. Kellagher was a Principal of McKinsey & Company, Inc.

   Michael J. Maratea has been our Vice President and Controller since December 1998. He was Vice President and Controller of Pennzoil Company prior thereto. Mr. Maratea was Controller of Pennzoil Products Company from March 1998 to December 1998.

   R. Britton Mayo has been our Chief Information Officer since June 1999. Prior to his current position, Mr. Mayo served as Director--Information Technology.

   Michael P. Schieffer has been our Vice President--Administration since August 1999. From December 1998 to August 1999, he was one of our Assistant Treasurers, and prior to December 1998, he was an Assistant Treasurer of Pennzoil Company. Mr. Schieffer served as Assistant Treasurer of Pennzoil Products Company from March 1998 to December 1998.

   Raymond A. Scippa has been our Vice President--Public Relations since April 2001. Prior to his current position, Mr. Scippa was the Director--Corporate Communications from August 1999 to April 2001 and was our Manager--Media Relations from October 1998 to April 2001. Prior to October 1998, Mr. Scippa served as Director--Employee Communications with Continental Airlines, Inc.

   Paul B. Siegel has been Senior Vice President and General Counsel since January 2002, and was Vice President from December 1998 to December 2001. He was Senior Vice President--Legal of Pennzoil Products Group prior thereto. He was Vice President of Pennzoil Products Company from March 1998 to December 1998.

   Laurie K. Stewart has been our Vice President and Treasurer since August 1999. From December 1998 until August 1999, she was an Assistant Treasurer. Ms. Stewart was Manager--Corporate Finance of Pennzoil Company prior thereto. She was Assistant Treasurer of Pennzoil Products Company from March 1998 until December 1998.

   H. John Greeniaus has served as one of our directors since July 2000 and is a member of the Audit Committee and the Compensation Committee of the Board. He has been President of G-Force LLC since 1998, and he was Chairman and Chief Executive Officer of Nabisco, Inc. from 1993 to 1997. Mr. Greeniaus is also a director of Interpublic Group of Companies Inc. and PRIMEDIA Inc. His current term as one of our directors expires in 2004.

   Forrest R. Haselton was elected to our Board of Directors in December 1998 and is Chairman of the Compensation Committee of the Board. He served as President--Retail of the Sears Merchandise Group, a division of Sears Roebuck and Company, until his retirement in 1993. His current term as one of our directors expires in 2002.

   Berdon Lawrence has served as one of our directors since December 1998 and is Chairman of the Nominating and Governance Committee and a member of the Executive Committee of the Board. Mr. Lawrence was named Chairman of the Board of Kirby Corporation, an operator of tank barges and tow boats, in October 1999. Prior to that time, he was President of Hollywood Marine, Inc. for more than the past five years. His current term as one of our directors expires in 2002.

   Terry L. Savage was elected to our Board of Directors in March 2000 and is a member of the Compensation Committee of the Board. She is the founder and has been the president of Terry Savage Productions, Ltd. and a syndicated columnist, speaker and author on personal finance for more than the past five years. Ms. Savage is also a director of McDonald's Corporation. Her current term as one of our directors expires in 2004.

   Brent Scowcroft has served as one of our directors since October 1999 and is a member of the Nominating and Governance Committee. He is President of the Scowcroft Group, Inc., a firm consulting on national and international security affairs under former Presidents Ford and Bush. A retired U.S. Air Force lieutenant general, he also served in numerous other national security posts in the Pentagon and the White House. From 1989 to 1993, he was Assistant to the President of the United States for National Security Affairs. Mr. Scowcroft is also a director of QUALCOMM Incorporated. His current term as one of our directors expires in 2002.

   Gerald B. Smith has been one of our directors since December 1998 and is a member of the Audit Committee and Executive Committee of the Board. He has been Chairman and Chief Executive Officer of Smith, Graham & Company, a fixed income investment management firm, for more than the past five years. He is a member of the management board of Rorento N.V. and a director of Charles Schwab Family of Funds and Cooper Industries Inc. His current term as one of our directors expires in 2003.

   Lorne R. Waxlax has served as one of our directors since December 1998 and is Chairman of the Audit Committee of the Board. He served as Executive Vice President of the Gillette Company until his retirement in 1993. Mr. Waxlax is also a director of BJ's Wholesale Club, Inc., Clean Harbors, Inc., Hon Industries, Inc. and House2Home, Inc. His current term as one of our directors expires in 2003.

                           DESCRIPTION OF OTHER DEBT

   As of December 31, 2000 and 2001, we had the following other debt outstanding:

                                                          As of December 31,
                                                         ----------------------
                                                            2000        2001
                                                         ----------  ----------
                                                              (dollars in
                                                              thousands)
10.0% notes due 2008, net of discount................... $       --  $  248,476
9.40% notes due 2002, net of discount...................    151,017     108,271
6.625% notes due 2005, net of discount..................     99,708      99,770
6.75% notes due 2009, net of discount...................    199,159     199,260
7.375% debentures due 2029, net of discount.............    398,105     398,172
Existing revolving credit facility......................    195,000          --
Commercial paper........................................     57,709          --
Pollution control bonds, net of discount................     50,522      50,561
International debt facilities...........................     51,808      24,247
Capital lease obligations...............................     67,561      61,628
Other debt..............................................      5,184       7,530
                                                         ----------  ----------
  Total debt and capital lease obligations..............  1,275,773   1,197,915
Less amounts classified as current maturities...........    (19,486)   (140,032)
                                                         ----------  ----------
  Total long-term debt and capital lease obligations.... $1,256,287  $1,057,883
                                                         ==========  ==========

New Revolving Credit Facility

   We entered into a new senior secured revolving credit facility on November 2, 2001 in an aggregate principal amount of up to $348 million with a syndicate of financial institutions, or lenders, for which JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) acted as administrative agent and collateral agent and J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. acted as co-arrangers. The following is a summary of the material terms and conditions of the new revolving credit facility and is subject to the detailed provisions of the new revolving credit facility and the various related documents.

   Loans; Availability. The proceeds of the new revolving credit facility were used to refinance certain existing indebtedness, to finance working capital needs and for general corporate purposes. Under the new revolving credit facility, $325 million is available on a revolving basis during the period commencing on November 2, 2001, and ending on November 2, 2004 and $23 million is available on a revolving basis during the period commencing on November 2, 2001, and November 1, 2002. In addition, a portion of the new revolving credit facility not in excess of $75 million is available for borrowing, in certain foreign currencies to be agreed, by us or one or more of our subsidiaries that conducts a substantial part of its business outside the United States. Of the $348 million available under the new revolving credit facility, up to $175 million is available for letters of credit.

   Interest. Drawings under the new revolving credit facility, in general, bear interest at a rate per annum equal to, at our option, either the eurodollar rate (the London interbank offered rate for eurodollar deposits as adjusted for statutory reserve requirements) plus the applicable margin (as defined below), or the alternate base rate, which is the higher of (a) JPMorgan Chase Bank's prime rate or (b) the federal funds effective rate plus 0.5%, plus the applicable margin.

   Initially, the applicable margin for loans bearing interest based on the eurodollar rate is 2.50% (for an all-in drawn cost, when added to the facility fee, of 3.00% over the eurodollar rate) under the three year tranche of the new revolving credit facility and 1.50% (for an all-in drawn cost, when added to the facility fee, of 1.75% over the eurodollar rate) under the 364-day tranche of the new revolving credit facility, and the applicable margin for loans bearing interest based on the alternate base rate is 1.00% (for an all-in drawn cost, when added to the facility fee, of 1.50% over the alternate base rate) under the three year tranche of the new revolving credit facility and 0.00% (for an all-in drawn cost, when added to the facility fee, of 0.25% over the alternate base rate) under the 364-day tranche of the new revolving credit facility. The applicable margin is subject to reduction based on our total leverage ratio provided that no event of default has occurred and is continuing.

   Facility Fee. We pay each lender under the new revolving credit facility a facility fee on the commitment (whether used or unused) of such lender at a rate per annum equal to 0.50% under the three year tranche (subject to reduction based on our total leverage ratio) and 0.25% under the 364-day tranche.

   Voluntary Prepayment. We may, at our option, prepay the loans and reduce the commitments under the new revolving credit facility, in minimum principal amounts to be agreed upon.

   Guarantees. Our obligations under the new revolving credit facility are guaranteed by each of our domestic material subsidiaries. In addition, we guaranteed the obligations of any subsidiary borrowers under the new revolving credit facility.

   Security. The new revolving credit facility and the related guarantees are secured by a perfected first priority security interest in all of our domestic inventories, certain of our domestic receivables, all of our domestic intellectual property, all of the capital stock of each of our direct and indirect domestic material subsidiaries and 66 2/3% of the capital stock of our direct foreign material subsidiaries, with certain exceptions.

   Covenants. The new revolving credit facility contains affirmative covenants and negative covenants customary for facilities of this type, including negative covenants relating to, among other things, limitations on: indebtedness; guarantee obligations; liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of certain debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business.

   In addition, the new revolving credit facility contains financial covenants relating to, among other things, minimum net worth, minimum interest coverage and maximum total and senior secured leverage.

   Events of Default. The new revolving credit facility contains events of default customary for facilities of this type, including, without limitation, nonpayment of principal when due; nonpayment of interest, fees or other amounts; material inaccuracy of representations and warranties; violation of covenants; cross-default to certain other indebtedness and agreements; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document or security interest; and a change of control.

Prior Revolving Credit Facility

   Prior to November 2, 2001, we had a revolving credit facility with a group of banks that provided for up to $450 million of committed unsecured revolving credit borrowings through December 13, 2001, with any outstanding borrowings on such date being converted into a term credit facility due on December 13, 2002. Outstanding borrowings were $215 million at November 2, 2001. This revolving credit facility was terminated upon the completion of the offering of the old notes and the execution of the new revolving credit facility. The average interest rate applicable to borrowings under the revolving credit facility was 5.7% during 2001.

Canadian Revolving Credit Facility

   One of our Canadian subsidiaries maintains a revolving credit facility with Canadian banks, which provides for up to US$8.9 million of committed borrowings through October 27, 2002. As of December 31, 2001, borrowings under the Canadian facility totaled US$7.5 million and were classified as short-term debt. Principal and interest are payable in Canadian dollars.

U.K. Revolving Credit Facility

   One of our U.K. subsidiaries maintains a revolving credit facility that provides for borrowings up to US$20.4 million through July 26, 2002. Outstanding borrowings under the facility totaled US$6.7 million at December 31, 2001 and were classified as short-term debt. Principal and interest are payable in pounds sterling.

Other International

   We have additional borrowings under credit facilities and credit lines in Spain (US$4.6 million), India (US$3.0 million), Peru (US$1.8 million), Bolivia (US$0.3 million) and other (US$0.3 million).

9.40% Notes due 2002 (formerly 8.65% Notes due 2002)

   In December 2000, we issued $150.0 million of 8.65% notes due 2002. Net proceeds of $149.1 million were used to reduce our commercial paper borrowings. These notes are not redeemable by us and are not subject to any sinking fund. The terms of these notes limit our ability to incur liens and enter into sale and leaseback transactions.

   Both Moody's and Standard & Poor's have lowered their senior unsecured debt rating for our debt below investment grade. The terms of these notes provide that, in the event a rating on our senior unsecured debt falls and remains below investment grade, the coupon on the notes increases 0.75% to 9.40% and each noteholder has the option, at any time on or after June 1, 2001, to require us to purchase its note at 100% of the principal amount thereof plus accrued and unpaid interest on or after June 1, 2001. The 9.40% notes are currently trading above 100% face value plus accrued interest. As of December 31, 2001, we chose to purchase and retire $45.4 million face amount of these notes.

   As of December 31, 2001, the remaining fair market value of $108.3 million of indebtedness (including $104.5 million, net of discount of $0.1 million, of outstanding 9.40% notes plus $3.8 million that would have been due from a counterparty to an interest rate swap) under our 9.40% notes due 2002 has been classified as short-term debt.

6.75% Notes due 2009 and 7.375% Debentures due 2029

   In March 1999, we issued $200.0 million of 6.75% notes due 2009 and $400.0 million of 7.375% debentures due 2029. Net proceeds of $592.2 million were used to reduce commercial paper borrowings and other short-term debt. These notes and debentures are redeemable at our option at a redemption price equal to the greater of the principal amount of these notes and debentures and a make whole price. These notes and debentures are not subject to any sinking fund. The terms of these notes and debentures limit our ability to incur liens and enter into sale and leaseback transactions.

6.625% Notes due 2005

   In 1995, Quaker State issued $100.0 million of 6.625% notes due 2005. We replaced Quaker State as obligor under these notes. These notes are redeemable at our option at a redemption price equal to the greater of the principal amount of these notes and a make whole price. These notes are not subject to any sinking fund. The terms of these notes limit our ability to incur liens and enter into sale and leaseback transactions.

                              DESCRIPTION OF NOTES

   The Company issued the old notes to the initial purchasers on November 2, 2001. The initial purchasers sold all of the outstanding notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, and to persons outside the United States under Regulation S. The form and term of the new notes are the same as the form and term of the old notes they will replace, except that:

  .   the Company will register the new notes under the Securities Act;

  . the new notes, once registered, will not bear legends restricting transfer; and

  . holders of the new notes will not be entitled to some rights under the registration rights agreement, including our payment of additional interest for failure to meet specified deadlines, which terminate when the exchange offer is consummated.

   The Company issued the old notes under the Indenture (the "Indenture") among itself, the Subsidiary Guarantors and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Indenture apply to the old notes and the new notes to be issued in exchange for the old notes in this exchange offer (all such notes being referred to herein collectively as the "Notes"). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

   You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "the Company", "we", "our" and "us" refer only to Pennzoil-Quaker State Company and not to its subsidiaries.

General

 The Notes

   The Notes:

  . are general unsecured, senior obligations of the Company;

  . are initially limited to an aggregate principal amount of $250.0 million, although the Indenture will permit the Company to issue an unlimited amount of Notes, subject to compliance with the terms of the covenants described under "Certain Covenants--Limitation on Indebtedness";

  . mature on November 1, 2008;

  . will be issued in denominations of $1,000 and integral multiples of $1,000;

  . will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form (see "Book-Entry Settlement and Clearance");

  . rank equally in right of payment to any existing or future senior
    Indebtedness of the Company, without giving effect to collateral arrangements;

  . effectively rank junior to any Secured Indebtedness of the Company;

  . are unconditionally guaranteed on a senior basis by each existing and future Subsidiary of the Company that Guarantees the Credit Facility (see "Subsidiary Guarantees"); and

  . will be eligible for trading in the PORTAL market.

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

 Interest

   Interest on the Notes will compound semi-annually and:

  . accrue at the rate of 10% per annum;

  . accrue from the date of issuance or the most recent interest payment date;

  . be payable in cash semi-annually in arrears on May 1 and November 1, commencing on May 1, 2002;

  . be payable to the holders of record on the April 15 and October 15 immediately preceding the related interest payment dates; and

  . be computed on the basis of a 360-day year comprised of twelve 30-day months.

 Payments on the Notes; Paying Agent and Registrar

   We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

   We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

 Transfer and Exchange

   A holder of Notes may transfer or exchange Notes at the office of the Registrar in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

   Except as described below, the Notes are not redeemable until November 1, 2005. On and after November 1, 2005, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

        Year                                              Percentage
        ----                                              ----------
        2005.............................................  105.00%
        2006.............................................  102.50%
        2007 and thereafter..............................  100.00%

   Prior to November 1, 2004, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

  (1) at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

  (2) the redemption occurs within 90 days after the closing of such Equity Offering.

   If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

   In the case of any partial redemption, the Trustee will select the Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Mandatory Redemption

   The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Ranking

   The Notes will be general unsecured obligations of the Company that rank senior in right of payment to any future Indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or its Restricted Subsidiaries or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Facility or other Secured Indebtedness of the Company and its consolidated Subsidiaries, including the 2002 Notes, the 2005 Notes, the 2009 Notes and the 2029 Debentures (after such securities, in accordance with Section 301 of the 1999 Indenture and Section 1008 of the 1995 Indenture, are equally and ratably secured with the Company's obligations under the Credit Facility), the assets of the Company and its Subsidiary Guarantors that secure Secured Indebtedness will be available to pay obligations on the Notes and the Subsidiary Guarantees only after all Indebtedness under such Credit Facility and other Secured Indebtedness has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes and the Subsidiary Guarantees then outstanding.

   At December 31, 2001, Secured Indebtedness of the Company and its consolidated Subsidiaries was approximately $931.8 million.

Subsidiary Guarantees

   The Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior basis the Company's obligations under the Notes and all obligations under the Indenture. The obligations of Subsidiary Guarantors under the Subsidiary Guarantees will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee.

   At December 31, 2001, outstanding Indebtedness of Subsidiary Guarantors was approximately $68 million excluding guarantees of the Notes, approximately $65 million of which would have been secured.

   For the year ended December 31, 2000, revenues, operating income and EBITDA of the Company's Subsidiaries that were not Subsidiary Guarantors were approximately $454 million, $35 million and $46 million, respectively.

   For the year ended December 31, 2001, revenues, operating income and EBITDA of the Company's Subsidiaries that were not Subsidiary Guarantors were approximately $292 million, $34 million and $51 million, respectively.

   Although the Indenture will limit the amount of Indebtedness that Restricted Subsidiaries may incur, such Indebtedness may be substantial and all of it may be Indebtedness of Subsidiary Guarantors.

   The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

   In the event a Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction to a Person which is not the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity), such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

  (1) the sale or other disposition is in compliance with the Indenture, including the covenants "Limitation on Sales of Assets and Subsidiary Stock" and "Limitation on Sales of Capital Stock of Restricted Subsidiaries"; and

  (2) all the obligations of such Subsidiary Guarantor under the Credit Facility and related documentation and any other agreements relating to any other indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

   In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, the Subsidiary Guarantee and the Registration Rights Agreement if (i) the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (ii) such Subsidiary ceases to be a guarantor under each Credit Facility then in existence; provided that to the extent such Subsidiary at any future time issues a Guarantee of a Credit Facility, then the provisions of the covenant "Future Subsidiary Guarantors" shall be applicable (to the extent such covenant remains in effect).

Change of Control

   If a Change of Control occurs, each registered holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   Within 30 days following any Change of Control, the Company will mail a notice (the "Change of Control Offer") to each registered holder with a copy to the Trustee stating, among other things:

  (1) that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

  (2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

  (3) the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

   On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1) accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered under the Change of Control Offer;

  (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

  (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

   The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control or (ii) the

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Company will repay all outstanding Indebtedness issued under an indenture or other agreement that may be violated by a payment to the holders of Notes under a Change of Control Offer or the Company must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. The Company covenants to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control, it being a default of the Change of Control provision of the Indenture if the Company fails to comply with such covenant.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

   The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control would constitute a default under the new revolving credit facility. In addition, certain events that may constitute a change of control under the new revolving credit facility and cause a default thereunder may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

   Even if sufficient funds were otherwise available, the terms of the revolving credit facility will and future Indebtedness may prohibit the Company's prepayment of the Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Indebtedness under the new revolving credit facility and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. An Event of Default under the Indenture will result in a cross-default under the new revolving credit facility.

   The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the

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property or assets of a Person. As a result, it may be unclear as to whether a
Change of Control
has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain Covenants

 Limitation on Indebtedness

   The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof:

  (1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

  (2) no Default or Event of Default will have occurred and be continuing or would occur as a consequence of Incurring the Indebtedness.

   The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

  (1) Indebtedness Incurred pursuant to the Credit Facility in an aggregate principal amount up to $348.0 million at any time outstanding and Guarantees of Restricted Subsidiaries and the Company in respect of the Indebtedness Incurred pursuant to the Credit Facility;

  (2) the principal component of amounts outstanding under Qualified Receivables Transactions in an aggregate principal amount of $170.0 million at any time outstanding and the related Purchase Money Note;

  (3) the Subsidiary Guarantees and the Guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was Incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee or the Notes, as the case may be;

  (4) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary (other than a Receivables Entity), provided, however;

    (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

    (b)(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company; and

      (ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity) of the Company,

    shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

  (5) Indebtedness represented by (a) the Notes, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (4), (7),
      (9), (10) and (11)) outstanding on

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     the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (5) or clause (6) or Incurred pursuant to the first paragraph of this covenant;

  (6) Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (including, without limitation, Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness pursuant to this clause (6);

  (7) Indebtedness under Currency Agreements and Interest Rate Agreements; provided that in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business or in the case of Currency Agreements and Interest Rate Agreements, such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company) and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture;

  (8) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations or other Indebtedness Incurred with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $70.0 million at any time outstanding;

  (9) Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

  (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, instruction or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence;

  (12) Guarantees given in connection with the sale of notes receivable under the PLCAC Agreement in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

  (13) Guarantees given in connection with fast lube customer agreements in an aggregate principal amount not to exceed $11.7 million at any time outstanding;

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  (14) Indebtedness under the International Facilities in an aggregate principal amount not to exceed $55.0 million at any time outstanding;
       or

  (15) in addition to the items referred to in clauses (1) through (14) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed $45.0 million.

   The Company will not Incur any Indebtedness under the preceding paragraphs if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Subsidiary Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company, except to the extent the proceeds of such Indebtedness are applied to refinance an intercompany note or advance.

   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

  (1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in the clause so selected, except that the Company may reclassify Indebtedness between clauses (1) and (15) of the second paragraph of this covenant and between clauses (8) and (15) of the second paragraph of this covenant and between clauses (12) and (15) of the second paragraph of this covenant and between clauses (13) and (15) of the second paragraph of this covenant; provided that the Indebtedness so reclassified is of the nature referred to in the clause into which such Indebtedness is reclassified;

  (2) all Indebtedness outstanding on the date of the Indenture under the Credit Facility should be deemed outstanding under clause (1) of the second paragraph of this covenant;

  (3) all amounts outstanding under Qualified Receivables Transactions on the date of the Indenture shall be deemed outstanding under clause (2) of the second paragraph of this covenant; and

  (4) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

   Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value of the Indebtedness in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

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   In addition, the Company will not permit any of its Unrestricted
Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on Indebtedness" covenant, the Company shall be in Default of this covenant).

   For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

 Limitation on Restricted Payments

   The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

    (a) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

    (b) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

  (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

  (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

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  (4) make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses
(1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment:

    (a) a Default shall have occurred and be continuing (or would result therefrom); or

    (b) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

    (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (except as otherwise indicated below) would exceed the sum of (without duplication):

      (i) 50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2001 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

      (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

      (iii) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); and

      (iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

              (A) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; or

              (B) the redesignation of Unrestricted Subsidiaries as Restricted
                  Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary,

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      which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

     The provisions of the preceding paragraph will not prohibit the following actions and (except as otherwise specifically indicated) shall not reduce the amount that would otherwise be available for Restricted Payments under the preceding paragraph:

  (1) any defeasance, purchase or redemption of Capital Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantors made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such defeasance, purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale will be excluded from clause (c)(ii) of the preceding paragraph;

  (2) any defeasance, purchase or redemption of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantors made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that qualifies as Refinancing Indebtedness;

  (3) so long as no Default or Event of Default has occurred and is continuing, any defeasance, purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below;

    (4) so long as no Default or Event of Default has occurred and is continuing,

    (a) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary of the Company or any parent of the Company held by any existing or former employees or management of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year and $5.0 million in the aggregate for all such redemptions and repurchases; provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments; and

    (b) loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

  (5) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified

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     Stock of the Company issued in accordance with the terms of the
     Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

  (6) repricing of employee stock options or repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

  (7) so long as no Default or Event of Default has occurred and is continuing, the payment of dividends on the Company's Common Stock in an amount not to exceed $10.0 million in the aggregate in any fiscal year; provided, however, that the amount of such payment will be included in subsequent calculations of the amount of Restricted Payments;

  (8) so long as no Default or Event of Default has occurred and is continuing, the payment of dividends in respect of Common Stock of the Company issued to acquire assets or Capital Stock of another Person in an amount not to exceed in any fiscal year the product of (x) $0.10 per share of Common Stock (such number adjusted to reflect any stock split, combination, subdivision, reclassification, merger or other similar event that occurs subsequent to the date of the Indenture) and (y) the number of shares so issued in such a stock acquisition; provided that after giving pro forma effect to such dividend, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph under the "Limitation on Indebtedness" covenant; provided, however, that the amount of such payment will be included in subsequent calculations of the amount of Restricted Payments;

  (9) Restricted Payments in an amount not to exceed $15.0 million (after giving effect to any reductions in the aggregate amount of Restricted Investments made pursuant to this clause (9) as a result of the receipt of cash due to the disposition thereof, including through liquidation, repayment or other reduction, including by way of dividend or distribution, the aggregate amount of such reductions not to exceed the aggregate amount of such Restricted Investments outstanding and previously made pursuant to this clause (9)); provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

  (10) Restricted Investments in any Joint Venture made during any fiscal year of the Company or within 45 days after the end of such fiscal year in amounts that, together with all other Restricted Investments made in such Joint Venture during such fiscal year in reliance on this clause (10) during such fiscal year or within 45 days after the end of such fiscal year, do not exceed the amount of dividends or distributions previously paid during such fiscal year to the Company or any Restricted Subsidiary by such Joint Venture; provided that the amount of such dividends and distributions so applied as a Restricted Investment pursuant to this clause (10) shall be excluded from clause
       (c)(i) of the first paragraph of this covenant;

  (11) the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; provided, however, that the amount of such payment will be included in subsequent calculations of the amount of Restricted Payments;

  (12) indemnity payments permitted by clause (10) under the covenant "Limitation on Indebtedness;"

  (13) Restricted Payments constituting Limited Recourse Obligations;

  (14) the acquisition in open-market purchases of the Company's Common Stock for contributions to its employee stock purchase and deferred compensation plans in the ordinary course of business or payments in settlement of stock appreciation rights existing on the Issue Date in an amount not to exceed $2.0 million in any fiscal year or $4.0 million in the aggregate; provided, however, that the amount of such payment will be included in subsequent calculations of the amount of Restricted Payments; or

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  (15) the payment of any dividend on any Capital Stock of the Company within
       60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the first paragraph above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the first paragraph above); provided, however, that the amount of such payment will be included in subsequent calculations of the amount of Restricted Payments.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount. The fair market value of any non-cash Restricted Payment shall be determined conclusively by the Board of Directors or senior management of the Company acting in good faith whose resolution, in the case of the Board of Directors, or an Officers' Certificate, in the case of senior management, with respect thereto shall be delivered to the Trustee within 30 days thereafter. Not later than 30 days after the date of making any Restricted Payment pursuant to the first paragraph of this covenant, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture. In computing Consolidated Net Income of the Company under clause (C)(1) of the first paragraph of this covenant, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's consolidated financial statements affecting Consolidated Net Income of the Company for any period.

 Limitation on Liens

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or acquired after that date, securing any Indebtedness, unless contemporaneously with the Incurrence of the Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may
be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

 Limitation on Sale/Leaseback Transactions

   The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

  (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value

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     (as evidenced by an Officer's Certificate or a determination by the
     Board of Directors) of the property subject to such transaction;

  (2) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Capitalized Lease Obligation in respect of such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Indebtedness" (to the extent such covenant remains in effect);

  (3) the Company or such Restricted Subsidiary would be permitted to create a Lien (other than with respect to operating leases) on the property subject to such Sale/Leaseback Transaction without securing the Notes by the covenant described under "Limitation on Liens" (to the extent such covenant remains in effect); and

  (4) the Sale/Leaseback Transaction is treated as an Asset Disposition (except in connection with Permitted Sale/Leaseback Dispositions) and all of the conditions of the Indenture described under "Limitation on Sale of Assets and Subsidiary Stock" (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

 Limitation on Restrictions on Distributions from Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

  (2) make any loans or advances to the Company or any Restricted Subsidiary;
      or

  (3) transfer any of its property or assets to the Company or any Restricted Subsidiary.

   The preceding provisions will not prohibit:

    (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture and the Credit Facility in effect on such date;

    (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date;

    (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this paragraph or this clause
          (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

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

    (iv) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

      (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

      (b) contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

      (c) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

    (v) purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

    (vi) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management, are necessary to effect such Qualified Receivables Transaction;

    (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of assets (including the Capital Stock or assets of such Restricted Subsidiary) (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (viii) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order; and

    (ix) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements.

 Limitation on Sales of Assets and Subsidiary Stock

   The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  (1) the Company and/or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

  (2) at least 75% of the consideration from such Asset Disposition received by the Company and/or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Additional Assets; and

  (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

      (a) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or

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

         purchase Secured Indebtedness (other than Disqualified Stock or Subordinated Obligations) of the Company or Secured Indebtedness (other than any Preferred Stock or Guarantor Subordinated Obligation) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) or the Credit Facility (whether the Credit Facility is secured or unsecured) within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause
         (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

      (b) to the extent of the balance of such Net Available Cash after application in accordance with clause (a), to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 360 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash.

   Pending the final application of any such Net Available Cash, the Company and its applicable Restricted Subsidiaries may temporarily reduce the revolving Indebtedness under the Credit Facility or otherwise invest such Net Available Cash in cash or Cash Equivalents. Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 361st day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, plus premium, if any, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

   The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

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

   If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders of the Notes who tender Notes pursuant to the Asset Disposition Offer.

   On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

   For the purposes of this covenant, the following will be deemed to be cash:

  (1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) or other liabilities reflected on the balance sheet of the Company or Indebtedness (other than Guarantor Subordinated Obligations or Preferred Stock) or other liabilities reflected on the balance sheet of any Restricted Subsidiary of the Company and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or such other liabilities reflected on the balance sheet of the Company or its Restricted Subsidiaries in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

  (2) securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted or monetized by the Company or such Restricted Subsidiary into cash.

   The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

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

 Limitation on Affiliate Transactions

   The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1) the terms of such Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's length dealings with a Person who is not such an Affiliate;

  (2) in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

  (3) in the event such Affiliate Transaction involves an aggregate amount in excess of $25.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate.

   The preceding paragraph will not apply to:

  (1) any Restricted Payment permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments";

  (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business, or indemnification pursuant to the Company's or a Restricted Subsidiary's charter or by-laws or applicable corporate law, to or with officers, directors or employees of the Company and its Restricted Subsidiaries;

  (3) loans or advances to officers, employees or directors in the ordinary course of business of the Company or any of its Restricted
      Subsidiaries;

  (4) any transaction between or among the Company and/or Restricted Subsidiaries (other than Receivable Entities);

  (5) the payment of reasonable and customary fees and other compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Restricted Subsidiary of the Company;

  (6) the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party, on the one hand, and a Person other than the Company or a Restricted Subsidiary, on the other hand, on the Issue Date as these agreements may be amended, modified or supplemented from time to time; provided, however, that any future amendment, modification or supplement entered into after the Issue Date will be permitted to the extent that its terms are not more materially disadvantageous,

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

     taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

  (7) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

  (8) sales of Capital Stock of the Company to the extent not prohibited by the Indenture; and

  (9) any transaction or series of transactions between the Company or any Restricted Subsidiary, on the one hand, and any of their Joint Ventures, on the other hand, provided that (i) such transaction or series of transactions is (x) in the ordinary course of business between the Company or such Restricted Subsidiary and such Joint Venture, (y) otherwise in compliance with the terms of the Indenture and (z) on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (ii) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $25.0 million, such Affiliate Transaction complies with clause (2) of the initial paragraph above.

 Limitation on Sale of Capital Stock of Restricted Subsidiaries

   The Company will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

  (1) to the Company or a Restricted Subsidiary other than a Receivables Entity; or

  (2) in compliance with the covenant described under "Limitation on Sales of Assets and Subsidiary Stock" and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

   Notwithstanding the preceding paragraph, (i) the Company and any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or such Restricted Subsidiary, as the case may be, complies with the terms of the covenant described under "Limitation on Sales of Assets and Subsidiary Stock" and (ii) each of Pennzoil-Quaker State India Limited and Pennzoil-Quaker State France S.A. and any other Subsidiary of the Company incorporated outside the United States for which a rights offering is the only alternative allowed under applicable law to increase paid-in capital may engage in and complete rights offerings to all its shareholders; provided that the Company participates fully in any such rights offering.

 SEC Reports

   Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the Commission, and provide the Trustee and the registered holders of the Notes with, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein; provided that the Company shall be deemed to have satisfied its delivery obligations under this covenant to the extent it timely files all such reports on the Commission's EDGAR database. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the

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Company will nevertheless provide such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

   If the Company has designated any of its Subsidiaries that, individually or collectively, constitutes (after intercompany eliminations) in excess of 5% of Consolidated EBITDA of the Company on a consolidated basis for the relevant reporting period as an Unrestricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

 Merger and Consolidation

   The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "Limitation on Indebtedness" covenant (to the extent such covenant remains in effect);

  (4) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

  (5) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

   For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

   The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes.

   Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

   Notwithstanding the preceding clause (3), (4) or (5): (x) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits.

 Future Subsidiary Guarantors

   After the Issue Date, unless such Subsidiary has previously issued a Subsidiary Guarantee which is then in full force and effect, the Company will cause each Subsidiary that issues a Guarantee in respect of obligations under a Credit Facility to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis.

 Limitation on Lines of Business

   The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

 Effectiveness of Covenants

   The covenants described under "Limitation on Indebtedness," "Limitation on Restricted Payments," "Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Limitation on Sales of Assets and Subsidiary Stock," "Limitation on Affiliate Transactions," "Limitation on the Sale of Capital Stock of Restricted Subsidiaries," "SEC Reports," "Future Subsidiary Guarantors" and "Limitation on Lines of Business" (the "Fall-Away Covenants") will no longer be in effect upon the Company reaching Investment Grade Status; provided that at such time, no Default or Event of Default shall have occurred and be continuing.

 Payments for Consent

   Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

   The occurrence and continuance of each of the following is an Event of
Default:

  (1) default in any payment of interest or additional interest on any Note when due, continued for 30 days;

  (2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

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  (3) failure by the Company or any Subsidiary Guarantor to comply with its obligations under "Certain Covenants--Merger and Consolidation";

  (4) failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under the covenants described under "Certain Covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain Covenants--Merger and Consolidation" which is covered by clause (3));

  (5) failure by the Company to comply for 60 days after notice with its other obligations contained in the Indenture;

  (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), which default:

    (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

    (b) results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $25.0 million or more; provided, that this clause (b) shall not apply to (i) Indebtedness of any Receivables Entity, (ii) Indebtedness owed to the Company or a Restricted Subsidiary or (iii) Permitted Non-Recourse Indebtedness, whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture;

  (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (other than any Receivables Entity) or group of Restricted Subsidiaries (other than any Receivables Entity) that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

  (8) failure by the Company or any Significant Subsidiary (other than any Receivables Entity) or group of Restricted Subsidiaries (other than any Receivables Entity) that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments of a court of competent jurisdiction aggregating in excess of $25.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing or which has been determined to be applicable by a final nonappealable determination by a court of competent jurisdiction), which judgments are not paid, discharged or stayed and there shall have been a period of 90 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect (the "judgment default provision"); or

  (9) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

   However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes

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notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

   If an Event of Default (other than an Event of Default described in clause
(7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of Default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if
(1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any

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proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after knowledge of the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 1, 2005 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to November 1, 2005, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Amendments and Waivers

   Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

  (1) reduce the principal amount of Notes whose holders must consent to an amendment;

  (2) reduce the stated rate of or extend the stated time for payment of interest on any Note;

  (3) reduce the principal of or extend the Stated Maturity of any Note;

  (4) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described

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

     above under "Optional Redemption", "Change of Control", "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" or any similar provision, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (5) make any Note payable in any currency other than that stated in the Note;

  (6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes; or

  (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

   Without the consent of any holder, the Company and the Trustee may amend the Indenture to:

  (1) cure any ambiguity, omission, defect or inconsistency;

  (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture;

  (3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

  (4) add Guarantees with respect to the Notes or release a Subsidiary Guarantor in accordance with the applicable provisions of the Indenture;

  (5) secure the Notes;

  (6) add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

  (7) make any change that does not materially adversely affect the rights of any holder, taken as a whole; or

  (8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

   The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Defeasance

   The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate.

   The Company at any time may terminate its obligations under covenants described under "Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "Events of Default" above and the limitations contained in clause (3) under "Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under "Events of Default" above or because of the failure of the Company to comply with clause (3) and clause
(4) under "Certain Covenants--Merger and Consolidation" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for exchange of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

   JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

   The Indenture provides that each agreement and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

   "1995 Indenture" means the indenture dated as of October 23, 1995 between the Company, as successor to Quaker State Corporation, and Chemical Bank, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

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   "1999 Indenture" means the indenture dated as of February 1, 1999, between the Company and Chase Bank of Texas, National Association, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

   "2002 Notes" means the Company's $150 million principal amount of 8.65% Notes due 2002 issued pursuant to Section 301 of the 1999 Indenture.

   "2005 Notes" means the Company's $100 million principal amount of 6 5/8% Notes due 2005 issued pursuant to the 1995 Indenture. Pennzoil-Quaker State Company has replaced Quaker State Corporation as obligor under these notes.

   "2009 Notes" means the Company's $200 million principal amount of 6 3/4% Notes due 2009 issued pursuant to Section 301 of the 1999 Indenture.

   "2029 Debentures" means the Company's $400 million principal amount of 7 3/8% Debentures due 2029 issued pursuant to Section 301 of the 1999 Indenture.

   "Additional Assets" means:

  (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

  (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

   Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

  (1) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity);

  (2) the sale of Cash Equivalents in the ordinary course of business;

  (3) a disposition of inventory in the ordinary course of business;

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  (4) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

  (5) transactions permitted under "Certain Covenants--Merger and Consolidation";

  (6) an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary (other than a Receivables Entity);

  (7) for purposes of "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition permitted by "Certain Covenants--Limitation on Restricted Payments";

  (8) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" made in connection with a Qualified Receivables Transaction;

  (9) dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than $25.0 million;

  (10) dispositions in connection with Permitted Liens;

  (11) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

  (12) Permitted Sale/Leaseback Dispositions;

  (13) foreclosure on assets; and

  (14) sales of notes receivable (including, without limitation, any collateral securing such notes, all contracts and guarantees or other obligations in respect thereof and all proceeds of the foregoing) in connection with the PLCAC Agreement.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

   "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

   "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of

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

rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

   "Cash Equivalents" means:

  (1) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States, having maturities of not more than one year from the date of acquisition;

  (2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

  (3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (i) in the case of any commercial bank chartered by the United States Government or any state thereof the long-term debt of which bank is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and (ii) having combined capital and surplus in excess of $500.0 million (or the U.S. dollar equivalent thereof);

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and
      (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5) commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

  (6) interests in any investment company or money market fund which invests primarily in instruments of the type specified in clauses (1) through
      (5) above;

  (7) in the case of Foreign Subsidiaries, substantially similar investments to those set forth in clauses (1) through (6) above denominated in foreign currencies; provided that references to the United States Government shall be deemed to mean foreign countries having a sovereign rating of "A" or better from either Standard & Poor's Ratings or Moody's Investors Service, Inc.; and

  (8) overnight bank deposits not to exceed $100,000 at any U.S. financial institution or $350,000 at any non-U.S. financial institution.

   "Change of Control" means:

  (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity);

  (2) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

  (3) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

  (4) the adoption by the stockholders of the Company of a plan for the liquidation or dissolution of the Company.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" means with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters, provided, however, that:

  (1) if the Company or any Restricted Subsidiary:

    (a) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

    (b) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

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  (2) if since the beginning of such period the Company or any Restricted
      Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition:

    (a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

    (b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary which has been (or is to be) repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business or for its most recent fiscal year generated operating income in excess of $1.0 million, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or
      (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the average rate in effect for the four quarter period preceding such date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

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  (1) Consolidated Interest Expense;

  (2) Consolidated Income Taxes;

  (3) consolidated depreciation expense;

  (4) consolidated amortization expense; and

  (5) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

   Notwithstanding the preceding sentence, clauses (2) through (5) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (5) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended, distributed, advanced or loaned to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

  (1) interest expense attributable to Capitalized Lease Obligations in accordance with GAAP and the interest component of any deferred payment obligations;

  (2) amortization of debt discount and debt issuance cost;

  (3) non-cash interest expense;

  (4) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness of any other Person;

  (5) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

  (6) the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a

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     decimal, in each case, on a consolidated basis and in accordance with
     GAAP; provided that the foregoing tax adjustment shall only be applied to the extend dividends on such Preferred Stock or Disqualified Stock are non-deductible for tax purposes; and

  (7) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust; provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary.

   For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received or accrued by the Company and its Subsidiaries with respect to Interest Rate Agreements and with respect to Indebtedness denominated in foreign currencies, net payments made or received or accrued by the Company and its Subsidiaries with respect to Currency Agreements.

   "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  (1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

    (a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

    (b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

  (2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends and the making of distributions and advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

    (a) subject to the limitations contained in clauses (3), (4) and (5) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been dividended, distributed or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend, distribution or advance to another Restricted Subsidiary, to the limitation contained in this clause); and

    (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (3) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of

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     in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (4) any extraordinary gain or loss; and

  (5) the cumulative effect of a change in accounting principles.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Credit Facility" means one or more debt facilities (including, without limitation, the new revolving credit agreement entered into among the Company, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Administrative Agent, and the lenders which are parties thereto from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

  (3) is redeemable at the option of the holder of the Capital Stock thereof, in whole or in part;

in each case on or prior to the date that is 91 days after the date (a) on which the Notes mature or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into

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which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of Control" and "Limitation on Sales of Assets and Subsidiary Stock" (to the extent such provisions remain in effect) and such repurchase or redemption complies with "Certain Covenants--Restricted Payments".

   "Equity Offering" means an offering for cash by the Company of its Capital Stock (other than Disqualified Stock), or options, warrants or rights with respect to its Capital Stock (other than Disqualified Stock) made pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission (other than on Form S-4 or S-8) or pursuant to a private placement.

   "Excel Paralubes Sponsor Agreement " means the Sponsor Agreement dated as of May 22, 1995 among Atlas Processing Company, Excel Paralubes, Excel Paralubes Funding Corporation, and The First National Bank of Chicago, and any amendments, supplements or other modifications thereto that do not materially adversely affect the rights of a holder of the Notes taken as a whole; provided that any amendment, supplement or modification that increases or could increase the financial obligations of the Company or its Restricted Subsidiaries under such agreement shall be deemed to materially adversely affect the rights of the holders of the Notes.

   "Excel Paralubes Partner Loan Agreement" means the Partner Loan Agreement dated as of May 22, 1995 among Conoco Inc., Atlas Processing Company, Excel Paralubes and The First National Bank of Chicago, and any amendments thereto that do not materially adversely affect the rights of any holder, taken as a whole, provided that any amendment, supplement or modification that increases or could increase the financial obligations of the Company or its Restricted Subsidiaries under such agreement shall be deemed to materially adversely affect the rights of the holders of the Notes.

   "Foreign Subsidiary" means any Restricted Subsidiary doing business outside of the United States of America or any state thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the United States accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (including arising by virtue of partnership arrangements); or

  (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect

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     thereof (in whole or in part) (including by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise);
provided, however, that the term "Guarantee" will not include Limited Recourse Obligations or endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

   "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP;

  (3) the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of Incurrence);

  (4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except accrued expenses or trade payables or payments due under supply or service contracts in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

  (5) Capitalized Lease Obligations of such Person;

  (6) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person (excluding Limited Recourse Stock Pledges), whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;


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  (8) the principal component of Indebtedness of other Persons to the extent
      Guaranteed by such Person; and

  (9) to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

   The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date. Notwithstanding the foregoing, (i) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be "Indebtedness" provided that such money is held to secure the payment of such interest and (ii) Indebtedness shall not include obligations under take-or-pay or put-or-pay agreements entered into in the ordinary course of business.

   In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1) such Indebtedness is the obligation of a Joint Venture;

  (2) such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture or otherwise liable for the debts of such Joint Venture (a "General Partner"); and

  (3) there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person (other than pursuant to Limited Recourse Obligations); and then such Indebtedness shall be included in an amount not to exceed:

    (a) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

    (b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent actually paid by the Company or its Restricted Subsidiaries.

   "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

   "International Facilities" means the debt facilities in existence on the Issue Date with respect to Subsidiaries of the Company whose primary business is outside of the United States, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (whether or not with the original lenders).

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   "Investment" means, with respect to any Person, all investments by such
Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

  (1) Hedging Obligations, commodity price protection agreements and commodity price hedging agreements entered into in the ordinary course of business and in compliance with the Indenture;

  (2) endorsements of negotiable instruments and documents in the ordinary course of business; and

  (3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of common equity securities of the Company.

   For purposes of "Certain Covenants--Limitation on Restricted Payments":

  (1) "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  (2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or senior management of the Company. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value (as conclusively determined by the Board of Directors or senior management of the Company in good faith) of the Capital Stock of such Subsidiary not sold or disposed of.

   "Investment Grade Status," with respect to the Company, shall occur when the Notes receive a rating of "BBB-" or higher from Standard & Poor's Ratings Group and a rating of "Baa3" or higher from Moody's Investors Service, Inc.

   "Issue Date" means November 2, 2001, the date on which the old notes were originally issued.

   "Joint Venture" means a partnership or joint venture that is not a Restricted Subsidiary.

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

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   "Limited Recourse Obligations" means:

  (1) obligations of the Company or any Restricted Subsidiary to any Joint Venture under take-or-pay contracts or put-or-pay contracts;

  (2) Limited Recourse Stock Pledges;

  (3) the extension by the Company or any Restricted Subsidiary of insurance coverage to any Joint Venture;

  (4) the obligation of Atlas Processing Company (or a successor thereof) to purchase subordinated notes pursuant to the Excel Paralubes Partner Loan Agreement; and

  (5) the obligation of Atlas Processing Company (or a successor thereof) under the Excel Paralubes Sponsor Agreement to maintain expense reserves, make capital contributions to cover uninsured property losses and to deposit funds in the debt service reserve account.

   "Limited Recourse Stock Pledge" means the pledge of Capital Stock in any Joint Venture or any Unrestricted Subsidiary to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary.

   "Moody's" means Moody's Investors Service, Inc., and its successors.

   "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:

  (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Disposition;

  (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

  (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

  (4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

  (5) all payments made with respect to liabilities directly associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities.

   "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and

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other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

   "Non-Recourse Debt" means Indebtedness:

  (1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  (3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

   "Officer" means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer, the Controller or the Secretary of the Company.

   "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

   "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

   "Pari Passu Indebtedness" means Indebtedness that ranks equally in right of payment to the Notes.

   "Permitted Sale/Leaseback Disposition" means any Sale/Leaseback Transaction entered into within 180 days of the date of acquisition of property that is entered into with any vendor or supplier (or Affiliate thereof) (or any financial institution acting on behalf of or for the purpose of financing purchases from such vendor or supplier) to the extent the Indebtedness thereunder is Incurred for the purpose of financing the acquisition of such assets or property to be used in a Related Business.

   "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1) a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity); provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2) another Person if as a result of such Investment such other Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary (other than a Receivables Entity); provided, however, that such Person's primary business is a Related Business;

    (3) cash and Cash Equivalents;

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  (4) trade receivables or notes receivable owing to the Company or any
      Restricted Subsidiary;

  (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6) loans or advances to officers, employees or directors made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

  (7) Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction or settlement of judgments, litigations or arbitrations, or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  (8) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

  (9) Investments in existence on the Issue Date;

  (10) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain Covenants--Limitation on Indebtedness";

  (11) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed $20.0 million outstanding at any one time;

  (12) Guarantees issued in accordance with "Certain Covenants--Limitations on Indebtedness";

  (13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in accounts receivable and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable; and

  (14) Limited Recourse Stock Pledges.

   "Permitted Liens" means, with respect to any Person:

  (1) Liens securing Indebtedness and other obligations of the Company under the Credit Facility and related Interest Rate Agreements and liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations of the Company under the Credit Facility permitted to be incurred under the Indenture;

  (2) pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases or licenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

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  (3) Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

  (4) Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (5) Liens in favor of issuers of tender, bid, surety, appeal or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not support Indebtedness;

  (6) encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (7) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be Incurred under the Indenture;

  (8) licenses, leases and subleases of real or personal property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (10) Liens for the purpose of securing the payment of all or a part of the purchase price or cost of construction or improvement of (or Indebtedness Incurred in connection therewith), or Capitalized Lease Obligations with respect to, assets or property acquired or constructed or improved in the ordinary course of business (including, without limitation, Permitted Sale Leaseback Dispositions), provided that:

    (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

    (b) such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted
        Subsidiary other than such assets or property and assets affixed or appurtenant thereto or proceeds in respect thereof;

  (11) Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, including dedicated cash collateral accounts to secure obligations under letters of credit;

  (12) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;


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  (13) Liens existing on the Issue Date;

  (14) Liens on property (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof); provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (15) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof); provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (16) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Restricted Subsidiary (other than a Receivables Entity);

  (17) Liens securing the Notes and Subsidiary Guarantees;

  (18) Liens securing Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus assets or property affixed or appurtenant thereto or proceeds in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

  (19) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

  (20) Liens securing Indebtedness or other obligations (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $25.0 million;

  (21) Limited Recourse Stock Pledges;

  (22) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

  (23) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code;

  (24) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to an indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of the Company or any Restricted Subsidiary on the property to be disposed of, to the extent such dispositions are permitted hereunder;

  (25) Liens resulting from the deposit of funds or securities in trust for the purpose of defeasing the 2002 Notes, 2005 Notes, 2009 Notes and 2029 Debentures;

  (26) Liens securing the 2002 Notes, the 2005 Notes, the 2009 Notes and the 2029 Debentures, to the extent such Liens are required pursuant to the terms thereof;

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  (27) Liens securing amounts borrowed, or Guarantees in respect thereof, under commitments in existence on the Issue Date under the International Facilities; and

  (28) Liens on assets of the Company or any Restricted Subsidiary arising as a result of a Sale/Leaseback Transaction with respect to such assets; provided that the Net Available Cash from such Sale/Leaseback Transaction are applied in accordance with "Certain Covenants-- Limitation on Sale of Assets and Subsidiary Stock" (to the extent such covenant remains in effect).

   "Permitted Non-Recourse Indebtedness" means Indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition or construction by the Company or such Restricted Subsidiary of any property with respect to which:

  (1) the holders of such Indebtedness agree that they will look solely to the property so acquired or constructed and securing such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) provides direct or indirect credit support, including any undertaking, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired or constructed property) or (b) is directly or indirectly liable for such Indebtedness; and

  (2) no default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other Indebtedness of the Company or a Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund or maturity.

   "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

   "PLCAC Agreement" means the Second Amended and Restated Lube Center Receivable Purchase and Sale Agreement dated as of June 22, 2000 among Pennzoil Lube Center Acceptance Corporation, as Seller, Corporate Receivables Corporation and Liberty Street Funding Corp., as Investors, Citicorp North America, Inc., as Investor Agent, and The Bank of Nova Scotia, and Liberty Agent, as amended by the First Amendment thereto dated as of March 13, 2001 and the Second Amendment thereto dated as of June 14, 2001, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

   "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

   "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the

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

Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with asset securitization involving accounts receivable.

   "Receivables Entity" means a Wholly-Owned Subsidiary of the Company (or another Person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

  (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

    (a) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

    (b) is recourse to or obligates the Company or any Restricted
        Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

    (c) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

  (2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

  (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results (except pursuant to Standard Securitization Undertakings).

     Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances

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Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

  (1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

  (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

  (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness or otherwise paid or payable to complete such repurchase and fees and expenses Incurred in connection therewith); and

  (4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Related Business" means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

   "Related Business Assets" means assets used or useful in a Related Business.

   "Restricted Investment" means any Investment other than a Permitted
Investment.

   "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person or an Affiliate thereof.

   "Secured Indebtedness" means any borrowings under a credit facility or indenture that are secured by a Lien on assets of the relevant borrower.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

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   "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

   "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

   "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

   "Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

   "Subsidiary Guarantor" means each Subsidiary of the Company in existence on the Issue Date and any Restricted Subsidiary created or acquired by the Company after the Issue Date that Guarantees obligations under a Credit Facility and is therefore, to the extent required by the Indenture, required to Guarantee obligations under the Indenture and the Notes or at the Company's option, any Restricted Subsidiary designated as a Subsidiary Guarantor by the Company.

   "Unrestricted Subsidiary" means:

  (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

  (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

  (2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

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

  (3) such designation and the Investment of the Company in such Subsidiary complies with "Certain Covenants--Limitation on Restricted Payments";

  (4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

  (5) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

    (a) to subscribe for additional Capital Stock of such Person; or

    (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

   Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

   The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

   "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

   "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.


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                      BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

   The old notes were, and the new notes will be, issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

   Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC.

   Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  . upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  . ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

   Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.


Book-Entry Procedures for the Global Notes

   All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.A. and Clearstream Bank, societe anonyme. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

   DTC has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  . a "banking organization" within the meaning of the New York State Banking
    Law;

  . a member of the Federal Reserve System;

  . a "clearing corporation" within the meaning of the Uniform Commercial
    Code; and

  . a "clearing agency" registered under Section 17A of the Exchange Act.

   DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

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

   So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

  . will not be entitled to have notes represented by the global note registered in their names;

  . will not receive or be entitled to receive physical, certificated notes;
    and

  . will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

   As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

   Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

   Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

   Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

   Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

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   DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

   Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  . DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  . DTC ceases to be registered as a clearing agency under the Securities
    Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

  . we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  .  certain other events provided in the Indenture should occur.

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                         REGISTRATION RIGHTS AGREEMENT

   The description of the registration rights agreement set forth below is a summary of the material provisions of the registration rights agreement. The registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Exchange Offer Registration Statement

   In connection with the issuance of the old notes, we entered into a registration rights agreement. In the registration rights agreement, we agreed:

  . to file an exchange offer registration statement with the SEC as soon as practicable after November 2, 2001;

  . to use our best efforts to have it declared effective no later than 180 days after November 2, 2001;

  . to keep the exchange offer for the old notes open for a period of not less than 20 business days; and

  . to cause the exchange offer to be consummated no later than 60 days after the exchange offer registration statement is declared effective by the SEC.

   To participate in an exchange offer, you must represent that:

  . you are not one of our "affiliates," as defined in Rule 144 of the Securities Act, or a broker-dealer tendering old notes acquired directly from us for your own account;

  . if you are not a broker-dealer or are a broker-dealer but will not receive new notes for your own account in exchange for old notes, you are not engaged in and do not intend to participate in a distribution of the new notes;

  . you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes within the meaning of the Securities Act;

  . you are acquiring the new notes in the ordinary course of your business; and

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you represent that the old notes to be exchanged for new notes were acquired by you as a result of market-making activities or other trading activities and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of any new notes. It is understood that you are not admitting that you are an "underwriter" within the meaning of the Securities Act by acknowledging that you will deliver, and by delivery of, a prospectus.

   As soon as practicable after the exchange offer registration statement becomes effective, we will offer the holders of old notes who are not prohibited by any law or policy of the SEC from participating in these exchange offers the opportunity to exchange their old notes for new notes registered under the Securities Act that are substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

   The registration rights agreement also provides that we:

  . shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any new notes; and

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  .   shall pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the notes, and will indemnify some holders of the notes, including any broker-dealer, against liabilities, including liabilities under the Securities Act.

   A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to various civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including some of the indemnification rights and obligations.

   If the holder is a broker-dealer that will receive new notes for its own account in exchange for old notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

Shelf Registration Statement

   We will use our reasonable best efforts to file with the SEC a shelf registration statement to cover resales of notes that are "registrable securities" (as defined below) by those holders who provide required information in connection with the shelf registration statement under the following circumstances:

  . if the exchange offer as contemplated by the registration rights agreement is not permitted by applicable law or SEC policy; or

  .   the exchange offer is not, for any reason, completed by May 2, 2002; or

  . the exchange offer has been completed and in the opinion of counsel for the initial purchasers a registration statement must be filed and a prospectus delivered by the initial purchasers in connection with any offering or sale of registrable securities.

   If we are required to file a shelf registration statement, we will use our reasonable best efforts to cause the SEC to declare effective the shelf registration statement after we file a shelf registration statement. In addition, each holder will be required to deliver information to be used in connection with the shelf registration statement in order to have its old notes included in the shelf registration statement. We will also use our reasonable best efforts to keep the shelf registration statement effective until the expiration of the period referred to in Rule 144(k) under the Securities Act with respect to the registrable securities or such shorter period that will terminate when all the registrable securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

   A holder who sells notes under the shelf registration statement generally will be:

  . required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

  . subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

  . bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

   In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement.

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

   For the purposes of the registration rights agreement, "registrable securities" means the old notes; provided, that the old notes shall cease to be registrable securities:

  . when a registration statement with respect to the old notes has been declared effective under the Securities Act and such notes have been exchanged or disposed of pursuant to such registration statement; or

  . when the old notes have been sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act; or

  .   when such notes cease to be outstanding.

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

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   This section summarizes certain U.S. federal income tax considerations relating to the exchange offer and the ownership and disposition of the new notes by U.S. holders and non-U.S. holders (as defined below). This summary is based on the following materials, all as of the date of this prospectus:

  .   the Internal Revenue Code of 1986, as amended (the "Code");

  . current, temporary and proposed Treasury Regulations promulgated under the Code;

  .   current administrative interpretations of the Internal Revenue Service;
      and

  .   court decisions.

   Legislation, judicial decisions or administrative changes may be forthcoming that could affect the accuracy of the statements included in this summary, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences described below.

   This summary does not discuss all aspects of United States federal income taxation that may be important to particular holders in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations and certain U.S. expatriates) or to persons that hold the notes as a part of a straddle, hedge or synthetic security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state or local tax considerations.

   This summary assumes that investors hold their notes as "capital assets" (generally, property held for investment) under the Code. This summary applies only to U.S. holders and non-U.S. holders that receive the new notes in the exchange offer in exchange for old notes that were purchased for cash on original issue for their issue price of 99.383% of their face amount. Investors are urged to consult their tax advisors regarding the United States federal, state, local and foreign income and other tax considerations of the exchange offer and the ownership and disposition of the new notes.

   For purposes of this summary, a U.S. holder is a beneficial owner of a new note that is any one of the following:

  .  an individual who is a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized under the laws of the United States or any state or political subdivision thereof;

  . an estate that is subject to United States federal income taxation without regard to the source of its income; or

  . a trust (1) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

   A non-U.S. holder is a beneficial owner of a new note that is not a U.S. holder.

   If a partnership holds the new notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding the new notes is urged to consult its own tax advisor.

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

Exchange Offer

   The exchange of an old note for a new note in the exchange offer described in "The Exchange Offer" will not constitute a taxable exchange of the old note. Consequently, no gain or loss will be recognized by a holder upon receipt of a new note, the holding period of the new note will include the holding period of the old note and the basis of the new note will be the same as the basis of the old note immediately before the exchange. The old note and the new note will be treated as the same security for federal income tax purposes.

U.S. Holders

 Payment of Interest

   Interest on a new note will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for tax purposes.

 Gain on Disposition

   Upon the sale, exchange, redemption or other disposition of a new note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, redemption or other disposition (less an amount equal to any accrued interest not previously included in income, which will be taxable as interest income) and the adjusted tax basis of the note. A U.S. holder's tax basis in a new note will, in general, be the U.S. holder's original purchase price for the old note in exchange for which the U.S. holder received the new note. Such gain or loss recognized will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation.

 Information Reporting and Backup Withholding

   In general, information reporting requirements will apply to certain payments of principal and interest on new notes and to certain proceeds upon the sale of a new note made to U.S. holders other than exempt residents (such as corporations). Backup withholding will apply to such payments (at a rate of 30% for payments made in 2002 or 2003) if the U.S. holder fails to provide a taxpayer identification number or otherwise fails to comply with applicable information reporting or certification requirements.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Non-U.S. Holders

 Payment of Interest

   Except as described below, any interest we pay to non-U.S. holders will not be subject to United States federal income or withholding tax provided that:

  . the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

  . the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

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

  . the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner Statement Requirement."

   If a non-U.S. holder cannot satisfy the requirements described below under "Owner Statement Requirement," payments of interest will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

   A non-U.S. holder that is engaged in the conduct of a United States trade or business will be subject to United States federal income tax on interest that is effectively connected with the conduct of such trade or business on a net income basis in the same manner as if such holder were a United States person. In addition, if the non-U.S. holder is a corporation, the corporation will be subject to a United States branch profits tax equal to 30% of its "effectively connected earnings and profits" as adjusted for the taxable year (subject to any lower rate or exemption provided by an applicable income tax treaty).

 Gain on Disposition

   A non-U.S. holder will generally not be subject to United States federal income tax on gain recognized on sale, exchange, redemption, or other disposition of a new note unless:

  . the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder; or

  . the non-U.S. holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met.

   Any such gain that is effectively connected with the conduct of a United States trade or business by a non-U.S. holder will be subject to United States federal income tax on a net income basis in the same manner as if such holder were a United States person and, if such non-U.S. holder is a corporation, such gain will also be subject to the 30% United States branch profits tax described above (subject to any lower rate or exemption provided by an applicable income tax treaty).

 Federal Estate Taxes

   A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death, provided that:

  . the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations; and

  . the interest accrued on the new note was not effectively connected with a United States trade or business of the individual at the individual's death.

 Owner Statement Requirement

   Sections 871(h) and 881(c) of the Code require that either the beneficial owner of a new note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a new note on behalf of such non-U.S. holder file a statement with us or our agent to the effect that the non-U.S. holder is not a United States person in order to avoid withholding of United States federal income tax. Under current U.S. Treasury regulations, this requirement will be satisfied if we or our agent receives:

  . Internal Revenue Service Form W-8BEN (or successor form) which includes a statement from the non-U.S. holder certifying under penalty of perjury that such holder is not a United States person and that provides such holder's name and address; or

  . a statement from the financial institution holding the new note on behalf of the non-U.S. holder which satisfies applicable certification requirements.

   The non-U.S. holder must inform us or our agent, as applicable, or the financial institution, as applicable, within 30 days of any change in information on the holder's statement.

 Information Reporting and Backup Withholding

   Payments made on a new note will generally not be subject to information reporting or backup withholding (at a rate of 30% for payments made in 2002 or 2003) provided that we do not have actual knowledge that the holder is a United States person and the holder furnishes to the paying agent or broker the statement described above under "Owner Statement Requirement" or otherwise establishes an exemption. In addition, proceeds from the sale of a new note made within the United States or conducted through certain United States related financial intermediaries will generally not be subject to information reporting or backup withholding, provided that the payor does not have actual knowledge that the holder is a United States person and the payor receives the statement described above under "Owner Statement Requirement" or the holder otherwise establishes an exemption. Any withheld amounts will generally be allowed as a refund or a credit against a holder's U.S. federal income tax, provided the required information is timely filed with the Internal Revenue Service.

   The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders of the notes should consult tax advisors with respect to the tax consequences to them of the exchange offer and the ownership and disposition of the new notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

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                              PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the SEC in "no action letters" issued to third parties, we believe that you may transfer new notes issued under the exchange offer in exchange for the old notes if:

  .   you acquire the new notes in the ordinary course of your business; and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

   Broker-dealers receiving new notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new notes.

   We believe that you may not transfer new notes issued under the exchange offer in exchange for the old notes if you are:

  .   our "affiliate" within the meaning of Rule 144 under the Securities
      Act;

  .   a broker-dealer that acquired old notes directly from us; or

  . a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

   To date, the SEC staff has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. In the registration rights agreement, we have agreed to permit participating broker-dealers use of this prospectus in connection with the resale of new notes. We have agreed that, for a period of up to 180 days after the expiration of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests these documents in the letter of transmittal.

   If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of new notes.

   We will not receive any proceeds from any sale of new notes by broker-dealers. Broker-dealers who receive new notes for their own account in the exchange offer may sell them from time to time in one or more transactions either:

  .   in the over-the-counter market;

  .   in negotiated transactions;

  . through the writing of options on the new notes or a combination of methods of resale; or

  .   at prices related to prevailing market prices or negotiated prices.

   Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or

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

the purchasers of any new notes. Any broker-dealer that resells new notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new notes and any commissions or concessions or received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any broker or dealers. We will indemnify holders of the old notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                                 LEGAL MATTERS

   The validity of the new notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The audited consolidated financial statements of Excel Paralubes as of December 31, 2001, 2000, and 1999 and for the years then ended, not separately presented in this registration statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in Pennzoil-Quaker State Company's 2001 Annual Report on Form 10-K as
exhibit 99.1, incorporated by reference herein. Such consolidated financial statements, to the extent they have been included in the consolidated financial statements of Pennzoil-Quaker State Company, have been so included in reliance on the report of such independent accountants given on the authority of said firm as experts in accounting and auditing.

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

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, because our common stock is listed on the New York Stock Exchange, reports and other information concerning us can also be inspected at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the new notes to be issued in the exchange offer. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. We have "incorporated by reference" certain information, which means that we are disclosing important information to you by referring you to documents containing that information. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC (file no. 1-14501) under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the notes.

  .  our annual report on Form 10-K for the year ended December 31, 2001;


  . our current report on Form 8-K dated February 4, 2002 and filed on February 4, 2002; and


  . our current report on Form 8-K dated March 25, 2002 and filed on March 25, 2002.



   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                              Corporate Secretary
                         Pennzoil-Quaker State Company
                         Pennzoil Place, P.O. Box 2967
                           Houston, Texas 77252-2967
                           Telephone: (713) 546-4000

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                        [LOGO OF PENNZOIL-QUAKER STATE]

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

 Delaware Registrants

   The following registrants are corporations incorporated in the State of
Delaware: Pennzoil-Quaker State Company, Blue Coral, Inc., Jiffy Lube International, Inc., Pennzoil-Quaker State Canada Holding Company, Pennzoil-Quaker State International Corporation and Q Lube, Inc.

   Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Pennzoil-Quaker State Company maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

   Article IX of Pennzoil-Quaker State Company's Restated Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors of Pennzoil-Quaker State Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

   Article 9 of the Amended and Restated By-Laws of Pennzoil-Quaker State Company provides for indemnification of any person who is, or is threatened to be made, a witness in or a party to any proceeding by reason of his Corporate Status, as defined in the Amended and Restated By-laws, to the extent authorized by applicable law including, but not limited to, the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is generally limited to attorney's fees and other expenses and is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons.
Article 9 of the Amended and Restated By-laws also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted to present and former directors, officers, employees and agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

   The certificates of incorporation and/or bylaws of each of the other Delaware registrants provide that such registrant indemnify its officers and directors to the maximum extent allowed by Delaware law.

 Maryland Registrant

   Jiffy Lube International of Maryland, Inc. is a corporation incorporated in the State of Maryland.

   Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that Jiffy Lube International of Maryland, Inc. may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of Jiffy Lube International of Maryland, Inc., or while a director, is or was serving at the request of Jiffy Lube International of Maryland, Inc. as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of Jiffy Lube International of Maryland, Inc., no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to Jiffy Lube International of Maryland, Inc. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by Jiffy Lube International of Maryland, Inc.'s
Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) Jiffy Lube International of Maryland, Inc. shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of Jiffy Lube International of Maryland, Inc. or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, Jiffy Lube International of Maryland, Inc. may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

   MGCL Section 2-418 further provides that unless limited by Jiffy Lube International of Maryland, Inc.'s Charter, Jiffy Lube International of Maryland, Inc.: (i) shall (a) indemnify an officer of Jiffy Lube International of Maryland, Inc. if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of Jiffy Lube International of Maryland, Inc. if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of Jiffy Lube International of Maryland, Inc. to the same extent that it may indemnify directors; and (iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of Jiffy Lube International of Maryland, Inc.'s Board of Directors or contract.

   The charter and bylaws of Jiffy Lube International of Maryland, Inc. do not contain provisions specifically addressing the indemnification of its officers and directors.

 New York Registrant

   Medo Industries, Inc. is a corporation incorporated in the State of New
York.

   Section 402(b) of the New York Business Corporation ("NYBCL") statute generally provides that a company's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of its directors for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: the liability of any director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled; or (iii) that his acts violated section 719 of the NYBCL.

   In addition, section 722(a) of the NYBCL generally provides that a corporation may indemnify officers made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation to procure a judgment in its favor, including an action by or in the right of any other corporation, or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation, or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, if such director or officer acted in good faith.

   Section 722(c), in general, further provides that a corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys fees in connection with the defense or settlement of such action if such director or officer acted in good faith.

   Generally, Medo Industries, Inc.'s certificate of incorporation eliminates the personal liability of its directors to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the NYBCL.

   The certificate of incorporation and bylaws of Medo Industries, Inc. do not contain provisions specifically addressing the indemnification of its officers and directors.

 Directors and Officers Liability Insurance

   Pennzoil-Quaker State Company and each of the other registrants have purchased directors and officers liability insurance that would indemnify the directors and officers of Pennzoil-Quaker State Company against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

 General

   The above discussion of the organizational documents of the Registrants and the laws of the jurisdictions of incorporation or organization of the Registrants, as applicable, is not intended to be exhaustive and is respectively qualified in its entirety by such organizational documents and laws.

ITEM 21. Exhibits and Financial Statement Schedules

   The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
    2.1      Agreement and Plan of Merger by and among Shell Oil Company, Shell
             ND Company and Pennzoil-Quaker State Company dated as of March 25,
             2002

   *3.1(a)   Restated Certificate of Incorporation of Pennzoil-Quaker State
             Company (filed as exhibit 4.2 to the Current Report on Form 8-K of
             Pennzoil-Quaker State Company filed on December 29, 1998 (File No.
             001-14501) and incorporated herein by reference)

   *3.1(b)   Certificate of Designations of Series A Junior Participating
             Preferred Stock of Pennzoil-Quaker State Company (filed as exhibit
             3.1(b) to the Annual Report on Form 10-K of Pennzoil-Quaker State
             Company for the fiscal year ended December 31, 1999 (File No. 001-
             14501) and incorporated herein by reference)

   *3.2 By-Laws of Pennzoil-Quaker State Company (filed as exhibit 3.2 to the Annual Report on Form 10-K of Pennzoil-Quaker State Company for the fiscal year ended December 31, 2000 (File No. 001-14501) and incorporated herein by reference)

   *3.3      Form of Common Stock Certificate of Pennzoil-Quaker State Company
             (filed as exhibit 3.5 to the Registration Statement on Form S-4 of Pennzoil-Quaker State Company (Registration No. 333-61541) and incorporated herein by reference)

   *3.4      Rights Agreement dated as of December 18, 1998 between Pennzoil-
             Quaker State Company and JPMorgan Chase Bank (formerly known as
             The Chase Manhattan Bank) (filed as exhibit 1 to the Current
             Report on Form 8-K of Pennzoil-Quaker State Company filed on
             December 18, 1998 (File No. 001-14501) and incorporated herein by reference)

   +3.5      Restated Certificate of Incorporation of Blue Coral, Inc.

   +3.6      By-Laws of Blue Coral, Inc.

   +3.7      Certificate of Incorporation of Jiffy Lube International, Inc.

   +3.8      By-Laws of Jiffy Lube International, Inc.

   +3.9      Articles of Incorporation of Jiffy Lube International of Maryland,
             Inc.

   +3.10     By-Laws of Jiffy Lube International of Maryland, Inc.

   +3.11     Certificate of Incorporation of Medo Industries, Inc.

   +3.12     By-Laws of Medo Industries, Inc.

   +3.13     Certificate of Incorporation of Pennzoil-Quaker State Canada
             Holding Company

   +3.14     By-Laws of Pennzoil-Quaker State Canada Holding Company

   +3.15     Certificate of Incorporation of Pennzoil-Quaker State
             International Corporation

   +3.16     By-Laws of Pennzoil-Quaker State International Corporation

   +3.17     Certificate of Incorporation of Q Lube, Inc.

   +3.18     By-Laws of Q Lube, Inc.

   *4.1      Indenture, dated as of February 1, 1999 (the "Indenture"), between
             Pennzoil-Quaker State Company and Chase Bank of Texas, National
             Association, as Trustee (filed as exhibit 4.1 to the Current
             Report on Form 8-K of Pennzoil-Quaker State Company filed on March
             30, 1999 (File No. 001-14501) and incorporated herein by reference)

 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------

     *4.2 Officer's Certificate dated as of March 30, 1999 delivered pursuant to Section 301 of the Indenture, providing for the issuance of Pennzoil-Quaker State Company's 6 3/4% Notes due 2009 and 7 3/8% Debentures due 2029, including the form of Note and Debenture (filed as exhibit 4.2 to the Current Report on Form 8-K of Pennzoil-Quaker State Company filed on March 30, 1999 (File No.
             001-14501) and incorporated herein by reference)

     +4.3    Indenture dated as of November 2, 2001 among Pennzoil-Quaker State
             Company, the subsidiary guarantors listed on Schedule 2 to the Purchase Agreement, and JPMorgan Chase Bank (formerly known as The
             Chase Manhattan Bank), as Trustee, which includes the form of the 10% Senior Notes due 2008 as an exhibit thereto

     +4.4    Registration Rights Agreement dated November 2, 2001 among
             Pennzoil-Quaker State Company, the subsidiary guarantors listed on
             Schedule 1 thereto, and J.P. Morgan Securities, Inc., Deutsche
             Banc Alex. Brown Inc., Salomon Smith Barney Inc., Scotia Capital
             (USA) Inc., Banc One Capital Markets, Inc., Dresdner Kleinwort
             Wasserstein--Grantchester, Inc., and Wells Fargo Brokerage
             Services, LLC

     +4.5    Form of Global Note (included as an exhibit to Exhibit 4.3)

      5.1    Opinion of Baker Botts L.L.P.

    +12.1    Ratio of Earnings to Fixed Charges

     23.1    Consent of Arthur Andersen LLP

     23.2    Consent of PricewaterhouseCoopers LLP

     23.3    Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

    +24.1    Power of Attorney--Pennzoil-Quaker State Company

    +24.2    Power of Attorney--Blue Coral, Inc.

    +24.3    Power of Attorney--Jiffy Lube International, Inc.

    +24.4    Power of Attorney--Jiffy Lube International of Maryland, Inc.

    +24.5    Power of Attorney--Medo Industries, Inc.

    +24.6    Power of Attorney--Pennzoil-Quaker State Canada Holding Company

    +24.7    Power of Attorney--Pennzoil-Quaker State International Corporation

    +24.8    Power of Attorney--Q Lube, Inc.

    +25.1    Statement of Eligibility of Trustee relating to the Senior Notes

    +25.2    Statement of Eligibility of Trustee relating to the Guarantees

    +99.1    Form of Letter of Transmittal

    +99.2    Form of Notice of Guaranteed Delivery

    +99.3    Form of Letter to Depository Trust Company Participants

    +99.4    Form of Letter to Clients

--------
*Incorporated by reference as indicated.

+Previously filed.

   Pennzoil-Quaker State Company is a party to several debt instruments under which the total amount of securities authorized does not exceed 10% of the total assets of Pennzoil-Quaker State Company and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item 601(b) of Regulation S-K, Pennzoil-Quaker State Company agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

ITEM 22. Undertakings

   The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   Pennzoil-Quaker State Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Pennzoil-Quaker State Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 above, or otherwise, the registrants have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Pennzoil-Quaker State Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on March 29, 2002.


                                          PENNZOIL-QUAKER STATE COMPANY
                                          a Delaware Corporation

                                             /s/ James J. Postl
                                          By:
                                             ----------------------------------
                                             James J. Postl
                                             President and
                                             Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Name                             Title                 Date
                  ----                             -----                 ----

           /s/ James J. Postl           Principal Executive         March 29, 2002
 ______________________________________  Officer and Director
  (James J. Postl, President and Chief
    Executive Officer and Director)

        /s/ Thomas P. Kellagher         Principal Financial and     March 29, 2002
 ______________________________________  Accounting Officer
    (Thomas P. Kellagher, Group Vice
 President and Chief Financial Officer)

           H. John Greeniaus*           A majority of the           March 29, 2002
          Forrest R. Haselton*           Directors of the
            Berdon Lawrence*             Registrant
             James L. Pate*
            Terry L. Savage*
            Brent Scowcroft*
            Gerald B. Smith*
            Lorne R. Waxlax*



       /s/ Thomas P. Kellagher
*By: _________________________________
          (Attorney-In-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, each of Blue Coral, Inc. and Medo Industries, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on March 29, 2002.


                                          BLUE CORAL, INC.

                                          MEDO INDUSTRIES, INC.

                                             /s/ Douglas S. Boyle
                                          By:----------------------------------
                                             Douglas S. Boyle
                                             President




   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to each of Blue Coral, Inc. and Medo Industries, Inc. by the following persons in the capacities and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

                  *                    President and Director       March 29, 2002
______________________________________  (Principal Executive
           Douglas S. Boyle             Officer)

                  *                    Vice President and           March 29, 2002
______________________________________  Treasurer (Principal
          Laurie K. Stewart             Financial Officer)

                  *                    Controller (Principal        March 29, 2002
______________________________________  Accounting Officer)
          Michael J. Maratea

                  *                    Vice President and           March 29, 2002
______________________________________  Director
         Thomas P. Kellagher

                  *                    Director                     March 29, 2002
______________________________________
            James J. Postl




       /s/ Thomas P. Kellagher
*By: _________________________________
          (Attorney-In-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, each of Jiffy Lube International, Inc., Jiffy Lube International of Maryland, Inc. and Q Lube, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on March 29, 2002.


                                          JIFFY LUBE INTERNATIONAL, INC.

                                          JIFFY LUBE INTERNATIONAL OF
                                           MARYLAND, INC.

                                          Q LUBE, INC.

                                             /s/ Marc C. Graham
                                          By:----------------------------------
                                             Marc C. Graham
                                             President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below in relation to each of Jiffy Lube International, Inc., Jiffy Lube International of Maryland, Inc. and Q Lube, Inc. by the following persons in the capacities and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

                  *                    President and Director       March 29, 2002
______________________________________  (Principal Executive
            Marc C. Graham              Officer)

                  *                    Vice President and           March 29, 2002
______________________________________  Treasurer (Principal
          Laurie K. Stewart             Financial Officer)

                  *                    Controller (Principal        March 29, 2002
______________________________________  Accounting Officer)
         Thomas M. McConnell

                  *                    Vice President and           March 29, 2002
______________________________________  Director
         Thomas P. Kellagher

                  *                    Director                     March 29, 2002
______________________________________
            James J. Postl




       /s/ Thomas P. Kellagher
*By: _________________________________
          (Attorney-In-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Pennzoil-Quaker State Canada Holding Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on March 29, 2002.


                                          PENNZOIL-QUAKER STATE CANADA HOLDING
                                           COMPANY

                                             /s/ Douglas S. Boyle
                                          By:----------------------------------
                                             Douglas S. Boyle
                                             President

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

                  *                    President and Director       March 29, 2002
______________________________________  (Principal Executive
           Douglas S. Boyle             Officer)

                  *                    Vice President and           March 29, 2002
______________________________________  Treasurer (Principal
          Laurie K. Stewart             Financial Officer)

                  *                    Controller (Principal        March 29, 2002
______________________________________  Accounting Officer)
          Michael J. Maratea

                  *                    Vice President and           March 29, 2002
______________________________________  Director
         Thomas P. Kellagher

                  *                    Vice President and           March 29, 2002
______________________________________  Director
            Owen McManamon

                  *                    Director                     March 29, 2002
______________________________________
            James J. Postl




       /s/ Thomas P. Kellagher
*By: _________________________________
          (Attorney-In-Fact)

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Pennzoil-Quaker State International Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas on March 29, 2002.


                                          PENNZOIL-QUAKER STATE INTERNATIONAL
                                           CORPORATION

                                             /s/ Thomas P. Kellagher
                                          By:----------------------------------
                                             Thomas P. Kellagher
                                             President


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

                  *                    President and Director       March 29, 2002
______________________________________  (Principal Executive
         Thomas P. Kellagher            Officer)

                  *                    Vice President and           March 29, 2002
______________________________________  Treasurer (Principal
          Laurie K. Stewart             Financial Officer)

                  *                    Controller (Principal        March 29, 2002
______________________________________  Accounting Officer)
          Michael J. Maratea

                  *                    Director                     March 29, 2002
______________________________________
          Craig A. Bourgeois

                  *                    Director                     March 29, 2002
______________________________________
            James J. Postl




       /s/ Thomas P. Kellagher
*By: _________________________________
          (Attorney-In-Fact)

                               INDEX TO EXHIBITS


 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
    2.1      Agreement and Plan of Merger by and among Shell Oil Company, Shell
             ND Company and Pennzoil-Quaker State Company dated as of March 25,
             2002

   *3.1(a)   Restated Certificate of Incorporation of Pennzoil-Quaker State
             Company (filed as exhibit 4.2 to the Current Report on Form 8-K of
             Pennzoil-Quaker State Company filed on December 29, 1998 (File No.
             001-14501) and incorporated herein by reference)

   *3.1(b)   Certificate of Designations of Series A Junior Participating
             Preferred Stock of Pennzoil-Quaker State Company (filed as exhibit
             3.1(b) to the Annual Report on Form 10-K of Pennzoil-Quaker State
             Company for the fiscal year ended December 31, 1999 (File No. 001-
             14501) and incorporated herein by reference)

   *3.2 By-Laws of Pennzoil-Quaker State Company (filed as exhibit 3.2 to the Annual Report on Form 10-K of Pennzoil-Quaker State Company for the fiscal year ended December 31, 2000 (File No. 001-14501) and incorporated herein by reference)

   *3.3      Form of Common Stock Certificate of Pennzoil-Quaker State Company
             (filed as exhibit 3.5 to the Registration Statement on Form S-4 of Pennzoil-Quaker State Company (Registration No. 333-61541) and incorporated herein by reference)

   *3.4      Rights Agreement dated as of December 18, 1998 between Pennzoil-
             Quaker State Company and JPMorgan Chase Bank (formerly known as
             The Chase Manhattan Bank) (filed as exhibit 1 to the Current
             Report on Form 8-K of Pennzoil-Quaker State Company filed on
             December 18, 1998 (File No. 001-14501) and incorporated herein by reference)

   +3.5      Restated Certificate of Incorporation of Blue Coral, Inc.

   +3.6      By-Laws of Blue Coral, Inc.

   +3.7      Certificate of Incorporation of Jiffy Lube International, Inc.

   +3.8      By-Laws of Jiffy Lube International, Inc.

   +3.9      Articles of Incorporation of Jiffy Lube International of Maryland,
             Inc.

   +3.10     By-Laws of Jiffy Lube International of Maryland, Inc.

   +3.11     Certificate of Incorporation of Medo Industries, Inc.

   +3.12     By-Laws of Medo Industries, Inc.

   +3.13     Certificate of Incorporation of Pennzoil-Quaker State Canada
             Holding Company

   +3.14     By-Laws of Pennzoil-Quaker State Canada Holding Company

   +3.15     Certificate of Incorporation of Pennzoil-Quaker State
             International Corporation

   +3.16     By-Laws of Pennzoil-Quaker State International Corporation

   +3.17     Certificate of Incorporation of Q Lube, Inc.

   +3.18     By-Laws of Q Lube, Inc.

   *4.1      Indenture, dated as of February 1, 1999 (the "Indenture"), between
             Pennzoil-Quaker State Company and Chase Bank of Texas, National
             Association, as Trustee (filed as exhibit 4.1 to the Current
             Report on Form 8-K of Pennzoil-Quaker State Company filed on March
             30, 1999 (File No. 001-14501) and incorporated herein by reference)

 Exhibit No.                       Description of Exhibit
 -----------                       ----------------------
     *4.2    Officer's Certificate dated as of March 30, 1999 delivered pursuant to Section 301 of the Indenture, providing for the issuance of Pennzoil-Quaker State Company's 6 3/4% Notes due 2009
             and 7 3/8% Debentures due 2029, including the form of Note and
             Debenture (filed as exhibit 4.2 to the Current Report on Form 8-K of Pennzoil-Quaker State Company filed on March 30, 1999 (File No.
             001-14501) and incorporated herein by reference)

     +4.3    Indenture dated as of November 2, 2001 among Pennzoil-Quaker State
             Company, the subsidiary guarantors listed on Schedule 2 to the Purchase Agreement, and JPMorgan Chase Bank (formerly known as The
             Chase Manhattan Bank), as Trustee, which includes the form of the 10% Senior Notes due 2008 as an exhibit thereto

     +4.4    Registration Rights Agreement dated November 2, 2001 among
             Pennzoil-Quaker State Company, the subsidiary guarantors listed on
             Schedule 1 thereto, and J.P. Morgan Securities, Inc., Deutsche
             Banc Alex. Brown Inc., Salomon Smith Barney Inc., Scotia Capital
             (USA) Inc., Banc One Capital Markets, Inc., Dresdner Kleinwort
             Wasserstein--Grantchester, Inc., and Wells Fargo Brokerage
             Services, LLC

     +4.5    Form of Global Note (included as an exhibit to Exhibit 4.3)

      5.1    Opinion of Baker Botts L.L.P.

    +12.1    Ratio of Earnings to Fixed Charges

     23.1    Consent of Arthur Andersen LLP

     23.2    Consent of PricewaterhouseCoopers LLP

     23.3    Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

    +24.1    Power of Attorney--Pennzoil-Quaker State Company

    +24.2    Power of Attorney--Blue Coral, Inc.

    +24.3    Power of Attorney--Jiffy Lube International, Inc.

    +24.4    Power of Attorney--Jiffy Lube International of Maryland, Inc.

    +24.5    Power of Attorney--Medo Industries, Inc.

    +24.6    Power of Attorney--Pennzoil-Quaker State Canada Holding Company

    +24.7    Power of Attorney--Pennzoil-Quaker State International Corporation

    +24.8    Power of Attorney--Q Lube, Inc.

    +25.1    Statement of Eligibility of Trustee relating to the Senior Notes

    +25.2    Statement of Eligibility of Trustee relating to the Guarantees

    +99.1    Form of Letter of Transmittal

    +99.2    Form of Notice of Guaranteed Delivery

    +99.3    Form of Letter to Depository Trust Company Participants

    +99.4    Form of Letter to Clients

--------

*Incorporated by reference as indicated.


+Previously filed.